Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

POLARIS BUYER LLC

and

FIREEYE, INC.

Dated as of May 29, 2021

Page

ARTICLE I DEFINITIONS AND INTERPRETATIONS	1

1.1 Certain Definitions	1
1.2 Certain Interpretations	20

ARTICLE II THE TRANSACTIONS	22

2.1 Sale and Transfer of Assets	22
2.2 Excluded Assets	23
2.3 Assumed Liabilities	24
2.4 Excluded Liabilities	25
2.5 Transfer of Acquired Assets and Assumed Liabilities	26
2.6 Non-Assignable Assets and Liabilities	26
2.7 Shared Contracts	28
2.8 Delivery	29

ARTICLE III PURCHASE PRICE; CLOSING	29

3.1 Purchase Price	29
3.2 Closing	30
3.3 Closing Deliveries	30
3.4 Closing Conditions	31
3.5 Allocation	33
3.6 Withholding	34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER	34

4.1 Organization and Good Standing; Authority and Enforceability	34
4.2 Governmental Approvals	36
4.3 Conflicts	36
4.4 Title	36
4.5 Financial Information; Undisclosed Liabilities	36
4.6 Sufficiency	37
4.7 Absence of Changes	37
4.8 Taxes	37
4.9 Tangible Property	40
4.10 Intellectual Property	40
4.11 Privacy and Information Security	43
4.12 Material Business Contracts	43
4.13 Employee Matters	45
4.14 Employee Benefits Plans	46
4.15 International Employee Plans	47
4.16 Legal Proceedings	48
4.17 Compliance with Laws; Permits	48

-i-

(Continued)

4.18 Brokerage Fees	49
4.19 Customers, Suppliers and Partners	49
4.20 Related Party Transactions	49
4.21 Anti-Corruption	49
4.22 Trade Compliance	50
4.23 Government Contracts	50
4.24 Environmental Matters	52
4.25 Insurance	52
4.26 Real Property	52
4.27 Exclusivity of Representations	53

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER	54

5.1 Organization and Good Standing; Authority and Enforceability	54
5.2 Governmental Approvals	54
5.3 Conflicts	54
5.4 Availability of Funds	55
5.5 Legal Proceedings	56
5.6 Brokerage Fees	56
5.7 Guarantee	56
5.8 Non-Foreign Buyer	56
5.9 Absence of Certain Agreements	56
5.10 Exclusivity of Representations	56

ARTICLE VI INTERIM CONDUCT OF THE BUSINESS	58

6.1 Conduct of the Business	58
6.2 Restrictions on the Business	58
6.3 Procedures for Requesting Consent from Buyer	61

ARTICLE VII COVENANTS OF PARTIES	62

7.1 Reasonable Best Efforts	62
7.2 Regulatory Filings	62
7.3 Access to Information	64
7.4 Confidentiality	65
7.5 No Solicitation of Acquisition Proposals	65
7.6 No Control of the Other Party’s Business	66
7.7 Public Statements	66
7.8 Use of Names	67
7.9 Bulk Sales	67
7.10 Payments; Misallocated Assets and Liabilities	67

-ii-

(Continued)

7.11 Product Warranties	68
7.12 Purchase Orders	68
7.13 Production of Witnesses	68
7.14 Intercompany Arrangements	68
7.15 Insurance	68
7.16 Recordation of Transferred Intellectual Property Rights	69
7.17 Indemnification of Directors, Managers and Officers	70
7.18 Certain Ancillary Agreements	71
7.19 Assumption of Regulatory Obligations	71
7.20 Financing	71
7.21 Carve-out Audit	74
7.22 Restructuring	74
7.23 Excluded Businesses	74

ARTICLE VIII EMPLOYEE MATTERS	75

8.1 Automatic Transfer Employees	75
8.2 Designated Employees	75
8.3 No Third Person Beneficiaries	80

ARTICLE IX TAX MATTERS	80

9.1 Straddle Period for Taxes Attributable to the Acquired Assets	80
9.2 Straddle Period of Transferred Subsidiaries	80
9.3 Transfer Taxes	80
9.4 Tax Returns	81
9.5 Cooperation	81
9.6 Post-Closing Tax Actions	81
9.7 Other Tax Matters	81

ARTICLE X NON-SOLICITATION; NON-COMPETITION	82

10.1 Non-Solicitation	82
10.2 Non-Competition.	83
10.3 Change of Control	83
10.4 Severability	83
10.5 Remedies	83

ARTICLE XI PRE-CLOSING TERMINATION	84

11.1 Pre-Closing Termination	84
11.2 Manner and Notice of Termination; Effect of Termination	85

-iii-

(Continued)

ARTICLE XII NON-SURVIVAL; INDEMNIFICATION	86

12.1 Non-Survival of Certain Representations, Warranties, Covenants and Other Agreements	86
12.2 Indemnification	87
12.3 Limitations on Indemnification	87
12.4 Indemnification Procedure for Third Person Claims	88
12.5 Indemnification Procedures for Non-Third Person Claims	90
12.6 Calculation of Indemnity Payments	90
12.7 Exclusive Remedy	90
12.8 Characterization of Indemnification Payments	90

ARTICLE XIII MISCELLANEOUS	91

13.1 Notices	91
13.2 Amendments and Waivers	92
13.3 Successors and Assigns	92
13.4 Severability	92
13.5 Expenses	92
13.6 Remedies	93
13.7 No Third Person Beneficiaries	94
13.8 Entire Agreement	94
13.9 Governing Law	94
13.10 Consent to Jurisdiction	95
13.11 WAIVER OF JURY TRIAL	95
13.12 Counterparts	95
13.13 No Other Recourse	96
13.14 Due Diligence Review	96
13.15 Provision Regarding Legal Representation	97

-iv-

SCHEDULES

Schedule 1.1(o)	Business Products
Schedule 1.1(bb)	Designated Employees
Schedule 1.1(hhh)	Joint IP
Schedule 1.1(iii)(i)	Seller Knowledge Persons
Schedule 1.1(iii)(ii)	Buyer Knowledge Persons
Schedule 1.1(kkk)	Legacy Products
Schedule 1.1(ppp)	Local Transfer Jurisdictions
Schedule 1.1(bbbbb)	Roadmap Products
Schedule 1.1(kkkkk)	Shared Contracts
Schedule 1.1(xxxxx)	Transferred Books and Records
Schedule 1.1(yyyyy)	Transferred Contracts
Schedule 1.1(zzzzz)	Transferred Copyrights
Schedule 1.1(aaaaaa)	Transferred Internet Properties
Schedule 1.1(dddddd)	Transferred Patents
Schedule 1.1(eeeeee)	Transferred Permits
Schedule 1.1(ffffff)	Transferred Real Property Leases
Schedule 1.1(hhhhhh)	Transferred Subsidiary
Schedule 1.1(iiiiii)	Transferred Tangible Property
Schedule 1.1(jjjjjj)	Transferred Non-Copyable Technology
Schedule 1.1(kkkkkk)	Transferred Trademarks
Schedule 3.5	Allocation Schedule Methodology

EXHIBITS

Exhibit A	Transition Services Agreement
Exhibit B	IP License Agreement
Exhibit C	Term Sheet and Draft Reseller and Market Cooperation Agreement
Exhibit D	Strategic Collaboration Agreement
Exhibit E	Confidential Disclosure Agreement
Exhibit F	Bill of Sale
Exhibit G	Assignment and Assumption Agreement
Exhibit H	Patent Assignment
Exhibit I	Copyright Assignment
Exhibit J	Trademark Assignment
Exhibit K	Restructuring Plan

-v-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 29, 2021 by and between Polaris Buyer LLC, a Delaware limited liability company (“Buyer”), and FireEye, Inc., a Delaware corporation (“Seller”). Each of Buyer and Seller are sometimes referred to as a “Party” and together as the “Parties.”

RECITALS

A.      Seller and its Subsidiaries are engaged in, among other businesses and operations, the Business.

B.       Buyer desires to purchase the Acquired Assets, Seller desires to sell the Acquired Assets and Buyer is willing to assume the Assumed Liabilities, in each case as more fully described and upon the terms and subject to the conditions set forth herein (such transactions being referred to as the “Transactions”).

C.       In connection with the consummation of the Transactions, Buyer and Seller desire to enter into (i) the Transition Services Agreement, in the form attached as Exhibit A (the “Transition Services Agreement”); (ii) the IP License Agreement, in the form attached as Exhibit B (the “IP License Agreement”); (iii) the Reseller and Market Cooperation Agreement as described in the term sheet, and, to the extent consistent with such term sheet, in the form attached, together with such term sheet, as Exhibit C (the “Reseller and Market Cooperation Agreement”); (iv) the Strategic Collaboration Agreement, in the form attached as Exhibit D (the “Strategic Collaboration Agreement”) and (v) the Confidential Disclosure Agreement, in the form attached as Exhibit E (the “Confidential Disclosure Agreement”).

D.       Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Seller’s execution of this Agreement, (i) Guarantors (as defined herein) have executed and delivered to Seller a guarantee (the “Guarantee”) pursuant to which, and subject to the terms and conditions thereof, the Guarantors have guaranteed certain obligations of Buyer hereunder; and (ii) Buyer and the Guarantors have executed and delivered a commitment letter (the “Equity Commitment Letter”) pursuant to which the Guarantors have committed, subject to the terms and conditions thereof, to invest in Buyer, directly or indirectly, the cash amounts set forth therein.

E.       Buyer and Seller desire to make certain representations, warranties, covenants and other agreements to each other, each as more fully set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.1           Certain Definitions. For all purposes of this Agreement, the following capitalized terms will have the meaning set forth or as referenced below:

(a)                        “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Buyer or its Affiliates) relating to an Acquisition Transaction.

(b)                        “Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction) or other acquisition by any Person or Group of (i) the Business or (ii) more than fifteen percent (15%) of the Acquired Assets, taken as a whole and measured as of the fiscal year ending December 31, 2020. For the avoidance of doubt, any transaction or series of related transactions involving the Retained Business will not be deemed an Acquisition Transaction.

(c)                        “Accounts Payable” means (i) all trade accounts payable and obligations to make payments to suppliers and other service providers of Seller or any of its Subsidiaries, including all trade accounts payable representing amounts payable in respect of goods shipped, products sold or services rendered to Seller or any of its Subsidiaries; (ii) all other accounts or notes payable by Seller or any of its Subsidiaries; and (iii) any claim, remedy or other right related to any of the foregoing.

(d)                        “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller or any of its Subsidiaries, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered to customers of Seller or any of its Subsidiaries; (ii) all other accounts or notes receivable of Seller or any of its Subsidiaries; and (iii) any claim, remedy or other right related to any of the foregoing.

(e)                        “Action” means any action, arbitration, complaint, lawsuit, litigation, claim, charge, demand, cause of action, indictment, litigation or hearing or other similar legal proceeding brought by or before any Governmental Authority.

(f)                        “Affiliate” or “Affiliated” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(g)                        “Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Tax Law).

(h)                        “Antitrust Law” means the HSR Act and all other federal, state and international statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(i)                         “Automatic Transfer Employee” means those Designated Employees who are wholly or mainly assigned to the Business and who will become employed by Buyer as of the Closing pursuant to the Transactions as a result of local employment Laws, including the Transfer Regulations, that provide for an automatic transfer by operation of Law of the employment of any such Designated Employee upon the transfer of the Business as a going concern.

(j)                        “Available Insurance Policies” means the material insurance programs (excluding Employee Benefit Plans) and material fidelity bonds owned or held by or issued in favor of Seller or its Affiliates which cover the Business, the Acquired Assets or Transferred Subsidiary with respect to periods prior to the Closing.

(k)                        “Business” means the business that consists of Seller’s and its Subsidiaries’ development, manufacture, marketing, sale, distribution, supporting, maintaining, licensing of or otherwise competing in the market for network security, detection-on-demand, email security, endpoint security (including endpoint protection (EPP) and endpoint detection and response (EDR)), cloud security products, along with Helix security incident event management (SIEM) and security orchestration, automation, and response (SOAR) platforms for these products, marketed as of the date hereof as the FireEye Security Products or bundled as part of an integrated Extended Detection and Response (XDR) suite, including the products listed in Schedule 1.1(o), in each case, which products are provided through on-prem (including hardware), virtual, hosted or SaaS formfactors, but excluding the Mandiant Advantage platform and its modules.

(l)                        “Business Day” means each day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco is closed.

(m)                       “Business Financial Information” means the unaudited financial statements set forth in Section 4.5 of the Seller Disclosure Schedule.

(n)                        “Business Material Adverse Effect” means any change, event, circumstance or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, however, that no such Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, attributable to or arising out of any of the following will be deemed to be or constitute a “Business Material Adverse Effect,” and no such Effect (by itself or when aggregated or taken together with any and all other such Effects) directly or indirectly resulting from, attributable to or arising out of any of the following will be taken into account when determining whether a “Business Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i)             general economic conditions (or changes in such conditions);

(ii)            conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or anywhere in the world;

(iii)           conditions (or changes in such conditions) in the industries in which the Business operates;

(iv)           political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)           earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events;

(vi)           epidemic, pandemic or disease outbreak (including COVID-19) or worsening thereof, including responses thereto (including the COVID-19 Measures) including in each case any quarantine restrictions (including any shelter in place, stay at home or similar orders or guidelines), or any escalation or worsening of any of the foregoing, or any action, Law, pronouncement or guideline taken or promulgated by any Governmental Authority, the World Health Organization or industry group in response to any of the foregoing (including COVID-19 Measures);

(vii)          changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(viii)        the execution and delivery of this Agreement or any Transaction Agreement, the consummation of the Transactions hereby or thereby, or the process leading to the execution and delivery of this Agreement or any Transaction Agreement or the consummation of the Transactions contemplated hereby or thereby, or the announcement or other leak or disclosure of any of the forgoing, including (1) departures of officers or employees, or (2) changes in relationships with customers or suppliers (including Governmental Authority customers) or other business relations, in each case of clauses (1) and (2), to the extent resulting from execution and delivery of this Agreement or the pendency or the consummation of the Transactions, or the public announcement or other leak or disclosure of this Agreement or the Transactions; provided, however, that this clause (viii) shall not apply to any breach of Section 4.1, Section 4.2 or any other representation and warranty in this Agreement the subject matter of which is the effect of the Transactions or, due to any such breach, failure to satisfy Section 3.4(b)(i);

(ix)           any change in the price or trading volume of shares of Common Stock or any other publicly traded securities of Seller or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Business Material Adverse Effect may be taken into account for the purpose of determining whether a Business Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur), or any reduction in the credit rating of Seller or any of its Subsidiaries in and of itself (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Business Material Adverse Effect may be taken into account for the purpose of determining whether a Business Material Adverse Effect exists or has occurred or would reasonably expected to exist or occur);

(x)             (A) any action taken or failure to take action, in each case, by Seller or any of its Affiliates, or to which Buyer has approved, consented to or requested; (B) the compliance with the terms of, or the taking of any action required by, this Agreement; or (C) the failure to take any action prohibited by this Agreement;

(xi)           any failure, in and of itself, by Seller and its Subsidiaries to meet any internal or external budgets, plans or forecasts of the revenues, earnings or other financial performance or results of operations of the Business (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Business Material Adverse Effect may be taken into account for the purpose of determining whether a Business Material Adverse Effect exists or has occurred or would reasonably expected to occur);

(xii)          any cyber-terrorism or internet- or cyber-attack; and

(xiii)         any computer hacking, data breaches, ransom-ware affecting or impacting, or outage of or termination by a web hosting platform providing service to, Seller or any of its Subsidiaries or the Business; except, in the cases of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (xii), and (xiii) to the extent such changes or conditions disproportionately affect the Business, Seller, or any of its Subsidiaries as compared to other Persons engaged in the same industry, only such incremental disproportionate effect may be taken into account (and then only to the extent such incremental material and disproportionate effect is not excluded by the other exceptions in this definition).

(o)                      “Business Products” means Seller’s and its Subsidiaries’ products, Software, or services designed, developed or in development, manufactured, supported, maintained, distributed, marketed, sold, licensed, provided, exploited, or offered as part of the Business immediately prior to the Closing, including those listed in Schedule 1.1(o), but excluding the Retained Business.

(p)                       “Buyer Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the Transactions and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

(q)                       “CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Authority), including any extension of, amendment, supplement, correction, revision or similar treatment of any such legislation or guidance.

(r)                         “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

(s)                        “Code” means the Internal Revenue Code of 1986, as amended.

(t)                         “Common Stock” means the common stock of Seller, par value $0.0001 per share.

(u)                       “Contract” means any contract, agreement, instrument or other legally binding commitment of any kind or nature, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.

(v)                       “Copyable Technology” means Technology, such as documentation, Software and computer files, that are in electronic form or in a form that can be copied or replicated.

(w)                       “Copyright” means copyrights (whether or not registered in any jurisdiction) and applications for registration of copyright and similar or equivalent rights in works of authorship arising anywhere in the world.

(x)                       “COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, any delays or deficiencies in the development, distribution, implementation or efficacy of any vaccines or clinical treatments therefor, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

(y)                       “COVID-19 Measures” means reasonable actions taken (or not taken) in good faith by Seller or any of its Subsidiaries (i) in response to COVID-19 to protect the health and safety of Seller and its Subsidiaries’ employees and other individuals having dealings with Seller, or any of its Subsidiaries, (ii) in response to business disruptions caused by COVID-19, or (iii) pursuant to any Law, directive, pronouncement or guideline issued by a Governmental Authority, the World Health Organization or industry group providing for restrictions that relate to, or arise out of, COVID-19 (including any shelter in place, stay at home or similar orders or guidelines).

(z)                        “Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired and the contract has not been terminated or closed-out.

(aa)                     “Debt Financing Sources” means the Persons, including the lenders, financial institutions, institutional investors, agents, underwriters, commitment parties, arrangers and other financing sources (other than the Buyer and any of the Guarantors), that commit to provide, arrange or otherwise enter into the Debt Commitment Letter in connection with the Debt Financing, any high-yield bonds being issued in lieu of any portion of the Debt Financing or any Alternative Financing, their respective Affiliates and their and their Affiliates’ members, managers, directors, officers, employees, agents and representatives and the successors and assigns of the foregoing; provided, however, that the Debt Financing Sources shall not include Buyer or its Affiliates and their Affiliates’ members, managers, directors, officers, employees, agents and representatives and their successors and assigns.

(bb)                     “Designated Employees” means (i) the Employees listed on Schedule 1.1(bb) and (ii) any other Employees mutually agreed upon in writing by Seller and Buyer between the date of this Agreement and the Closing to be treated as Designated Employees; provided, however, that any such Person who ceases to be an Employee between the date of this Agreement and the Closing shall not be deemed to be a Designated Employee hereunder.

(cc)                      “Employee” means any employee, consultant or independent contractor of Seller or any ERISA Affiliate.

(dd)                     “Employee Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, bonus, profit sharing, savings, pension, retirement, scheme, fund, deferred compensation, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, employment, consulting, termination, severance, retention, gratuity, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other fringe benefit plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured) currently maintained, sponsored or contributed to by Seller or any ERISA Affiliate or in respect of which Seller or any ERISA Affiliate could reasonably be expected to have any liability.

(ee)                      “Environmental Claim” means any Action, request for information or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Business or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ff)                       “Environmental Law” means any Law relating to pollution or protection of human health or the environment, including Laws relating to Materials of Environmental Concern.

(gg)                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(hh)                     “ERISA Affiliate” means each Person or entity under common control with Seller or any of its Subsidiaries within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code and the regulations issued thereunder.

(ii)                        “Exchange Act” means the Securities Exchange Act of 1934.

(jj)                        “Excluded Information” means any (i) “segment reporting” and financial statements and data that would be required by Rule 3-05, 3-09, 3-10 or 3-16 of Regulation S-X, (ii) information regarding officers or directors prior to Closing, executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 or 402 of Regulation S-K and any other information that would be required by Part III of Form 10-K, (iii) any description of all or any component of the Financing or any high-yield offering, including any such description to be included in liquidity and capital resources disclosure or in any “description of notes” or “description of other indebtedness” section, or other information customarily provided by the Financing Sources or their counsel, (iv) projections, risk factors or other forward-looking information or statements relating to all or any component of the Financing or any high-yield offering, (v) information regarding affiliate transactions that may exist following consummation the Closing, (vi) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, it being understood that Buyer, and not the Seller or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments, (vii) information that is not available to the Seller and its Subsidiaries without undue effort or expense (provided, that the Seller acknowledges and agrees that the Business Financial Information and the financial information required by Section 7.21 are (or will be) available to the Seller without undue effort or expense)and (viii) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

(kk)                     “Financing Sources” means (i) the Debt Financing Sources and (ii) the Guarantors and their respective former, current or future directors, officers or Affiliates.

(ll)                        “Fraud” means a Person’s knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, in the making of the representations and warranties contained in ARTICLE IV and ARTICLE V, and shall require an affirmative showing of, inter alia, (i) actual (as opposed to constructive) knowledge of such Person of a misrepresentation set forth in ARTICLE IV and ARTICLE V (each, as modified by applicable sections or the subsections of the Seller Disclosure Schedule ), as the case may be, (ii) the express intention of such Person that the counterparty rely on such misrepresentation and (iii) such counterparty’s actual reliance thereon to its detriment. “Fraud” does not and shall not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

(mm)                    “GAAP” means U.S. generally accepted accounting principles.

(nn)                     “Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations (“ITAR”); the economic sanctions rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); European Union (“E.U.”) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other relevant economic sanctions or export and import control Laws imposed by a relevant Governmental Authority.

(oo)                     “Government Bid” means any bid, proposal, quote or response to a solicitation that if accepted would lead to a Government Contract.

(pp)                     “Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between Seller or its Subsidiaries (including any of the Transferred Subsidiary), on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand. A task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(qq)                     “Government Official” means, collectively, any officer, employee, official, representative, or any Person acting in an official capacity for or on behalf of any Governmental Authority or entity owned, in whole or in part, or controlled by a Governmental Authority, any political party or official thereof and any candidate for political office.

(rr)                       “Governmental Authority” means any (i) government or quasi-governmental entity or political subdivision thereof, whether federal, state, county, municipal, city, national or provincial; (ii) authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power; or (iii) court, arbitrator or tribunal (or any department, bureau or division thereof).

(ss)                      “Group” has the meaning set forth in Rule 13d-5 under the Exchange Act.

(tt)                       “Guarantors” means those Persons set forth on Section 1.1(tt) of the Seller Disclosure Schedule that have executed and delivered to Seller a Guarantee.

(uu)                     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(vv)                    “Improper Payment Laws” means the United States Foreign Corrupt Practices Act of 1977 or any rules or regulations thereunder, the United Kingdom Bribery Act 2010, any applicable legislation implementing the Organisation for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law regarding anti-bribery or illegal payments or gratuities.

(ww)                    “Income Tax” means any Tax (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

(xx)                      “Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax or the administration of any laws, regulations or administrative requirements relating to any such Tax.

(yy)                     “Indebtedness” of a Person means, without duplication, (a) all outstanding principal and any accrued and unpaid interest, premiums and penalties in respect of Obligations of such Person as of such date for borrowed money or for the deferred purchase price of assets, property, goods or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) all outstanding principal and any accrued and unpaid interest, premiums and penalties in respect of any other Obligations of such Person as of such date that are evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person as lessee under leases that are required to be recorded as capital leases in accordance with GAAP, (d) all obligations in respect of performance bonds, letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but, in each case, solely to the extent drawn and not paid), (e) all Obligations of such Person for breakage fees in connection with the termination of any Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements or similar arrangements designed to provide protection against fluctuations in any price or rate on the Closing Date, (f) declared and unpaid dividends, (g) any employment Taxes deferred under the CARES Act that are unpaid as of the Closing Date and are required to be paid after the Closing Date, (h) benefits, assistance or deferrals repayable to (whether or not contingent upon consummation of the Transactions, passage of time or otherwise) any Governmental Authority in response to COVID-19, (i) any Taxes imposed on amounts deferred, whether pursuant to Rev. Proc. 2004-34 or Code Section 451(c) (or any comparable provision of state, local, or non-U.S. Law) or otherwise, with respect to any Pre-Closing Tax Period and which amounts are required to be included in the income of any Transferred Subsidiary (or any of its direct or indirect owners) after the Closing Date (reduced by any net operating losses or other Tax attributes of such Transferred Subsidiary that are attributable to a Pre-Closing Tax Period and are available to reduce such amounts post-Closing, assuming, for this purpose, that such Transferred Subsidiary has no other items of income, gain, deduction or loss), (j) all obligations in respect of any deferred payments or similar obligations for the deferred purchase price of any property (other than trade accounts payable and accrued expenses incurred in the ordinary course of business) including earnouts, payments under non-compete agreements and seller notes, (k) any payable, rent or invoice that is past its due date (or more than 30 days from invoice date in the absence of a due date) and (l) all guarantees of such Person as of such date of any of the foregoing for the benefit of another Person.

(zz)                       “Indemnified Party” means any Person entitled to, or seeking, indemnification under the terms of this Agreement.

(aaa)                    “Indemnifying Party” means any Party obligated to provide indemnification, or against whom indemnification is sought, under the terms of this Agreement.

(bbb)                    “Infrastructure Assets” means (i) email systems; (ii) telephone and communication systems; (iii) human resource, accounting, payroll and other enterprise systems; (iv) personal productivity assets, including personal computers and wireless devices, to the extent not issued to a Transferred Employee; and (v) any assets the benefit or use of which are provided to Buyer under the Transition Services Agreement.

(ccc)                    “Intellectual Property Rights” means any and all of the rights in or associated with the following throughout, or anywhere in, the world: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Trade Secrets; (v) Internet Properties; (vi) proprietary and intellectual property rights in databases; and (vii) any equivalent right to any of the foregoing and other proprietary or intellectual property rights in any Technology recognized under applicable law.

(ddd)                   “International Employee Plans” means each Employee Benefit Plan of Seller or its Subsidiaries within the Business that is governed by the laws of any jurisdiction other than the United States that provides benefits to or in respect of Non-U.S. Designated Employees, but excluding any mandatory government, social security or pension arrangements, or any other plans, funds or arrangements operated entirely within the United States or primarily for the benefit of employees of Seller and its Subsidiaries who provide services primarily in the United States.

(eee)                    “Internet Properties” means Uniform Resource Locators, Web site addresses, domain names and social media accounts and the rights under Law or Contract thereto.

(fff)                      “Inventory” means all raw materials, work-in-process, semi-finished goods, finished goods and merchandise, spare parts, packaging and other supplies related thereto, and parts whether in the possession of Seller or any of its Subsidiaries or held by any third Person manufacturer on behalf of Seller and its Subsidiaries.

(ggg)                   “Investment Laws” means any applicable United States or foreign investment laws or laws that provide for review of national security or defense matters and/or the cross-border acquisition of any interest in or assets of a business under the jurisdiction of an applicable United States or foreign Governmental Authority.

(hhh)                   “Joint IP” means the machine leaning models, as they exist as of the date hereof, used with or in development for use with the Business Products set forth on Schedule 1.1(hhh), and including the Software as it exists as of the date hereof for each such model and, to the extent it exists as of the date hereof with respect to any such models, documentation and training data for such models.

(iii)                       “Knowledge” means (i) with respect to Seller, the actual knowledge of the individuals set forth on Schedule 1.1(iii)(i) as of the date of this Agreement; and (ii) with respect to Buyer, the actual knowledge of the individuals set forth on Schedule 1.1(iii)(ii) as of the date of this Agreement.

(jjj)                       “Law” means any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority, or any order, judgment, writ, injunction, or decree of any Governmental Authority.

(kkk)                    “Legacy Products” means Seller’s and its Subsidiaries’ legacy products in the Business for the twenty-four (24) month period immediately prior to the Closing, including those listed on Schedule 1.1(kkk).

(lll)                       “Liability” means any liability or other obligation, whether direct or indirect, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, choate or inchoate, asserted or unasserted, known or unknown, liquidated or unliquidated, or due or to become due, whether in contract, tort, strict liability, by statute or regulation or otherwise arising under applicable Law, including any fines or penalties which may be levied under applicable Law, or otherwise.

(mmm)                 “Lien” means any mortgage, pledge, hypothecation, charge, assessment, preference, security interest, attachment, claim, restriction, including transfer restrictions and restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale, installment contract or encumbrance of any kind, and any financing lease involving substantially the same effect. “Lien” does not include a license of Intellectual Property Rights.

(nnn)                   “Local Transfer Agreements” means those certain local transfer agreements, each of which shall be executed after the date of this Agreement, governing the terms and conditions for the transfer of the Business, including the Acquired Assets, Designated Employees and Assumed Liabilities, in the applicable Local Transfer Jurisdictions.

(ooo)                  “Local Transfer Employee” means any Designated Employee or Automatic Transfer Employee whose primary place of employment is in a Local Transfer Jurisdiction.

(ppp)                   “Local Transfer Jurisdictions” means each of those jurisdictions set forth on Schedule 1.1(ppp).

(qqq)                  “Local Transfer Subsidiary” means any Subsidiary of Seller established in a Local Transfer Jurisdiction to employ Local Transfer Employees.

(rrr)                      “Loss” or “Losses” means any Liability, loss, damage, Tax, deficiency, fine, cost, interest, penalty, claim, payment, charge or expense, including reasonable attorneys’ fees and accountants’, consultants’ and other experts’ fees and expenses, interest, court costs, reasonable costs of investigators and other reasonable expenses of investigation or litigation, in each case whether or not asserted by third parties or incurred or sustained in the absence of third party claims.

(sss)                    “Lower-Tier Subcontract” means any Contract entered into by a subcontractor to the Business acting in its capacity as a prime contractor, or by a subcontractor and another subcontractor at a lower tier, to furnish supplies or services for performance of a prime contract.

(ttt)                      “Magenta Agreement” means the contribution and equity purchase agreement by and among Magenta Buyer, McAfee, LLC and McAfee Security UK Ltd. dated as of March 6, 2021, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(uuu)                   “Magenta Buyer” means Magenta Buyer LLC, a Delaware limited liability company.

(vvv)                   “Marketing Period” means the first period of thirteen (13) consecutive Business Days throughout which Buyer shall have been provided the financial statements required by Section 7.21 and throughout which period such financial information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such financial information taken as a whole not misleading (giving effect to all supplements and updates provided thereto); provided that (x) if the Marketing Period has not been completed on or prior to August 20, 2021, the Marketing Period shall commence no earlier than September 7, 2021 and (y) if the Marketing Period has not been completed on or prior to December 22, 2021, the Marketing Period shall commence no earlier than January 4, 2022.  Notwithstanding the foregoing, the Marketing Period shall not be deemed to have commenced if, on or prior to the completion of such thirteen (13) consecutive Business Day period: (i) Seller (or any subsidiary of Seller) has publicly announced its intention to restate any financial statements included in the financial statements delivered pursuant to Section 7.21 or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until any such restatement has been completed and the applicable financial information has been amended or Seller (and any such affiliate) has concluded that no such restatement shall be required, and the requirements in the immediately preceding sentence would be satisfied on the first day, throughout and on the last day of such new thirteen (13) consecutive Business Day period; or (ii) Seller’s auditors shall have withdrawn their audit opinion with respect to any audited annual financial statements contained in such financial information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such audited annual financial statements by Seller’s auditors.

(www)                “Materials of Environmental Concern” means any chemicals, pollutants, contaminants, wastes, toxic or hazardous substances or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, radon or mold, fungi, mycotoxins or other substances that are regulated under Environmental Law because of their hazardous, toxic or dangerous properties or characteristics.

(xxx)                    “Non-Copyable Technology” means Technology, such as hardware, equipment and mask works, that is not Copyable Technology.

(yyy)                   “Object Code” means one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.

(zzz)                    “Obligations” means, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and other liabilities payable under the documentation governing such Indebtedness.

(aaaa)                  “Open Source Software” means software which is subject to any “open source,” “copyleft,” or other similar types of license terms, including any GNU General Public License; Library General Public License; Lesser General Public License; Mozilla license; Berkeley Software Distribution license; Open Source Initiative license; MIT, Apache and Public Domain licenses; and the like.

(bbbb)                 “Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(cccc)                  “Patent Application” means an application or filing for a Patent, including provisional patent applications and regular patent applications, and claims of priority under any treaty or convention, anywhere in the world.

(dddd)                 “Patents” means patents, statutory invention registrations (including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) and all rights therein provided by Law, including by any international treaties and conventions. Unless the context otherwise requires, Patent includes any Patent Application.

(eeee)                  “Permits” means all permits, registrations, certifications, clearances, consents, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created by any Governmental Authority.

(ffff)                     “Permitted Liens” means any Liens (i) for utilities and Taxes that are not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established; (ii) to secure landlords, lessors or renters under any leased Real Property; (iii) in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items for amounts not yet delinquent; (iv) encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in Real Property; (v) under any equipment leases with third Persons; and (vi) Liens that will be released on or prior to the Closing.

(gggg)                “Person” means any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, other business entity, unincorporated association, organization or enterprise or any Governmental Authority.

(hhhh)                 “Personal Data” means any data or information relating to an identified or identifiable natural individual and any other data or information that constitutes personal data or “personal information” under any applicable Privacy Obligations.

(iiii)                      “Personnel Security Clearance” has the meaning ascribed in the National Industrial Security Program Operating Manual, DoD 5220.22-M (May 18, 2016) at p. C-5.

(jjjj)                      “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

(kkkk)                  “Preferred Stock” means the Series A Convertible Preferred Stock of Seller, par value $0.0001 per share.

(llll)                      “Privacy Notices” means all internal or external notices, policies, or disclosures by Seller in respect of the Business’s Processing of Personal Data or privacy practices.

(mmmm)              “Privacy Obligations” means all applicable Laws that are related to privacy, security, or data protection with respect to Processing of Personal Data, including, as applicable, the General Data Protection Regulation 2016/679 (GDPR), the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and similar laws.

(nnnn)                “Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, protection (including security measures), adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

(oooo)                 “Product Software” means currently existing compilations of Software embodied in, or constituting, the Business Products and in which Seller or any of its Subsidiaries owns the Copyright. Unless otherwise noted, Product Software includes such Software in both Source Code and Object Code form.

(pppp)                 “Real Property” means real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

(qqqq)                 “Real Property Lease” means all leases, subleases, licenses, concessions or other agreements (written or oral) to any real property, including the right to all security deposits and other amounts and instruments deposited thereunder.

(rrrr)                    “Registered IPR” means any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Authority (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark or any registered Copyright or any application for the registration or issuance of any of the foregoing.

(ssss)                  “Regulation S-K” means Regulation S-K promulgated under the Securities Act.

(tttt)                     “Regulation S-X” means Regulation S-X promulgated by the Securities and Exchange Commission with respect to the form and content of and requirements for financial statements.

(uuuu)                 “Related Party” means (i) each individual who is an officer or director of Seller or any of its Subsidiaries; and (ii) each member of the immediate family of each such officer or director.

(vvvv)                “Representative” means, with respect to any Person, any officer, director, principal, manager, member, attorney, agent, financial advisor, investment banker, accountant, employee or other authorized representative of such Person.

(wwww)              “Restricted Country” means any country or geographic region subject to comprehensive economic sanctions, including, without limitation: Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.

(xxxx)                   “Restricted Party” means any Person on one or more of the Restricted Party Lists, or any Person owned by or acting on behalf of a Person on one or more of the Restricted Party Lists.

(yyyy)                 “Restricted Party List” means the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Authorities.

(zzzz)                    “Restructuring” means each of the restructuring activities described on Exhibit K hereto, and any other changes thereto that are permitted in accordance with this Agreement, and any action that is reasonably required or advisable to fully carry out such restructuring activities.

(aaaaa)                “Retained Business” means, except for the Business, all aspects of the business of Seller and its Subsidiaries, including Seller’s and its Subsidiaries’ controls-agnostic threat intelligence, validation, and extended detection and response (XDR) solutions (including the Mandiant Advantage platform and its modules), as well as managed offerings, expertise on demand and consulting services, and all internal software built for the purpose of delivering these services and managed offerings.

(bbbbb)               “Roadmap Products” means all features, functionality, products, Software, and services that are on the roadmap and related to the Business including those that are listed on Seller’s Portfolio Dashboard, in the form attached hereto as Schedule 1.1(bbbbb), with a “Plan of Record” or “Plan of Intent” designation.

(ccccc)                “SEC” means the United States Securities and Exchange Commission.

(ddddd)               “Securities Act” means the Securities Act of 1933, as amended.

(eeeee)                 “Seller Board” means the Board of Directors of Seller.

(fffff)                    “Seller Capital Stock” means the Common Stock and the Preferred Stock.

(ggggg)              “Seller Disclosure Schedule” means that certain Seller Disclosure Schedule, dated as of the date of this Agreement, provided by Seller to Buyer in connection with the execution of this Agreement.

(hhhhh)               “Seller Information Systems” means the hardware, firmware, networks, platforms, servers, interfaces, applications, web sites, telecommunications infrastructure and related systems used by Seller and each of its Subsidiaries.

(iiiii)                     “Seller Taxes” means (i) all Taxes related to the Business or the Acquired Assets attributable to any Pre-Closing Tax Period, determined for any Straddle Period in accordance with Section 9.1; (ii) any Taxes of Seller or any of its Affiliates (other than a Transferred Subsidiary) for any taxable period; (iii) any Taxes of a Transferred Subsidiary attributable to a Pre-Closing Tax Period taking into account the principles of Section 9.2, which shall include for the avoidance of doubt, any Taxes imposed on a Transferred Subsidiary as the result of being a member of any Affiliated Group on or before the Closing Date pursuant to Treasury Regulation Section 1.1502-6 (or any similar state, local, or non-U.S. Law), and any Taxes for which a Transferred Subsidiary is or becomes liable as a transferee or successor, by Contract, or otherwise by operation of law, to the extent such Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) without duplication, any Taxes imposed on or required by applicable Law to be paid by Seller or any of its Affiliates (including any Transferred Subsidiary) as the result of any restructuring or transfer of the Business or any assets, including the Acquired Assets, or any Transferred Subsidiary or other Subsidiary, which restructuring or transfer occurs on or before the Closing Date, including the Restructuring; (v) any withholding Tax, including any Tax imposed under Section 1445, imposed with respect to any payment to Seller or its Affiliates under this Agreement, (vi) any Taxes imposed on Buyer or any of its Affiliates with respect to any income required to be included pursuant to Code Sections 951 or 951A with respect to any Transferred Subsidiary for any Pre-Closing Tax Period (assuming for this purpose that the taxable year of such Transferred Subsidiary ends on the Closing Date and that the U.S. shareholder of the Transferred Subsidiary is a U.S. corporation); and (vii) any Transfer Taxes for which Seller is responsible pursuant to Section 9.3.

(jjjjj)                     “Seller Transaction Expenses” means all costs, fees and expenses incurred by or on behalf, or payable by, Seller or its Affiliates in connection with the transactions contemplated by this Agreement, whether payable prior to, at or after the Closing, including (a) legal, accounting, financial advisory or other advisory transaction or consulting fees and expenses, (b) any carve-out costs associated with separating the Business (excluding costs set forth in Section 2.3), and (c) all retention, change of control, transaction or similar bonuses payable to Employees of the Business in each case, incurred or payable by Seller or any of its Affiliates (including the Transferred Subsidiary) in connection with the Transactions, (including, in each case, the employer portion of any payroll, employment or similar Taxes related thereto); provided, however, that any costs, fees or expenses incurred by (I) Seller or its Affiliates (including the Transferred Subsidiary) at the written direction of Buyer or (II) Seller or its Affiliates (excluding, for certainty, the Transferred Subsidiary) after the Closing, in each case, shall not be Seller Transaction Expenses for any purpose hereunder.

(kkkkk)                “Shared Contracts” means (i) any Contracts pursuant to which Seller or any of its Subsidiaries receives material rights or has material obligations with respect to both the Business and the Retained Business, including the Contracts listed on Schedule 1.1(kkkkk), (ii) any Contracts entered into between the date of this Agreement and the Closing pursuant to which Seller or any of its Subsidiaries receives material rights or has material obligations with respect to both the Business and the Retained Business, and (iii) any other Contracts mutually agreed upon in writing by Seller and Buyer between the date of this Agreement and the Closing to be treated as Shared Contracts.

(lllll)                     “Software” means computer software, files, scripts and programs, including firmware in any form, Source Code, Object Code, algorithms, software development toolkits, APIs, libraries, and any related documentation.

(mmmmm)           “Source Code” means one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language.

(nnnnn)             “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its Subsidiaries; or (ii) such party, corporation or organization or any other Subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

(ooooo)              “Tax” means any U.S. federal, state, local, non-U.S. or other tax, assessment, duty, fee, or similar charge, including any income, gross receipt, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property, customs duties, and estimated and any other tax, and any other charge in the nature of a tax (whether or not considered a tax under applicable Law), together with any interest, penalty, fine, addition to tax or additional amount imposed by any Taxing Authority, and including any obligations to indemnify or otherwise pay, assume or succeed to the Tax liability of any other Person (including, for the avoidance of doubt, any such obligation or liability imposed by reason of being or ceasing to be a member of an Affiliated Group (or being included, or required to be included, in any Tax Return relating thereto) or as the result of any transferee, successor, or secondary liability, or any liability assumed by Law or by agreement).

(ppppp)              “Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including IRS Form 1099, FinCEN Form 114, Form TD F 90-22.1 and any predecessor or successor forms thereto), and any schedule, addendum or attachment thereto and any amendment thereof.

(qqqqq)              “Taxing Authority” means the Internal Revenue Service or any other Governmental Authority (whether state, local or non-U.S.) responsible for the administration of any Tax.

(rrrrr)                    “Teaming Agreement” means each teaming agreement of the Business (a) with respect to which the applicable term has not yet expired, (b) which has not been terminated pursuant to its terms, or (c) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

(sssss)               “Technology” means any technology, know-how and other embodiments of Intellectual Property Rights, including (i) Software; (ii) compilations, data, data collection methods; and (iii) designs, manufacturing schematics, algorithms, methods and processes, content, lab notebooks, prototypes, works of authorship, white papers, data sheets, tender responses, app notes, models, know-how, proprietary information, and inventions (whether or not patentable).

(ttttt)                    “Trade Secrets” means all common law and statutory rights in any jurisdiction commonly known as “trade secrets” or that permit the holder of such right to limit the use or disclosure of its know-how and other confidential or proprietary technical, business or other information.

(uuuuu)             “Trademarks” means rights in trademarks, service marks, trade dress, logos, trade names, corporate names, Internet Properties and other indicia of source or origin, including (i) all common law rights thereto; (ii) registrations and applications for registration thereof throughout the world; and (iii) all rights therein provided by Law, including international treaties and conventions.

(vvvvv)               “Transaction Agreements” means this Agreement, the Transition Services Agreement, the IP License Agreement, Reseller and Market Cooperation Agreement, the Strategic Collaboration Agreement, the Confidential Disclosure Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignments, and the Trademark Assignments.

(wwwww)           “Transfer Regulations” means the Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses (and its amendments) (collectively referred to as “Acquired Rights Directive”) and the Laws of any EU Member State implementing such Acquired Rights Directive.

(xxxxx)                  “Transferred Books and Records” means (i) copies of the books and records, including customer, supplier, and Personal Data records, exclusively used in or exclusively held for use in, or exclusively collected or otherwise Processed by or for, the Business, including the items set forth on Schedule 1.1(xxxxx) and (ii) any other items mutually agreed upon in writing by Seller and Buyer between the date of this Agreement and the Closing to be treated as Transferred Books and Records. “Transferred Books and Records” shall not include (i) any data licensed or proposed to be licensed to Seller or any of its Subsidiaries under any Transaction Agreement or (ii) any such books and records that are prohibited by applicable Law from being delivered or transferred to Buyer or its Affiliates.

(yyyyy)               “Transferred Contracts” means (i) the Contracts that exclusively provide for the sale of Business Products or Contracts (other than for the sale of Business Products) that exclusively relate to the Business, including the Contracts listed on Schedule 1.1(yyyyy), (ii) the Contracts entered into between the date of this Agreement and Closing that exclusively provide for the sale of Business Products or that (other than such Contracts for the sale of Business Products) relate exclusively to the Business, (iii) inbound licenses for Intellectual Property Rights or Technology, in each case exclusively related to, or exclusively used in, the Business, and (iv) any other Contracts mutually agreed upon in writing by Seller and Buyer between the date of this Agreement and the Closing to be treated as Transferred Contracts.

(zzzzz)                   “Transferred Copyrights” means the Copyrights owned or exclusively licensed to Seller or any of its Subsidiaries embodied in the Transferred Copyable Technology including the Copyrights listed on Schedule 1.1(zzzzz).

(aaaaaa)               “Transferred Intellectual Property Rights” means (i) the Transferred Copyrights, (ii) the Transferred Internet Properties, (iii) the Transferred Patents, (iv) the Transferred Trademarks, (v) the Transferred Trade Secrets, (vi) all Intellectual Property Rights (other than Copyrights, Internet Properties, Patents, Trademarks, and Trade Secrets) owned or exclusively licensed to Seller or any of its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily related to, the Business, (vii) an undivided, one-half interest in the Joint IP, and (viii) the rights to enforce, and recover and retain any damages or obtain equitable relief for or collect license fees and/or royalties, for the past, ongoing, or future infringement, misappropriation, or use of any of the foregoing and to register, prosecute, maintain, defend, or record any of such Intellectual Property Rights with any Governmental Authority after the Closing.

(bbbbbb)             “Transferred Internet Properties” means the Internet Properties registered by or on behalf of Seller or any of its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily relating to, the Business, including those listed on Schedule 1.1(bbbbbb).

(cccccc)              “Transferred Inventory” means all Inventory that is exclusively or primarily held for use in, by or for the Business.

(dddddd)            “Transferred Patents” means the Patents owned or exclusively licensed to Seller or any of its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily relating to, the Business, including the Patents listed on Schedule 1.1(eeeeee).

(eeeeee)               “Transferred Permits” means the rights of Seller or any of its Subsidiaries under any Permits used exclusively or primarily in the Business and not substantially used in the Retained Business, including the Permits set forth on Schedule 1.1(eeeeee).

(ffffff)                   “Transferred Real Property Leases” means the Real Property Leases listed on Schedule 1.1(ffffff).

(gggggg)            “Transferred Rights in Shared Contracts” means the Business-related rights in Shared Contracts once assigned to and assumed by Buyer.

(hhhhhh)             “Transferred Subsidiary” means the Subsidiary of Seller set forth on Schedule 1.1(hhhhhh).

(iiiiii)                   “Transferred Tangible Property” means all tangible assets and property used exclusively or primarily in the Business, including all of the items set forth on Schedule 1.1(iiiiii).

(jjjjjj)                    “Transferred Technology” means: (i) copies of any Copyable Technology owned by Seller or any of its Subsidiaries and exclusively or primarily used in the operation of the Business, including the Product Software and the Legacy Products, and Copyable Technology used in developing, designing, manufacturing, supporting, hosting, or maintaining the Product Software, the Legacy Products, or the Roadmap Products (“Transferred Copyable Technology”); (ii)  all of the Non-Copyable Technology exclusively or primarily used in the operation of the Business and which, (“Transferred Non-Copyable Technology”), if of material value is listed on Schedule 1.1(jjjjjj)(A); and (iii) any other Technology owned by Seller or any of its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily relating to, the Business. Transferred Technology does not include any Technology the benefit of which is provided to Buyer pursuant to the Transition Services Agreement, the Strategic Collaboration Agreement, or the Reseller and Market Cooperation Agreement.

(kkkkkk)               “Transferred Trademarks” means the Trademarks owned by Seller or any of its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily relating to, the Business, including those set forth on Schedule 1.1(kkkkkk), and the goodwill of the Business appurtenant related thereto.

(llllll)                     “Transferred Trade Secrets” means the Trade Secrets owned or exclusively licensed to Seller or any of its Subsidiaries that are exclusively or primarily used in, or exclusively or primarily relating to, the Business, including any Trade Secrets (i) in and to the Business Products and the Legacy Products, and/or (ii) used in developing, designing, manufacturing, supporting, hosting, or maintaining the Business Products, the Legacy Products and/or Roadmap Products.

1.2              Certain Interpretations.

(a)                        When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b)                        When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c)                        The word “or” is used in the inclusive sense of “and/or.” Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d)                        The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.”

(e)                        When used herein, references to “$” or “Dollars” are references to U.S. dollars.

(f)                        The meaning assigned to each capitalized term defined and used herein is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined herein, each of its other grammatical forms has a corresponding meaning.

(g)                        When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person includes the successors and permitted assigns of that Person.

(h)                        Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity will be deemed to include all direct and indirect Subsidiaries of such entity.

(i)                         A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j)                         All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k)                        The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l)                         The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(m)                       The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n)                        No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o)                        The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 13.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p)                        For purposes of this Agreement, references to the term “delivered by Seller,” “delivered to Buyer,” “furnished to Buyer,” “made available to Buyer” or similar expressions will mean that Seller has posted such materials to the electronic data room maintained by Seller for the Transactions and has given Buyer and its Representatives access to the materials so posted prior to the execution and delivery of this Agreement.

(q)                        The term “ordinary course of business” will be deemed to mean “ordinary course of business consistent with past practice”; provided, that any action taken, or omitted to be taken, in good faith and any adjustments and modifications thereto taken in response to or as a result of COVID-19 or any COVID-19 Measures will be deemed to be in the “ordinary course of business.”

ARTICLE II

THE TRANSACTIONS

2.1          Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will (and, where applicable, will cause its Subsidiaries to) sell, transfer, assign, convey and deliver to Buyer, and Buyer will (and, where applicable, will cause its Subsidiaries to) purchase, acquire and accept from Seller and its Subsidiaries, all right, title and interest in, to the assets, properties and rights of Seller or any of its Subsidiaries that are exclusively or primarily used, or held exclusively or primarily for use, in connection with, or otherwise exclusively or primarily related to, the Business wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller or any of its Subsidiaries, as applicable, except for the Excluded Assets (collectively, the “Acquired Assets”), free and clear of all Liens other than Permitted Liens, including the following assets, properties and rights of Seller or any of its Subsidiaries:

(a)                        the Transferred Tangible Property;

(b)                        the Transferred Technology and Joint IP;

(c)                        the Transferred Intellectual Property Rights;

(d)                        the Transferred Inventory;

(e)                        the Transferred Permits;

(f)                         the equity interests of the Transferred Subsidiary;

(g)                        the Transferred Real Property Leases;

(h)                        the rights and benefits of Seller and its Subsidiaries under the Transferred Contracts and the Transferred Rights in Shared Contracts, including, in each case, any express or implied warranties, representations, indemnities or guarantees made by suppliers, manufacturers, contractors and other third parties thereunder;

(i)                         all Accounts Receivable to the extent primarily relating to the Business;

(j)                         copies of all Transferred Books and Records, and originals of any Tax Returns of any Transferred Subsidiary (provided, Seller shall be entitled to retain copies of such Tax Returns);

(k)                        all goodwill associated exclusively with the Business;

(l)                         all prepaid expenses, credits, deposits, claims, refunds, rights of recovery, rights of set-off, rights of recoupment and advance payments of any kind under any Transferred Contract; and

(m)                       all Actions and rights of recovery against third Persons to the extent relating to the (x) items in Sections 2.1(a) through 2.1(l) or (y) Assumed Liabilities;

provided that for Joint IP and Transferred Intellectual Property Rights in and to the Joint IP, Seller and Buyer will retain joint ownership interest and accordingly, Seller will sell, transfer, assign, convey and deliver to Buyer an undivided, one-half of all right, title, and interest therein. As joint owner, neither Buyer nor Seller will have any duty of accounting.

2.2              Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, all assets, properties and rights of Seller and its Subsidiaries that are not Acquired Assets or that are described in this Section 2.2 (collectively, the “Excluded Assets”) (i) are not part of the sale and purchase contemplated by this Agreement, (ii) are excluded from the Acquired Assets and (iii) will remain the property of Seller and its Subsidiaries after the Closing:

(a)                        all claims, causes of action, and rights of recovery against third Persons to the extent relating to the (x) items in Section 2.2(a) through Section 2.2(t) or (y) Excluded Liabilities;

(b)                        the Infrastructure Assets;

(c)                        all cash and cash equivalents of Seller and its Subsidiaries;

(d)                        all Accounts Receivable of Seller and its Subsidiaries to the extent they do not relate primarily to the Business;

(e)                        except as provided for in Section 2.1(j), all insurance policies and any rights, claims or chose in action under such insurance policies;

(f)                         all refunds and rights to refunds of any Tax payments made by Seller or any of its Subsidiaries that are Seller Taxes;

(g)                        except as expressly provided in ARTICLE VIII, all assets and Contracts relating to any Employee Benefit Plan;

(h)                        all Intellectual Property Rights of Seller or its Subsidiaries that are not Transferred Intellectual Property Rights, including any Intellectual Property Rights of Seller or any of its Subsidiaries licensed to Buyer under the IP License Agreement;

(i)                         all interests in Real Property (other than the Transferred Real Property Leases);

(j)                         all assets and other rights sold or otherwise transferred or disposed of in the ordinary course of business between the date of this Agreement and the Closing not in violation of the terms of this Agreement;

(k)                        all data processed by Legacy Products that are subject to routine deletion in the ordinary course of business;

(l)                        all rights of Seller and its Subsidiaries (excluding, for certainty, the Transferred Subsidiary) under this Agreement and the other Transaction Agreements;

(m)                       all rights, benefits and licenses (i) under any Contract that is not a Transferred Contract or (ii) that are not Transferred Rights in Shared Contracts;

(n)                        all bank accounts of Seller and its Subsidiaries;

(o)                        all equity interests in any Person other than the Transferred Subsidiary;

(p)                        all communications between Seller and its Affiliates, on the one hand, and Wilson Sonsini Goodrich & Rosati, PC (“Wilson Sonsini”) and Seller’s internal legal staff, on the other hand, relating to the negotiation, execution or delivery of this Agreement or the Transactions contemplated hereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, and including any information or files in any format of Wilson Sonsini in connection therewith (any such communications, “Attorney-Client Communications”);

(q)                       all (i) records prepared in connection with the sale of the Business and (ii) financial and Tax records relating to the Business that form a part of the general ledger of Seller (provided that Seller will deliver copies of such records to Buyer at the Closing, other than Tax Returns and related work papers of Seller that include any information unrelated to the Business or any income Tax Return of Seller), other than any Tax Return of any Transferred Subsidiary, the originals of which shall for the avoidance of doubt constitute Acquired Assets;

(r)                        Actions against third parties except to the extent relating to the Business or exclusively relating to the Acquired Assets or Assumed Liabilities;

(s)                        all goodwill to the extent it does not relate exclusively to the Business;

(t)                        the non-Business Portion of the Shared Contracts; and

(u)                       except as otherwise provided in this Agreement, all books and records and other information prepared by Seller and its Subsidiaries in connection with the Transactions.

2.3              Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume (and, where applicable, will cause its Subsidiaries to assume) and thereafter pay, perform and discharge (and, where applicable, will cause its Subsidiaries to pay, perform or discharge) when due all Liabilities to the extent related to the Business or the Acquired Assets, except to the extent that any such Liabilities are Excluded Liabilities pursuant to Section 2.4 (collectively, the “Assumed Liabilities”), including the following Liabilities:

(a)                        all Liabilities of Seller or any of its Subsidiaries under the Transferred Permits;

(b)                        all Liabilities of Seller or any of its Subsidiaries under the Transferred Contracts and under the Shared Contracts to the extent related to the Transferred Rights in Shared Contracts;

(c)                        all Liabilities of Seller or any of its Subsidiaries relating to repairs, exchanges, returns and warranty, merchantability and similar claims arising in connection with the Business Products sold or licensed by Seller or any of its Subsidiaries prior to the Closing; and

(d)                        all Liabilities (including Accounts Payable to the extent primarily relating to the Business and third party claims) to the extent (but only to the extent) arising out of or relating to the Business or the Acquired Assets whether arising prior to, on or after the Closing.

2.4              Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Subsidiaries will assume or otherwise be responsible for any Liabilities of Seller or any of its Subsidiaries (or any predecessor of any of the foregoing or any prior owner of all or part if its business or assets) of whatever nature, and Seller or one of its Subsidiaries will be solely responsible for all such Liabilities, that are not Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following Liabilities:

(a)                        all Liabilities of Seller or any of its Subsidiaries to the extent arising out of or relating to the operation or conduct by Seller or any of its Subsidiaries of any business other than the Business;

(b)                        all Liabilities of Seller or any of its Subsidiaries to the extent arising out of or relating to any Excluded Asset;

(c)                        all Liabilities of Seller or any of its Subsidiaries to the extent related to any current, former or prospective employees, directors or independent contractors of Seller or any of its Subsidiaries, including the Transferred Employees, in each case arising prior to the Closing;

(d)                        all Liabilities of Seller or any of its Subsidiaries under or relating to Employee Benefit Plans, whether such Liabilities arise prior to, on or after the Closing Date;

(e)                        all Indebtedness of Seller or any of its Subsidiaries, including the Transferred Subsidiary, incurred or existing at or prior to the Closing;

(f)                        all Liabilities of Seller or any of its Subsidiaries to any broker, finder or agent for any investment banking or brokerage fees, finder’s fees or commission and any other fees and expenses, including legal fees, payable by Seller pursuant to Section 13.5 with respect to the Transactions;

(g)                        all Liabilities for Seller Taxes;

(h)                        all Accounts Payable of Seller or any of its Subsidiaries to the extent they do not relate primarily to the Business;

(i)                         all Liabilities for which Seller or any of its Subsidiaries (excluding, for certainty, the Transferred Subsidiary) is expressly made responsible pursuant to the terms of this Agreement or the Transaction Agreements;

(j)                         all Liabilities of the Transferred Subsidiary, which, but for the fact that they are Liabilities of the Transferred Subsidiary as of the Closing, would not be Assumed Liabilities;

(k)                        all Seller Transaction Expenses;

(l)                         out-of-pocket acquisition and integration costs and expenses in respect of acquisitions (whether by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner any corporation, partnership, joint venture or other entity) entered into by or on behalf of the Business prior to the Closing Date; and

(m)                       all Liabilities in respect of any Environmental Claim.

2.5              Transfer of Acquired Assets and Assumed Liabilities.

(a)                       The Acquired Assets will be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities will be assumed, pursuant to transfer and assumption agreements and such other instruments in such form as may be necessary or appropriate to effect the conveyance of the Acquired Assets and the assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made. Such transfer and assumption agreements will include the Bill of Sale, the Assignment and Assumption Agreement and the IP Assignments, each of which will be executed no later than at or as of the Closing by Seller and/or one or more of its Subsidiaries, as appropriate, and Buyer.

(b)                       From time to time following the Closing, Seller and Buyer will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and will take such further actions, as may be necessary or appropriate to (i) fully and effectively transfer, assign and convey to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges expressly conveyed to Buyer under this Agreement; (ii) fully and effectively transfer, assign and convey to Buyer the Assumed Liabilities; (iii) otherwise make effective the Transactions; (iv) promptly upon discovery of any asset or Liability not contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, notify Seller of any such asset or Liability in Buyer’s possession or control and transfer or deliver back to Seller and its Subsidiaries such asset or Liability, which asset or Liability was transferred or delivered to Buyer at the Closing; and (v) transfer or deliver to Buyer any asset or Liability contemplated by this Agreement to be an Acquired Asset or an Assumed Liability, respectively, that was not transferred or delivered to Buyer at the Closing.

2.6            Non-Assignable Assets and Liabilities.

(a)                        Nothing in this Agreement or the consummation of the Transactions will be construed as an attempt or agreement to sell, transfer, assign convey or deliver any asset, property or right to Buyer that, regardless of whether such asset, property or right is an Acquired Asset, by its terms or by Law is (i) not transferable or non-assignable, as applicable, without the consent or waiver of a third Person; or (ii) is cancellable by a third Person in the event of such a transfer or assignment without the consent or waiver of such third Person (collectively, the “Non-Assignable Assets”), in each case unless and until such consent or waiver has been obtained.

(b)                       The Parties will use their respective commercially reasonable efforts to obtain all consents or waivers for the transfer of the Non-Assignable Assets; provided, however, that in connection with the foregoing, neither Party will be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty), (iv) agree to any modifications of existing contracts or the entry into any new contracts, or (v) take any action that would constitute a breach or other contravention thereof or a violation of Law, and if any such consent or waiver that is not required to be obtained as a condition to Buyer’s obligation to consummate the Transactions pursuant to ARTICLE III is not obtained prior to the Closing, then the Closing will nonetheless take place.

(c)                        The Parties will (and will cause their respective Subsidiaries to), use their respective commercially reasonable efforts to (i) obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate all obligations under, any and all obligations or Liabilities that constitute, Assumed Liabilities; and (ii) obtain in writing the unconditional release of Seller and its Subsidiaries so that, in any such case, Buyer will, effective as of the Closing, be solely responsible for the Liabilities and obligations underlying the Assumed Liabilities; provided, however, that in connection with the foregoing, neither Party will be required to (i) pay or agree to pay any amounts or other consideration, (ii) agree to the imposition of any limitation or obligation on its business or operations, (iii) provide or agree to provide any additional security (including a guaranty), (iv) agree to any modifications of existing contracts or the entry into any new contracts, or (v) take any action that would constitute a breach or other contravention thereof or a violation of Law, and if any such consent or waiver that is not required to be obtained as a condition to Buyer’s obligation to consummate the Transactions pursuant to ARTICLE III is not obtained prior to the Closing, then the Closing will nonetheless take place.

(d)                        To the extent permitted by applicable Law, in the event that written consents or waivers to the assignment thereof cannot be obtained prior to the Closing in respect of Non-Assignable Assets that are not Shared Contracts, (i) Seller and its Subsidiaries shall, for a period of twelve (12) months from the Closing Date, use commercially reasonable efforts and cooperate in good faith to obtain such consents or waivers, as applicable, as promptly as practicable and (ii) such Non-Assignable Assets will be held, as of and from the Closing Date, by Seller in trust for Buyer and the covenants and obligations thereunder will be performed by Buyer in Seller’s name and all benefits and obligations existing thereunder will be for Buyer’s account and Seller and its Subsidiaries will cooperate in good faith to implement a mutually agreeable arrangement under which Buyer or any of its Affiliates, as applicable, would, in compliance with Law and applicable third party Contracts, obtain the benefits (including contractual rights) and assume the obligations and bear the economic burdens associated with such Non-Assignable Asset in accordance with this Agreement (in each case solely to the extent any such obligations and economic burdens constitute Assumed Liabilities), including subcontracting, sublicensing or subleasing to Buyer or any of its Affiliates, as applicable, or under which the applicable transferors would enforce for the benefit of Buyer or any of its Affiliates, as applicable, any and all of their rights against a third party (including any Governmental Authority) associated with such Non-Assignable Asset, and the applicable transferor would promptly pay to Buyer or any of its Affiliates, as applicable, when received all monies received by them (net of any applicable Taxes) under any such Non-Assignable Asset. Seller will take or cause to be taken, at Buyer’s expense, such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect the collection of money or other consideration that becomes due and payable under the Non-Assignable Assets, and Seller will promptly pay over to Buyer all money or other consideration received by it in respect of all Non-Assignable Assets.

(e)                       From and after the Closing Date, Seller on behalf of itself and its Subsidiaries, authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Subsidiaries under the Non-Assignable Assets and appoints Buyer as its attorney-in-fact to act in its name on its behalf or in the name of the applicable Subsidiaries of Seller and on such Subsidiaries’ behalf with respect thereto.

(f)                        Notwithstanding anything in this Agreement to the contrary, unless and until any written consent or waiver with respect to any Non-Assignable Asset is obtained, such Non-Assignable Asset will not constitute an Acquired Asset and any associated Liability will not constitute an Assumed Liability for any purpose under this Agreement, and the failure of any such written consent or waiver to be obtained or the failure of any such Non-Assignable Asset to constitute an Acquired Asset or any circumstances resulting therefrom will not constitute a Business Material Adverse Effect or a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement. Promptly upon obtaining the requisite consents or waivers, such Non-Assignable Asset will become an Acquired Asset and will be transferred and assigned to Buyer hereunder.

(g)                       Buyer will indemnify and hold harmless Seller and its Subsidiaries from and against any and all Losses actually incurred by Seller or its Subsidiaries (i) as a result of any actions taken or any required actions omitted to be taken by Buyer after the Closing Date as subcontractor, representative or obligor with respect to any Non-Assignable Asset, or the non-compliance by Buyer on or following the Closing Date with any Laws applicable to any such Non-Assignable Asset; or (ii) if Buyer is permitted by applicable Law and the terms of a Non-Assignable Asset to perform the covenants and obligations of Seller or its Subsidiary thereunder in Seller’s (or its Subsidiary’s) stead, for any Losses otherwise relating to such Non-Assignable Asset, in the case of each of clauses (i) and (ii), other than any Losses resulting from Seller’s or its Subsidiaries’ own fraud, negligence, willful misconduct or bad faith.

(h)                       For the avoidance of doubt, no failure to transfer any Non-Assignable Asset to Buyer, will in and of itself, but subject to compliance with this Section 2.6, result in (i) any adjustment to the Purchase Price, (ii) any breach of any representation, warranty, covenant, or agreement contained in this Agreement, or (iii) any failure of a closing condition contained in this Agreement.

2.7              Shared Contracts.

(a)                        With respect to any Contract that does not relate exclusively to the Business and that is a Shared Contract, Seller and Buyer shall use their commercially reasonable efforts, and cooperate with each other, to (i) divide, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of the Shared Contract and (ii) if possible, novate the respective rights and obligations under and in respect of the Shared Contract, such that, effective as of the Closing, (A) Buyer or its designated Affiliate is the beneficiary of the post-Closing rights, and is responsible for the post-Closing obligations of the Business-related aspects of the Shared Contract (so that, subsequent to the Closing, Sellers or their applicable Affiliate shall have no post-Closing rights or post-Closing obligations with respect to the Business-related aspects of the Shared Contract) and (B) Seller or its Subsidiaries are the beneficiary of the rights and is responsible for the obligations related to the Shared Contract other than the Business-related aspects (the “Non-Business Portion”) (so that, subsequent to the Closing, Buyer and its Affiliates shall have no rights or obligations with respect to the Non-Business Portion of the Shared Contract).

(b)                       In the event that the Closing proceeds without the sale, assignment, sublease, sublicense, transfer, conveyance or delivery of a Non-Assignable Asset that is a Shared Contract and the Parties have not entered into an arrangement to formally divide, modify or replicate such Shared Contract as contemplated by Section 2.7(a) prior to such time, Seller and Buyer shall use commercially reasonable efforts and cooperate with each other in any mutually agreeable, commercially reasonable and lawful arrangement under which Buyer or its designated Affiliate shall obtain, for up to the expiration of a single renewal term beyond the then current term or earlier termination of such Shared Contract, the economic claims, rights and benefits of the Business-related aspects of such Shared Contract. Such arrangement may include subcontracting, sublicensing or subleasing to Buyer or its designated Affiliate of any and all rights of Seller or its applicable Subsidiaries under the Business-related aspects of such Shared Contract to the extent not prohibited, consented to or waived under such Shared Contract, or Seller or its designated Subsidiary acting as reseller on behalf of Buyer or its applicable Affiliate. To the extent Buyer or its designated Affiliate receives the economic claims, rights and benefits under the Business-related aspects of such Shared Contract, Buyer or its designated Affiliate shall be responsible for the Assumed Liabilities, if any, arising under the Business-related aspects of such Shared Contract. For the avoidance of doubt, the expiration or termination of any right of Buyer or Seller under any Shared Contract shall in no way limit any of the obligations of either Party under the Transition Services Agreement.

2.8           Delivery. (a)All tangible Acquired Assets will be delivered to Buyer (or its applicable Subsidiaries) at the locations of Seller and its Subsidiaries at which such assets are located in the ordinary course of the operation of the Business at the time of the Closing. Risk of loss with respect to the Acquired Assets will pass to Buyer at the Closing. Buyer (or its applicable Subsidiaries) will be responsible for all costs associated with the transport of such Acquired Assets to the relevant location of Buyer. Seller will provide Buyer with reasonable access, during normal business hours and upon reasonable advance notice, to the facilities of Seller and its Subsidiaries to allow Buyer to retrieve such Acquired Assets as promptly as reasonably practicable after the Closing.

(b)                       All Transferred Technology or other Acquired Assets that can be delivered by electronic transmission will be so delivered or made available to Buyer (or its applicable Subsidiaries) at a designated FTP site, which shall be maintained and available for not less than three (3) months following the Closing Date and subject to commercially reasonable security measures not less than those Seller uses to protect its own data and information during such time period.

ARTICLE III

PURCHASE PRICE; CLOSING

3.1              Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, the purchase price for the Acquired Assets (the “Purchase Price”) will be (a) the assumption of the Assumed Liabilities plus (b) a cash payment of $1,200,000,000 (the “Cash Purchase Price”), payable in accordance with the terms of this Agreement.

3.2              Closing. Unless this Agreement is validly terminated pursuant to Section 11.1, the Parties will consummate the Transactions at a closing (the “Closing”) to occur on the third (3rd) Business Day following the satisfaction or waiver (if permitted hereunder) of all of the conditions set forth in Section 3.4, other than those conditions that by their nature are to be satisfied at the Closing (but subject to the fulfillment or waiver of such conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304 (or remotely via the electronic exchange of executed documents and other closing deliverables), unless another date or place is mutually agreed upon in writing by Buyer and Seller; provided that notwithstanding the satisfaction or waiver of the conditions precedent set forth in Section 3.4, Buyer shall not be required to effect the Closing until the first Business Day following the final day of the Marketing Period (but with the prior written consent of Seller, Buyer may, subject to the satisfaction or waiver of the conditions set forth in Section 3.4(a) and Section 3.4(c), effect the Closing on an earlier date). The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.” The Closing will be deemed to be effective as of 11:59 p.m., Pacific time on the Closing Date. For the avoidance of doubt, the transactions contemplated by Section 7.23 shall be consummated in accordance with each applicable Local Transfer Agreement.

3.3              Closing Deliveries.

(a)                        Seller Closing Deliveries. At the Closing, Seller will deliver (or cause to be delivered) to Buyer the following:

(i)             an executed copy of the Transition Services Agreement;

(ii)            an executed copy of the IP License Agreement;

(iii)           an executed copy of the Reseller and Market Cooperation Agreement;

(iv)           an executed copy of the Strategic Collaboration Agreement;

(v)            an executed copy of the Confidential Disclosure Agreement;

(vi)           an executed copy of the Bill of Sale in the form attached as Exhibit F (the “Bill of Sale”);

(vii)         an executed copy of the Assignment and Assumption Agreement in the form attached as Exhibit G (the “Assignment and Assumption Agreement”);

(viii)        an executed copy of (A) the Patent Assignment in the form attached as Exhibit H; (B) the Copyright Assignment in the form attached as Exhibit I; and (C) the Trademark Assignment in the form attached as Exhibit J (collectively, the “IP Assignments”); and

(ix)            from Seller and any Affiliate of Seller that is selling or transferring any Acquired Asset, an executed IRS Form W-9 or applicable IRS Form W-8.

(b)                        Buyer Closing Deliveries. At the Closing, Buyer will deliver (or cause to be delivered) to Seller the following:

(i)            a cash payment in immediately available funds equal to the Cash Purchase Price, payable to one account designated in writing by Seller prior to the Closing;

(ii)            an executed copy of the Transition Services Agreement;

(iii)           an executed copy of the IP License Agreement;

(iv)           an executed copy of the Reseller and Market Cooperation Agreement;

(v)            an executed copy of the Strategic Collaboration Agreement;

(vi)           an executed copy of the Confidential Disclosure Agreement;

(vii)          an executed copy of the Bill of Sale;

(viii)         an executed copy of the Assignment and Assumption Agreement; and

(ix)           an executed copy of the IP Assignments.

3.4              Closing Conditions.

(a)                        Closing Conditions of Both Parties. Subject to Section 3.4(d), the respective obligations of Buyer and Seller to consummate the Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(i)            Receipt of Requisite Regulatory Approvals. (i) The waiting period under the HSR Act applicable to the consummation of the Transactions will have expired or been terminated and (ii) all authorizations, consents, orders or approvals of, material declarations or filings with, or expiration or termination of waiting periods imposed by, any Governmental Authority pursuant to applicable Law, in each case as set forth on Sections 3.4(a)(i) and 7.2(a) of the Seller Disclosure Schedule, will have been obtained, expired or been terminated (as applicable).

(ii)            Absence of Legal Restraints. No Governmental Authority will have enacted, issued or promulgated any Law or Order that has the effect of rendering the Transactions, or the Parties’ performance under any of the Transaction Agreements, illegal or that otherwise prohibits or restrains the consummation of the Transactions or the Parties’ performance under any of the Transaction Agreements.

(b)                        Additional Closing Conditions of Buyer. Subject to Section 3.4(d), the obligations of Buyer to consummate the Transactions is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent legally permitted) in writing exclusively by Buyer:

(i)              Accuracy of Seller Representations and Warranties.

(A)           The representations and warranties of Seller set forth in Section 4.1 and Section 4.18 will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which will have been true and correct in all material respects as of such date).

(B)           The representations and warranties of Seller set forth in the second sentence of Section 4.7 shall be true and correct in all respects at and as of the Closing Date as though made at and as of the Closing Date.

(C)           The representations and warranties of Seller set forth in this Agreement (other than those specified in Sections 3.4(b)(i)(A) and 3.4(b)(i)(B)) will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which will have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct, considered collectively, would not have a Business Material Adverse Effect; provided, however, that all qualifications as to “materiality” or “Business Material Adverse Effect” or similar concept set forth in such representations and warranties will be disregarded for purposes of this Section 3.4(b)(i)(C).

(ii)           Compliance with Covenants. Seller (A) will have performed and complied in all material respects with the covenants and obligations under this Agreement (other than Section 6.1) required to be performed by and complied with by Seller prior to the Closing and (B) Seller will have performed and complied in all material respects with all of its covenants and obligations under Section 6.1 (determined without regard to any qualification as to “materiality” or “Business Material Adverse Effect”) required to be performed by and complied with by Seller prior to the Closing, except, for the purpose of this clause (B), to the extent that any such failure to perform or comply, individually or in the aggregate, is not material relative to the Transactions contemplated by this Agreement taken as a whole.

(iii)           Seller Closing Certificate. Buyer will have received a certificate, duly executed by an executive officer of Seller, certifying as to the matters set forth in Section 3.4(b)(i) and Section 3.4(b)(ii).

(iv)           Seller Closing Deliveries. Seller will have delivered (or caused to be delivered) the closing deliveries set forth in Section 3.3(a).

(c)                        Additional Closing Conditions of Seller. Subject to Section 3.4(d), the obligations of Seller to consummate the Transactions is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (to the extent legally permitted) in writing exclusively by Seller:

(i)              Accuracy of Buyer Representations and Warranties.

(A)           The representations and warranties of Buyer set forth in Section 5.1 and Section 5.6 will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which will have been true and correct in all material respects as of such date).

(B)            The representations and warranties of Buyer set forth in this Agreement (other than those specified in Section 3.4(c)(i)(A)) will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (other than any such representations and warranties that address matters only as of a specified date, which will have been true and correct in all respects as of such date), except where the failure of such representations and warranties to be so true and correct, considered collectively, would not have a Buyer Material Adverse Effect; provided, however, that all qualifications as to “materiality” or “Buyer Material Adverse Effect” or similar concept set forth in such representations and warranties will be disregarded for purposes of this Section 3.4(c)(i)(B).

(ii)            Compliance with Covenants. Buyer will have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed by and complied with by Buyer prior to the Closing.

(iii)          Buyer Closing Certificate. Seller will have received a certificate, duly executed by an executive officer of Buyer, certifying as to the matters set forth in Section 3.4(c)(i) and Section 3.4(c)(ii).

(iv)           Buyer Closing Deliveries. Buyer will have delivered (or caused to be delivered) the closing deliveries set forth in Section 3.3(b).

(v)           Purchase Price. Buyer will have delivered the Purchase Price by wire transfer of immediately available funds to the account designated by Seller no less than two (2) Business Days prior to the Closing Date.

(d)                      Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE III to be satisfied if such failure resulted from such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.1, or to satisfy its obligations under Section 7.2.

3.5              Allocation. Seller will deliver to Buyer (i) an allocation of the Purchase Price to be paid to Seller pursuant to the terms of this ARTICLE III and any Assumed Liabilities among the Acquired Assets in accordance with the methodology set forth on Schedule 3.5 and Section 1060 of the Code, and (ii) an allocation of adjusted Tax basis among the Intellectual Property Rights owned or treated as owned for Tax purposes by the Transferred Subsidiaries (which allocation shall have been prepared by KPMG), in each case within 90 days of the Closing Date, or as soon thereafter as reasonably practicable (the “Allocation Schedule”). If Buyer does not notify Seller in writing within thirty (30) days after receipt of the Allocation Schedule from Seller that Buyer disagrees with the allocation of one or more items reflected in the Allocation Schedule, the Allocation Schedule as prepared by Seller shall be final and binding on the Parties (the “Final Allocation Schedule”). If, within thirty (30) days after receipt of the Allocation Schedule from Seller, Buyer notifies Seller in writing that Buyer disagrees with the allocation of one or more items reflected in the Allocation Schedule, Buyer and Seller shall use reasonable efforts to resolve such dispute. If Buyer and Seller have not resolved the dispute within ten (10) Business Days, Buyer and Seller shall submit the matter to a nationally recognized independent accounting firm chosen jointly by Buyer and Seller (the “Accounting Firm”), which shall resolve the dispute in accordance with the principles set forth on Schedule 3.5 (in the case of the allocation of Purchase Price and Assumed Liabilities among the Acquired Assets), and the Allocation Schedule as modified in accordance with the decision of the Accounting Firm shall be the Final Allocation Schedule. The fees and expenses of the Accounting Firm shall be shared equally by Buyer and Seller. In the case of any subsequent adjustment to the purchase price (as determined for Tax purposes) requiring an amendment to the Final Allocation Schedule, Seller shall prepare an amended Final Allocation Schedule in accordance with the principles set forth on Schedule 3.5 (in the case of the allocation of Purchase Price and Assumed Liabilities among the Acquired Assets), which shall be subject to the procedures in this Section 3.5. Buyer and Seller agree to report and to cause each of their respective Subsidiaries to report the Transactions in a manner consistent with the Final Allocation Schedule for all Tax purposes, and that none of them will take any position, or cause their respective Subsidiaries to take any position, inconsistent therewith in any Tax Return, refund claim, litigation or otherwise, unless otherwise required by applicable Law. Buyer and Seller will cooperate with each other in preparing Internal Revenue Service Form 8594 and any other Tax documentation consistent with the Final Allocation Schedule. Buyer and Seller will promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Final Allocation Schedule.

3.6              Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyer, any Transferred Subsidiary, and any other applicable withholding agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement to any Person the amounts required to be deducted and withheld from such Person with respect to the making of such payment under the Code or any other applicable Law, provided, if Seller delivers an executed IRS Form W-9 to Buyer reasonably in advance of Closing, no Taxes shall be withheld from any payment of the Purchase Price to Seller except in the case of a change in Law after the date hereof. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, if Buyer becomes aware that any such withholding may be required in respect of payment of the Purchase Price, it shall use commercially reasonable efforts to promptly notify and consult with Seller regarding any applicable withholding Taxes. Buyer and Seller will use commercially reasonable efforts to obtain and deliver to one another any tax clearance certificates with respect to the Business, the Acquired Assets, and any Transferred Subsidiary, and any certificates demonstrating that no withholding (or a reduced rate of withholding) is required on any payment. Buyer, the Transferred Subsidiary or any applicable withholding agent shall provide evidence that the amount deducted and withheld from the Purchase Price has been remitted to the appropriate Governmental Authority.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in (x) any forms, statements, documents and reports filed or furnished by Seller with the SEC and publicly available prior to the date hereof (including exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) where such disclosure is specifically referenced herein or other representations and warranties to which such matter’s application or relevance is readily apparent on its face or (y) the applicable section or subsection of the Seller Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule will be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this ARTICLE IV for which it is readily apparent on its face that such information is relevant to such other section), Seller represents and warrants to Buyer as set forth below:

4.1              Organization and Good Standing; Authority and Enforceability.

(a)                        Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and its applicable Subsidiaries has all necessary corporate or other organizational power and authority to carry on the Business and to own and use the Acquired Assets. Each Transferred Subsidiary is a corporation, limited liability company or other legal entity, duly formed, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization.

(b)                        Seller has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which Seller is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the Transactions and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Agreements to which Seller is a party, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller. The Seller Board has approved this Agreement, declared this Agreement to be advisable, approved the Transactions contemplated hereby, determining them to be fair and in the best interest of Seller and its stockholders.

(c)                        This Agreement and the other Transaction Agreements to which Seller is a party has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its and their respective terms subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(d)                        No vote of the holders of any class or series of Seller Capital Stock is necessary pursuant to applicable Law, the charter or the bylaws of Seller to consummate the Transactions.

(e)                        Section 4.1(e) of the Seller Disclosure Schedule sets forth the authorized and issued equity interests of the Transferred Subsidiary (the “Transferred Subsidiary Equity”) and the record and beneficial holders thereof. Seller owns, directly or indirectly, all of the issued and outstanding Transferred Subsidiary Equity free and clear of all Liens (other than Permitted Liens and Liens arising under applicable securities Laws). All of the Transferred Subsidiary Equity have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and were not offered, sold or issued in violation of any preemptive rights. There are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, phantom equity or similar rights, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in the Transferred Subsidiary, or any other securities or obligations convertible or exchangeable into or exercisable for, giving any Person (whether with or without the occurrence of any contingency), a right to subscribe for or acquire, any securities or other equity or voting interests of the Transferred Subsidiary, and no Contracts, securities or other equity interests evidencing such rights are authorized or issued or outstanding. As of the Closing, the Transferred Subsidiary will not have any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

4.2           Governmental Approvals. No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority (collectively, “Governmental Approvals”) is required on the part of Seller or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable securities Laws, (b) filings or reports required or determined to be advisable under, and compliance with, Antitrust Laws or Investment Laws listed on Section 7.2(a) of the Seller Disclosure Schedule and (c) any Governmental Approvals the failure to obtain or make would not have a Business Material Adverse Effect.

4.3            Conflicts. The execution and delivery by Seller of this Agreement and the other Transaction Agreements to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transactions and the other transactions contemplated hereby and thereby do not (a) conflict with or violate the certificate of incorporation or bylaws (or comparable organization documents) of Seller or any of its Subsidiaries; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien (other than a Permitted Lien) upon any of the Acquired Assets pursuant to, require any notice, consent or waiver under, or result in the loss of any benefit under, any Transferred Permit; or (c) assuming compliance with Section 4.2(b), violate any Law or Order applicable to the Business, the Acquired Assets or Seller or any of its Subsidiaries, except for any such conflict, breach, default, acceleration, creation, obligation, Lien or violation referred to in clauses (b) and (c) above that would not have a Business Material Adverse Effect.

4.4            Title(a). Seller (or one or more of its Subsidiaries) has good and valid title to (or a valid leasehold interest in or license to) the Acquired Assets (excluding Intellectual Property Rights which is the subject of Section 4.10), free and clear of all Liens other than Permitted Liens.

4.5           Financial Information; Undisclosed Liabilities.

(a)                        The Business Financial Information (i) fairly presents, in all material respects and in accordance with GAAP, as of the respective dates thereof, the results of operations of the Business for the periods indicated therein, (ii) was compiled from Seller’s books and records and (iii) has been prepared in conformity with GAAP applied on a consistent basis during the periods involved; provided, that the Business Financial Information and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a standalone basis. Seller’s independent registered public accounting firm has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by Seller and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves Seller’s or its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by Seller and its Subsidiaries.

(b)                       Seller and its Subsidiaries have no Liability related to the Business, except (i) as specifically reflected or reserved against in the consolidated balance sheet set forth in the Business Financial Information, (ii) for Liabilities incurred in the ordinary course of business since December 31, 2020, (iii) Liabilities incurred in connection with the Transactions contemplated hereby, (iv) for the future performance under existing Contracts (other than as a default or breach thereunder), (v) for Excluded Liabilities and (vi) for Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c)                        Notwithstanding the foregoing, this Section 4.5 is a representation and warranty limited solely to the extent of the Business, and is not a representation or warranty to the extent of the Retained Business.

4.6              Sufficiency. Assuming (a) that Buyer independently has the use of the Excluded Assets set forth in 2.2(c) and 2.2(i), or assets substantially equivalent thereto; (b) that Buyer has adequate access to, and use of, assets substantially equivalent to the Infrastructure Assets; (c) that Seller provides the services and access to assets pursuant to the Transition Services Agreement, the IP License Agreement, the Reseller and Market Cooperation Agreement, the Strategic Collaboration Agreement, and this Agreement; and (d) that Buyer employs substantially all Automatic Transfer Employees and Designated Employees, the Acquired Assets and Intellectual Property Rights licensed under the IP License Agreement, the Strategic Collaboration Agreement, and the Transition Services Agreement constitute (i) all of the material assets and rights used in the Business immediately prior to the Closing and (ii) all of the material assets of Seller and its Subsidiaries necessary for Buyer to operate the Business in the same manner as operated by Seller and its Subsidiaries in the twelve (12) month period prior to the Closing, except where the omission of such asset would not materially impede Buyer’s operation of the Business. Nothing set forth in this Section 4.6 will, or is intended to, constitute a representation or warranty of any kind that the Business may be operated by Buyer following the Closing without infringing the Intellectual Property Rights of a third Person; the only non-infringement representation or warranty provided by Seller is set forth in Section 4.10(g).

4.7            Absence of Changes. Except (a) as required or expressly contemplated by this Agreement and (b) in connection with any COVID-19 Measures, since December 31, 2020 Seller and its Subsidiaries have operated and conducted the Business, in all material respects, in the ordinary course of business. Since December 31, 2020, there has not occurred a Business Material Adverse Effect.

4.8           Taxes.

(a)                        All material Tax Returns required to be filed by Seller and its Subsidiaries in respect of the Business or Acquired Assets, and all material Tax Returns required to be filed by any Transferred Subsidiary, have in each case been timely and properly filed; and such Tax Returns are true and complete in all material respects and have been completed in accordance with applicable Law in all material respects.

(b)                        All material Taxes required to be paid by Seller and its Subsidiaries with respect to the Business or Acquired Assets, and all material Taxes required to be paid by or with respect to any Transferred Subsidiary (in each case whether or not shown on any Tax Return) have been timely paid; and all material Taxes required to be paid or withheld with respect to Designated Employees and Automatic Transfer Employees and any other employee, independent contractor, equity interest holder, or other third party, have been timely paid or withheld (and such withheld amounts have been timely paid over to the appropriate Taxing Authority). All Tax deficiencies that have been claimed, proposed, or asserted by any Governmental Authority against any Transferred Subsidiary have been fully paid or finally settled.

(c)                        The aggregate unpaid Taxes of any Transferred Subsidiary have been accrued on the balance sheet included in the Business Financial Information in accordance with GAAP.

(d)                        No material Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to the Business or any of the Acquired Assets. Neither Seller nor any of its Subsidiaries has received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to material Taxes relating to the Acquired Assets or the Business, (ii) written request for information related to material Tax matters with respect to the Acquired Assets or the Business, or (iii) written notice of deficiency or proposed adjustment or assessment for any material amount of Tax relating to the Acquired Assets or the Business, that has not been resolved or paid in full. No Tax audits or administrative or judicial Tax Proceedings are pending or being conducted with respect to any Transferred Subsidiary. No Transferred Subsidiary has received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes relating to such Transferred Subsidiary, (ii) written request for information related to Tax matters with respect to such Transferred Subsidiary, or (iii) written notice of deficiency or proposed adjustment or assessment for any amount of Tax relating to such Transferred Subsidiary, that has not been resolved or paid in full.

(e)                        Neither Seller nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case, that relates to the Business or any of the Acquired Assets, that, in either case, remains in effect (in each case, other than pursuant to an extension of time to file). No Transferred Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect (in each case, other than pursuant to an extension of time to file). No Transferred Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax, other than automatic extensions requested in the ordinary course of business.

(f)                        No written claim has been made by an authority in a jurisdiction where any Transferred Subsidiary does not file Tax Returns that such Transferred Subsidiary may be subject to taxation by that jurisdiction.

(g)                        No Transferred Subsidiary is party to any Tax allocation, indemnification, sharing, or similar agreement or arrangement (other than commercial Contracts the primary purpose of which is not related to Taxes), or has requested or received a ruling from any Governmental Authority or signed any binding agreement with any Governmental Authority that would reasonably be expected to impact the amount of Tax due from Buyer or its Affiliates (including, following the Closing, for the avoidance of doubt, the Transferred Subsidiary) after the Closing Date.

(h)                        No Transferred Subsidiary (i) has ever been a member of an Affiliated Group, (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than commercial Contracts the primary purpose of which is not related to Taxes), or otherwise by operation of Law or (iii) has ever been a party to any joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

(i)                         None of the Acquired Assets that will be acquired from a non-U.S. Affiliate of Seller is a “United States real property interest” under Section 897(c) of the Code. The Transferred Subsidiary has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)                        Since December 31, 2020, no Transferred Subsidiary has changed or revoked any Tax election; changed any method of accounting for Tax purposes or Tax accounting period; amended any material income Tax Return; filed any material income Tax Return in a manner inconsistent with past practice; surrendered any right to a material Tax refund; settled any material Action in respect of Taxes; entered into any material Contract in respect of Taxes with any Taxing Authority or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Transferred Subsidiary (other than pursuant to extensions of time to file Tax Returns that are automatically granted under applicable Law).

(k)                        The U.S. federal tax classification of each Transferred Subsidiary, and any U.S. federal Income Tax entity classification elections that have been made for any Transferred Subsidiary (including the dates on which such elections became effective), are described in Section 4.8(k) of the Seller Disclosure Schedule.

(l)                        No Transferred Subsidiary (assuming for this purpose that such Transferred Subsidiary is treated as regarded for any applicable Income Tax purposes) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, or the use of a cash or an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable provision of applicable Law) executed on or prior to the Closing Date; (iii) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any comparable provision of applicable Law ) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any comparable provision of applicable Law ); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) deferred revenue (whether pursuant to Rev. Proc. 2004-34 or Code Section 451(c) (or any comparable provision of state, local, or non-U.S. Law) or otherwise) or prepaid or deposit amount received on or prior to the Closing Date outside the ordinary course of business. No Transferred Subsidiary is required to include any amount in income pursuant to Section 965 of the Code or pay any installment of the “net tax liability” described in Section 965(h)(1) of the Code (or any comparable provision of applicable Law). No Transferred Subsidiary has deferred any obligation to pay Taxes pursuant to the CARES Act. Buyer will not be required to pay (and the Assumed Liabilities do not include any obligation to pay) any Taxes in respect of the Business that would have been due on or before the Closing Date but for the CARES Act.

(m)                       During the two (2) year period ending on the Closing Date, no Transferred Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any comparable provision of applicable Law).

(n)                        The Transferred Subsidiaries and (with respect to the Business and Acquired Assets) the Seller and its Affiliates have in each case timely and properly filed all material returns and reports required under any escheat or unclaimed property Law, and all such returns and reports are accurate and complete in all material respects. The Transferred Subsidiaries and (with respect to the Business and Acquired Assets) the Seller and its Affiliates have timely paid all material amounts due under any escheat or unclaimed property Law, and none of any Transferred Subsidiary, or Seller or its Affiliates with respect to the Business and Acquired Assets, has any material liability for failure to pay amounts due pursuant to any escheat or unclaimed property Law or failure to file any returns or reports required by any escheat or unclaimed property Law.

(o)                        Notwithstanding anything to the contrary, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitation on (or availability of) any Tax attribute or item (including method of accounting) of a Transferred Subsidiary other than solely with respect to a Pre-Closing Tax Period.

4.9            Tangible Property. The material equipment that is Transferred Tangible Property is in good operating condition and repair, reasonable wear and tear excepted, and is suitable for the uses for which it is being used in all material respects.

4.10         Intellectual Property.

(a)                        Section 4.10(a)(i) of the Seller Disclosure Schedule and Schedule 1.1(jjjjjj) together sets forth a true, correct and complete list of all Transferred Intellectual Property Rights that are Registered IPR (the “Transferred Registered IPR”), and in respect of each such item of Transferred Registered IPR, the registered owner thereof, the jurisdiction in which each item has been registered or filed, and the applicable registration, application or serial number or similar identifier and applicable filing, issuance, registration or grant date. With respect to each item of Transferred Registered IPR, as of the date of this Agreement and as of the Closing, all necessary registration, maintenance and renewal fees and Taxes due have been paid, and all necessary documents and certificates have been filed with the U.S. Patent and Trademark Office, Copyright Office or other relevant Governmental Authority, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, such Transferred Registered IPR. Section 4.10(a)(ii) of the Seller Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all actions, filings, and payments that must be taken or made within ninety (90) days after the Closing Date in order to maintain such Transferred Registered IPR in full force and effect. There are no Actions, other than ordinary course application proceedings, as to which Seller or any of its Subsidiaries has received notice, challenging the ownership or validity of any such Transferred Registered IPR. All Transferred Registered IPR are subsisting, and, to the Knowledge of Seller, no item of Transferred Registered IPR is invalid or unenforceable.

(b)                       Seller or one of its Subsidiaries exclusively owns, or otherwise has the right to transfer to Buyer under the terms of this Agreement, all right, title, and interest in and to the Transferred Intellectual Property Rights, free and clear of all Liens, other than Permitted Liens. No Transferred Intellectual Property Rights are subject to any Action or outstanding Order or settlement agreement or stipulation in any Action to which Seller or any of its Subsidiaries is a party that restricts in any material respect the transfer, assignment or licensing by Seller or any of its Subsidiaries or the enforceability of such Transferred Intellectual Property Rights.

(c)                        There is not pending, and during the three (3) years prior to the date of this Agreement there has not been, any Action as to which (i) Seller or any of its Subsidiaries received notice challenging the use, ownership, validity, enforceability or registerability of any Transferred Registered IPR, including but not limited to any interference, opposition, or cancellation proceedings or (ii) any of the Business Products or the operation of the Business is or was alleged to infringe, misappropriate, or otherwise violate the Intellectual Property Rights of any other Person.

(d)                       The Patents licensed by Seller under the IP License Agreement (Licensed Patents) include all Patents (other than the Transferred Patents) owned by Seller or any of its Subsidiaries with, or entitled to, a filing date prior to the Closing Date that, absent the licenses granted herein, would be infringed by Buyer’s operation of the Business substantially as conducted as of the Closing or the making, using or selling of the Business Products as of the Closing Date.

(e)                        Schedule 1.1(o) contains a true, correct and complete list of all Business Products that are being or have been sold, licensed, distributed, or provided as part of software service, or for which there is an obligation to support or maintain by Seller or its Subsidiaries currently or in the three (3) years preceding the date of this Agreement.

(f)                         Except for those non-exclusive licenses granted to customers, distributors, resellers, service providers, and contractors in the ordinary course of the operation of the Business, no licenses, covenants not to sue, or other similar rights to the Transferred Intellectual Property Rights have been granted by Seller or any of its Subsidiaries to any Person.

(g)                       None of the Business Products nor the operation of the Business as currently conducted infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by any other Person and none of the Business Products nor the operation of the Business as conducted in the three (3) years preceding the date of this Agreement have infringed, misappropriated, or otherwise violated any Intellectual Property Rights owned by any other Person in any material respect. Neither Seller nor any of its Subsidiaries has received (i) any written offer by any Person to license its Intellectual Property Rights to Seller or any of its Subsidiaries related to the Business Products or the operation of Business or (ii) any written notice from any Person claiming that the Business Products or the operation of the Business infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person.

(h)                        To the Knowledge of Seller, no Person is infringing, misappropriating, or otherwise violating or engaged in the unauthorized use of any item of Transferred Intellectual Property Rights in a manner that could reasonably be expected to have a material adverse effect on the Business. No Actions have been brought or threatened against any Person by Seller or any of its Subsidiaries in the three years preceding the date of this Agreement alleging that a Person is infringing, misappropriating or otherwise violating or is engaged in the unauthorized use of, any Transferred Intellectual Property Rights.

(i)                         Seller and its Subsidiaries have taken reasonable measures to protect as confidential and maintain as a trade secret the Trade Secrets that are material to the Business, and to the Knowledge of Seller, such Trade Secrets have not been used or disclosed to any other Person, except pursuant to confidentiality agreements or in a manner that is not reasonably likely to materially and adversely affect the value of such Trade Secrets. Without limiting the foregoing, Seller and each of its Subsidiaries requires each Employee and contractor who has made any contributions to the development of any Business Product, Transferred Technology, or Transferred Intellectual Property Rights to execute a Proprietary Information and Inventions Agreement substantially in the forms provided to Buyer, which assigns to Seller or one of its Subsidiaries his or her Intellectual Property Rights in the Business Product, any resulting Transferred Technology and Transferred Intellectual Property Rights and requires him or her to protect the confidentiality of all Trade Secrets and other confidential information of Seller and its Subsidiaries.

(j)                        No government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Business Product and no Governmental Authority, university, college, or other educational institution or research center has any claim or right in or to any Business Product, Transferred Intellectual Property Rights or Transferred Technology.

(k)                        Excluding employee agreements, agreements with consultants and independent contractors and non-disclosure agreements entered into in the ordinary course of business, Section 4.10(k) of the Seller Disclosure Schedule contains a true, correct and complete list as of the date of this Agreement of: (i) any Contract pursuant to which Seller or any of its Subsidiaries has licensed, is obligated to license, or has agreed not to assert any Transferred Intellectual Property Rights to a third Person, other than non-exclusive licenses entered into in connection with the sale or support of Business Products or non-exclusive licenses granted by Seller or any of its Subsidiaries in the ordinary course of business (“Outbound Licenses”); or (ii) any Contract pursuant to which a third Person has licensed or has agreed not to assert any Intellectual Property Rights to Seller or any of its Subsidiaries that is material to the operation of the Business other than non-exclusive licenses to Infrastructure Assets or other commercially available Software entered into in the ordinary course of business under shrink-wrap, click-through, or other standard internal use license agreements (“Inbound Licenses”).

(l)                        As of the date hereof, there are no material defects in any of the Product Software that would prevent Product Software from performing substantially in accordance with its user specifications and to the Knowledge of Sellers, there are no virus, worms, Trojan horses, time bombs, or similar malicious programs in any such Product Software.

(m)                      No material Product Software contains any Open Source Software licensed under any terms and conditions that require Product Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributed at no charge.

(n)                       Sellers and its Subsidiaries have not disclosed to any Person (other than Employees and contractors) the source code for Product Software or granted any Person a contingent right to receive or license to source code for Product Software, whether pursuant to an escrow arrangement or otherwise.

(o)                        The Infrastructure Assets made available as part of the Transition Services Agreement are adequate in all material respects for the operation of the Business as currently conducted, and Seller and its Subsidiaries have purchased a sufficient number of licenses or seats for all Software used by Seller and its Subsidiaries that are material to the conduct of the Business. Seller and its Subsidiaries have taken commercially reasonable measures to protect the integrity of the Infrastructure Assets, and to the Knowledge of Seller, there are (i) no material failures, outages, substandard performances or other adverse effects with respect to the Infrastructure Assets; or (ii) material security breaches of, or other material unauthorized access to, any Infrastructure Assets.

4.11          Privacy and Information Security.

(a)                        Seller and each of its Subsidiaries have been for the past (2) years and are in compliance in all material respects with all Privacy Obligations and Privacy Notices, in each case, to the extent applicable to the operation of the Business, any of the Acquired Assets or the Assumed Liabilities. No Person or Governmental Authority has, in the last two (2) years, overtly threatened or commenced any proceeding with respect to the Business’s privacy, security, or data protection practices, including any allegation of unauthorized Processing of any Personal Data used or held for use by the Business, and there is no reasonable basis for such proceeding to the Knowledge of Seller. The Business is not subject to any Privacy Obligations or Privacy Notices that, following Closing, would prohibit the Buyer from Processing Personal Data within the custody or control of the Business, in the manner in which the Business Processed Personal Data prior to the Closing, in any material respect.

(b)                       The Business has implemented and maintains an information security program comprising of commercially reasonable, administrative, physical and technical safeguards that are designed to protect the security, confidentiality, integrity and availability of the Seller Information Systems used in the operation of the Business in a manner appropriate to the size and scope of the Business and the Personal Data Processed by the Business, and makes reasonable efforts to require vendors that Process Personal Data on its behalf to implement substantially similar safeguards. To the Knowledge of Seller, in the past two (2) years, neither the Business nor, to the extent affecting the Business, its vendors, have suffered (i) material security breaches or incidents involving the unauthorized Processing of Personal Data that have required notice to law enforcement or Governmental Authority notification under applicable Privacy Obligations or (ii) malicious disruption to Business Products which would not reasonably be expected to be, individually or in the aggregate, material to Seller.

4.12          Material Business Contracts.

(a)                        Section 4.12(a) of the Seller Disclosure Schedule sets forth a true, correct and correct list of all Material Business Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Business Contracts” means the following Contracts to which Seller or any of its Subsidiaries is a party with respect to the Business or which bind any of the Acquired Assets or Assumed Liabilities:

(i)              any material joint venture or partnership agreement with any unaffiliated third party;

(ii)            any lease, sublease or similar Contract with any Person under which Seller or any of its Subsidiaries is lessee of, or holds or uses, any Transferred Tangible Property material to the operation of the Business;

(iii)            any Contract imposing any material restriction on the right or ability of Seller or any of its Subsidiaries to (A) compete with any other Person or to engage in the Business or (B) develop, sell or distribute any Business Products;

(iv)           any material Contract with a Material Business Customer, Material Business Supplier or Material Business Distributor, in each case other than (A) Contracts for granting of any licenses to Open Source Software to Seller or any Subsidiary of Seller and (B) Contracts that are not Transferred Contracts or Shared Contracts;

(v)            any Contract for the sale of any of the Acquired Assets (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of the Acquired Assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $5,000,000;

(vi)           any Contract exclusively or primarily relating to the Business whose term exceeds three (3) years and that (A) is not cancelable by Seller or its Subsidiaries on notice of 120 or fewer days without payment by such Person and (B) involves aggregate annual payments to or expenditures by any of Seller or its Subsidiaries in excess of $1,000,000;

(vii)         any Contract in respect of Indebtedness of the Business or Indebtedness of the Transferred Subsidiary in an amount in excess of $1,000,000;

(viii)        any Contract with a Material Business Customer granting such Material Business Customer exclusive rights or “most favored nation” or similar rights;

(ix)           any Contract with respect to any future disposition or granting of a right of first refusal, first negotiation or similar right or restriction with respect to the sale of the Transferred Subsidiary Equity or any material portion of the Acquired Assets (or rights thereto);

(x)             any Contract containing a provision that materially restricts the Business from engaging or competing in any line of business with any Person or in any geographical area or offering or selling any product or service of the Business to any Person or class of Persons that would apply immediately after the Closing to Buyer or its Affiliates (including, for certainty, the Transferred Subsidiary);

(xi)           any settlement agreement in respect of any Action under which Seller or any of its Subsidiaries has ongoing obligations with respect to the Business or that has otherwise not been satisfied and discharged in full;

(xii)          any Inbound Licenses and Outbound Licenses;

(xiii)         any Contract involving any resolution or settlement of any actual or threatened Action with a value in excess of $400,000;

(xiv)         any material Contract with any Governmental Authority, including a foreign Governmental Authority, other than Contracts entered into in the ordinary course of business;

(xv)           any Contract relating to the acquisition by the Business of assets in the last three (3) years outside the ordinary course of business for an amount in excess of $5,000,000; and

(xvi)         leases of any Transferred Tangible Property under which the lessee is obligated to make payments of more than $100,000 in any calendar year.

(b)                       Seller has made available to Buyer true, correct and correct copies of all Material Business Contracts (including all amendments, supplements and other modifications thereto) as in effect on the date of this Agreement.

(c)                        Neither Seller nor any of its Subsidiaries, on the one hand, or, to the Knowledge of Seller, any other party thereto is in breach of or default (in each case, with or without notice or lapse of time or both) under the terms of any Material Business Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. To Seller’s Knowledge, as of the date hereof, no other party to any Material Business Contract is in breach of or default under the terms of any Material Business Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Material Business Contract is a valid, binding and enforceable obligation of Seller or its Subsidiary which is party thereto and, to Seller’s Knowledge, of each other party thereto, and is in full force and effect, subject to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity and any expiration thereof in accordance with its terms existing as of the date hereof. Neither Seller nor any of its Subsidiaries has received written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default by a Seller or its Affiliates under any such Material Business Contract, except as would not have a Business Material Adverse Effect.

4.13          Employee Matters.

(a)                        Section 4.13(a) of the Seller Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Designated Employees who are classified as employees of Seller or one of its Subsidiaries which includes the following information for each such individual: (i) the employee ID and position, (ii) the respective title or position, place of employment (country and applicable state or province), employing entity and date of hire of each such Designated Employee, (iii) whether such Designated Employee is absent from active employment due to a leave of absence or disability (a “Leave Employee”), (iv) full-time or part-time status, (v) annual salary or base wage rate (if applicable), (vi) incentive or bonus entitlement, (vii) whether such Designated Employee is classified as exempt or non-exempt for wage and hour purposes and (viii) whether each such Designated Employee is an Automatic Transfer Employee.

(b)                        Section 4.13(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all Persons who, as of the date of this Agreement, are consultants or independent contractors working for the Business. Seller has made available to Buyer the material terms and conditions of engagement of such consultants and independent contractors with respect to the Business, including but not limited to, provisions as to a description of the services rendered, engaging entity, notice, remuneration and emoluments.

(c)                        To the Knowledge of Seller, as of the date of this Agreement, none of the Designated Employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed activities of the Business, except for agreements between Seller or any of its Subsidiaries and their present and former employees, consultants and contractors.

(d)                        Neither Seller nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Designated Employee, no such collective bargaining agreement or other union Contract is being negotiated by Seller or any of its Subsidiaries, and there is no requirement to inform or consult with, give notice to or obtain the approval of, any works council or trade union in connection with the transactions contemplated herein. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Designated Employee. To the Knowledge of Seller, there are no current activities or proceedings of any labor union to organize the Designated Employees. Except as would not result in a Business Material Adverse Effect, there is no labor dispute, strike or work stoppage against Seller or any of its Subsidiaries pending or, to the Knowledge of Seller, threatened.

(e)                        With respect to the Designated Employees, each of Seller and its applicable Subsidiaries is in compliance with applicable Laws regarding labor, employment and immigration, including those related to employment practices and terms and conditions of employment, except where non-compliance with such applicable Laws would not be material to the Business.

(f)                        There is no Action pending by or on behalf of any Designated Employee before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Citizenship and Immigration Services or any comparable Governmental Authority outside of the U.S.

4.14          Employee Benefits Plans.

(a)                        Section 4.14(a) of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all material Employee Benefit Plans in which a Designated Employee, including any spouse or dependent of a Designated Employee, participates as of the date of this Agreement, including, whether or not material, all Employee Benefit Plans providing for retirement or other benefits payable or provided after termination of employment. Section 4.14(a) of the Seller Disclosure Schedule separately identifies each material International Employee Plan (or International Employee Plan provided for retirement or other benefits payable or provided after termination of employment), and separately identifies (to the extent determined by the Parties as of the date hereof) each Employee Benefit Plan that will transfer to Buyer or a Buyer Affiliate (including entities that become Buyer Affiliates as a result of the purchase of the Business) on or after the Closing (each such transferring plan, a “Transferring Plan”).

(b)                       Seller has provided or made available to Buyer, to the extent applicable, true, correct and complete copies of each material Employee Benefit Plan in which a Designated Employee, including any spouse or dependent of a Designated Employee, participates as of the date of this Agreement.

(c)                        Neither Seller nor its ERISA Affiliates maintains, sponsors, contributes to or can reasonably be expected to have any liability with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA; or (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. No Employee Benefit Plan (whether for any Designated Employee based in the U.S. or outside of the U.S.) provides any post-employment medical, life insurance or other welfare-type benefits to any Designated Employee (other than health continuation coverage required by Section 601 et seq. of ERISA).

(d)                        Each Transferring Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service upon which it can rely, and nothing has occurred since the date of such determination that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan in any material respect.

(e)                        Neither the execution of this Agreement nor the consummation of the Transactions contemplated herein could, either alone or in combination with another event: (i) provide for the payment of separation, severance or termination benefits to any Designated Employee; or (ii) obligate any Seller or any of its Subsidiaries to make any payment, provide or increase any benefit or accelerate any payment or benefit to, or would result in any vesting with respect to, any such Designated Employee. Neither the execution of this Agreement nor the consummation of the Transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event) will result in the payment of any “parachute payment” as defined in Section 280G(b)(2) of the Code. No Employee Benefit Plan provides for any “gross-up” or similar payment to such Employee on account of any Tax under Sections 4999 or 409A of the Code. Each Employee Benefit Plan that constitutes a nonqualified deferred compensation plan as defined in Section 409A of the Code has been documented, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

4.15          International Employee Plans.

(a)                        Except as would not result in a material Liability to the Business, each International Employee Plan (i) to the extent that it must be registered or qualified in the country in which it is maintained has received or timely applied for such registration or qualification, and such International Employee Plan has not been amended since the date of its most recent registration or qualification (or application therefor) in a manner that would require a new registration or qualification, (ii) to the extent required to be funded, insured or book-reserved are funded, insured or book reserved to such extent required, as appropriate, based upon reasonable actuarial assumptions consistent with applicable Laws, and (iii) is not subject to any pending or, to the Knowledge of Seller, threatened Action. No International Employee Plans are defined benefit pension plans or multi-employer plans (as defined in ERISA, whether or not subject to ERISA) or similar arrangements, and neither Seller nor any of its Subsidiaries have, nor are reasonably expected to have, any direct or indirect liability (contingent or otherwise) to any other pension plan (whether open or closed) with respect to a Designated Employee, or to provide an early retirement benefit (whether lump sum or otherwise) on redundancy to any Transferred Employee. All required payments, premiums, and contributions with respect to each such International Employee Plan, and any mandatory government, social security or pension plans to which each of Seller and its applicable Subsidiaries is required to contribute to or accrue for in respect of the Designated Employees outside of the United States, have been timely made within the time periods prescribed under applicable Law or, if not due, properly accrued except, in each case, as has not resulted in material liability to the Business.

(b)         Except as would not result in a material Liability to the Business, there are no pending or, to the Knowledge of Seller, threatened claims or Actions with respect to any International Employee Plans.

4.16          Legal Proceedings. (a) There is no Action pending, or to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries (in each case, that relates to any Assumed Liability or exclusively or primarily relates to the Business, the Designated Employees, the Automatic Transfer Employees, or any Acquired Asset), (b) there is no investigation pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries that relates to the Business, the Designated Employees, the Automatic Transfer Employees, any Acquired Asset or any Assumed Liability and (c) neither Seller nor any Subsidiary thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (X) prevent any of the Transactions contemplated hereby, (Y) materially impair the ability of Seller to perform its obligations under this Agreement or (Z) have a Business Material Adverse Effect.

4.17          Compliance with Laws; Permits.

(a)        Seller and its Subsidiaries are, and for the past two (2) years have been, in compliance with each Law (including all Laws governing subscriptions or service terms that automatically renew) and Order to the extent applicable to the ownership or operation of the Business, any of the Acquired Assets or the Assumed Liabilities, except were such non-compliance has not and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. For the last two (2) years, neither Seller nor any of its Subsidiaries has received any written notice of or been charged with any violation of any Laws or Orders applicable to the Business, except as has not had a Business Material Adverse Effect.

(b)        Seller and its Subsidiaries have all Permits that are required for the operation of the Business except where the failure to possess such Permits has not had a Business Material Adverse Effect. Seller and its Subsidiaries are not, and, for the last two (2) years, have not been, in default or violation of any such Permit, except as has not had a Business Material Adverse Effect. All Transferred Permits are in full force and effect, and no condition exists that with notice or lapse of time or both would constitute a default of any Transferred Permits to which either Seller or any of its Subsidiaries is a party, except as has not had a Business Material Adverse Effect. Seller and its Subsidiaries are in compliance with each Transferred Permit, except where such non-compliance has not and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. For the last two (2) years, neither Seller nor its Subsidiaries has received any written notice of any Action or investigation relating to the revocation, nonrenewal, suspension or modification of any Transferred Permit, except as has not had a Business Material Adverse Effect.

4.18          Brokerage Fees. Seller and its Subsidiaries have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with this Agreement or the Transactions, except for such fees, commissions and expenses that will be paid by Seller.

4.19          Customers, Suppliers and Partners.

(a)        Section 4.19(a) of the Seller Disclosure Schedule sets forth a list of the top ten (10) customers of the Business that have a Contract with Seller or its Subsidiaries based on total revenues of the Business in the aggregate for the fiscal year ended December 31, 2020 (each, a “Material Business Customer”). Since December 31, 2019, neither Seller nor any of its Subsidiaries has received any written notice from any Material Business Customer that such Material Business Customer will not continue as a customer of Seller or that such Material Business Customer is terminating, intends to terminate, modify, substantially reduce or not renew existing Contracts with Seller or its Subsidiaries.

(b)        Section 4.19(b) of the Seller Disclosure Schedule sets forth a list of the top ten (10) suppliers or vendors to the Business based on total spend by the Business during the fiscal year ended December 31, 2020 (each, a “Material Business Supplier”). Since December 31, 2019 neither Seller nor any of its Subsidiaries has received any written notice from any Material Business Supplier that such Material Business Supplier will not continue as a supplier or vendor to Seller or its Subsidiaries, that such Material Business Supplier is terminating, intends to terminate, modify, substantially reduce or not renew existing Contracts with Seller or its Subsidiaries.

(c)        Section 4.19(c) of the Seller Disclosure Schedule sets forth a list of the top ten (10) distributors to the Business based on total spend by the Business during the fiscal year ended December 31, 2020 (each, a “Material Business Distributor”). Since December 31, 2019 neither Seller nor any of its Subsidiaries has received any written notice from any Material Business Distributor that such Material Business Distributor will not continue as a distributor for Seller or its Subsidiaries, that such Material Business Distributor is terminating, intends to terminate, modify, substantially reduce or not renew existing Contracts with Seller or its Subsidiaries.

4.20          Related Party Transactions.

(a)        No Related Party has any interest in any Acquired Asset.

(b)        To the Knowledge of Seller, no Related Party is competing with the Business.

4.21          Anti-Corruption. Neither Seller nor its Subsidiaries, nor any officer, director, manager, employee, or, to the Knowledge of Seller, agent or any other Person authorized to act on behalf of Seller or any of its Subsidiaries, has to the extent applicable to the ownership of the Acquired Assets or operation of the Business, directly or indirectly, taken any act that would cause Seller or its Subsidiaries to be in violation of Improper Payment Laws, including any act in furtherance of an illegal offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any Person to secure any improper advantage or to obtain or retain business in violation of Improper Payment Laws. Each of Seller and its Subsidiaries complies, and has at all times complied, with all Improper Payment Laws. Without limiting the generality of the foregoing, (a) neither Seller nor any of its Subsidiaries has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) or any related or similar Law and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of Seller or its Subsidiaries relating to the same. Neither Seller nor its Subsidiaries, or to the Knowledge of Seller, any of their respective controlled Affiliates or Persons acting on their behalf has received any written notice or, to the Knowledge of Seller, oral communication from any Person that alleges, nor been involved in any internal investigation involving any allegations relating to potential violation of any Improper Payment Laws or other applicable Law, nor have received a written request, or to the Knowledge of Seller oral request, for information from any Governmental Authority regarding Improper Payment Laws. To the Knowledge of Seller, none of Seller, its Subsidiaries or any officer, director, manager, employee, attorney, accountant, consultant, financial advisor, or other agent of Seller or its Subsidiaries, has employed or retained, directly or indirectly, a Government Official or a family member of a Government Official. No Government Official has, directly or, to the Knowledge of Seller, indirectly, the right of control over, or any beneficial interest in Seller or its Subsidiaries. Each of Seller and its Subsidiaries maintains, and has maintained, compliance policies, procedures and internal controls reasonably calculated to ensure compliance with applicable Improper Payment Laws.

4.22          Trade Compliance.

(a)        To the extent applicable to the Business, Seller and its Subsidiaries are and, in the past five (5) years have been, in compliance with all Global Trade Laws. None of Seller, its Subsidiaries or their respective directors, or officers, or to the Knowledge of Sellers, any of their Affiliates, employees, or agents is, or at any time in the past five (5) years, was a Restricted Party or located, organized or resident in a Restricted Country. Seller and its Subsidiaries, to the extent applicable to its ownership or its operation of the Business, are not, and have not in the past five (5) years, directly or indirectly engaged in any business with, or used, directly or indirectly, any corporate funds to contribute to or finance the activities of, any Restricted Party or any Restricted Country.

(b)        In the past five (5) years, (i) neither Seller nor its Subsidiaries, to the extent applicable to its ownership or its operation of the Business, has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Authority related to Global Trade Laws, and (ii) to the Knowledge of Sellers, no material investigation, review, audit, or inquiry by any Governmental Authority with respect to Global Trade Laws is pending or threatened.

4.23          Government Contracts.

(a)        Section 4.23(a) of the Seller Disclosure Schedule provides a complete and accurate list of: (i) each Current Government Contract of the Business with annual revenue of $1,000,000; (ii) each Lower-Tier Subcontract of the Business whereby the Business incurs annual expenses in excess of $500,000; (iii) each Government Bid in excess of $2,000,000 made by the Business which has not expired and for which an award has not been made; and (iv) each Teaming Agreement to which the Business is a party which has not expired, for which the subject government solicitation has not been cancelled, and for which an award has not been made. True, correct and complete copies of each Contract (other than any Government Contract with, or pertaining to work for, a foreign Governmental Authority) required to be listed on Section 4.23(a) of the Seller Disclosure Schedule have been made available to Buyer, except as noted in the Seller Disclosure Schedule. Each Current Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect, except for such failures to be valid, binding or in full force and effect as has not had a Business Material Adverse Effect. To the Knowledge of Seller, there is no reasonable basis to believe that any Current Government Contracts will not remain in effect after the Closing, except for those that terminate in accordance with their terms and except as would not have a Business Material Adverse Effect.

(b)        With respect to any Government Contract, there is no pending or, to the Knowledge of Seller, threatened (i) suspension or debarment proceeding against the Business; (ii) request to the Business by a Governmental Authority for a contract price reduction based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim received by the Business of defective pricing, except as would not have a Business Material Adverse Effect; (iii) dispute between the Business and a Governmental Authority which, in the last two (2) years, has resulted in a government contracting officer’s final decision where the amount in controversy would have a Business Material Adverse Effect; or (iv) certified claim or request for equitable adjustment by the Business against a Governmental Authority that would have a Business Material Adverse Effect.

(c)        Since December 31, 2019, (i) the Business has not received any written notice of termination for default or convenience, uncured cure notice, active stop work order, or unresolved show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to a Government Contract which notice or termination would have a Business Material Adverse Effect, and (ii) the Business is not in default under any of the Government Contracts, except where any default would not have a Business Material Adverse Effect.

(d)        The Business has not received any written notification of material costs, schedule, technical or quality problems that would reasonably result in claims against the Business (or successors in interest) by a Governmental Authority, a prime contractor or a higher tier subcontractor, except as would not have a Business Material Adverse Effect. To the Knowledge of Seller, there are no Government Contracts pursuant to which the Business is reasonably expected to experience cost, schedule, technical or quality problems that would result in claims against the Business (or successors in interest) by a Governmental Authority, a prime contractor or a higher tier subcontractor, except as would not have a Business Material Adverse Effect.

(e)        To the Knowledge of Seller the Business and each executive officer, managing director, or any employee who performs an acquisition function, has no personal or organizational conflict of interest, as defined in FAR 9.507-1 or 9.507-2, or in each instance has disclosed such conflict and has received a waiver from a cognizant Governmental Authority. The Business has not, and none of the directors, officers, Principals, (as defined at FAR 2.101) nor, to the Knowledge of Seller, any employee or controlled Affiliate of Seller has, for the last two (2) years (i) been, debarred or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); (ii) made any disclosure to a Governmental Authority under FAR Subpart 3.1003 or FAR 52.203-13 including with respect to credible evidence of a violation of federal criminal Law involving fraud, conflict of interest, bribery or gratuity provisions found in Title 18 of the United States Code, a violation of the civil False Claims Act, or a significant overpayment in connection with the award, performance or closeout of any Government Contract, and Seller is unaware of any credible evidence that would require mandatory disclosure under the FAR; (iii) made any voluntary disclosures to any Governmental Authority with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; or (iv) received any written notice or inquiry from a Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(f)        The Personnel Security Clearances of the Business’s officers, directors, and employees have not been invalidated or denied. The Business is in compliance in all material respects with the requirements applicable to such security clearances set forth in the National Industry Security Program Operating Manual, DoD 5220.22-M (May 18, 2016).

4.24          Environmental Matters. The Business is operated and the Transferred Subsidiary is, and for the last two (2) years has been, operated in compliance in all material respects with applicable Environmental Laws, which compliance includes the possession, and compliance in all material respects with, all material Permits required for their operations pursuant to Environmental Law. There is no pending or, to the Knowledge of Seller, threatened Environmental Claim against Seller or any of its Subsidiaries, to the extent applicable to its ownership of the Acquired Assets or its operation of the Business or, to the Knowledge of Seller, against any Person whose liability for any material Environmental Claim, to the extent applicable to its ownership of the Acquired Assets or its operation of the Business, Seller, or any of its Subsidiaries have retained or assumed either contractually or by operation of law, and, to the Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against Seller, any of its Subsidiaries or any Person whose liability for any Environmental Claim Seller or any of its Subsidiaries have retained or assumed either contractually or by operation of law, except as would not have a Business Material Adverse Effect.

4.25          Insurance. Each insurance policy relating to the Business under which Seller or its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect and all related premiums have been paid to date. Seller and its Subsidiaries are in compliance with the terms and conditions of the Insurance Policies in all material respects. Neither Seller nor its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice under any such policy) relating to the Business under any Insurance Policy, and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under such policy. No material insurance claims related to the Business made by Seller or any of its Subsidiaries have been denied since December 31, 2020, and there are no material pending insurance claims related to the Business made by any of Seller or any of its Subsidiaries which, if denied, would have a Business Material Adverse Effect.

4.26          Real Property.

(a)         (i) Each Transferred Real Property Lease and the real property to which it relates (the “Leased Real Property”), is in full force and effect and Seller or one of its Subsidiaries has good and valid leasehold title in the Leased Real Property pursuant to such Real Property Lease, free and clear of all Liens other than Permitted Liens; (ii) there are no defaults by Seller or any of its Subsidiaries (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by Seller or any of its Subsidiaries) and, to the Knowledge of Seller, there are no defaults by any other party to such Real Property Lease (or any conditions or events that, after notice or the lapse of time or both, would constitute a default by such other party) under such Real Property Lease, except where such defaults have not had a Business Material Adverse Effect; (iii) there are no subleases, licenses or occupancy agreements pursuant to which any third party is granted the right to use the Leased Real Property; (iv) there is no Person (other than Seller or its Subsidiaries, as applicable) in possession of the Leased Real Property or any portion thereof; and (v) as neither Seller nor its Subsidiaries has received any written notice that any material portion of the Leased Real Property will be condemned, requisitioned or otherwise taken by any public authority.

(b)        Seller has made available to Buyer copies of all of the Transferred Real Property Leases, which are accurate and complete in all material respects.

(c)         With respect to the Leased Real Property, neither Seller nor its Subsidiaries has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate.

(d)        Neither Seller’s nor its Subsidiaries’ current use of the Leased Real Property violates in any material respect any restrictive covenant of record that affects such property. The buildings and facilities at each of the Leased Real Properties are in good operating condition in all material respects (except for reasonable and customary wear and tear) and are adequate and suitable for their current uses and purposes.

(e)        The Transferred Subsidiary does not own (or is a party to any Contract to purchase) and has never owned any real property.

4.27          Exclusivity of Representations. Seller, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE V:

(a)        neither Buyer nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Buyer, its Subsidiaries or any of their respective businesses or operations or otherwise in connection with this Agreement or the Transactions;

(b)        no Person has been authorized by Buyer, any of its Affiliates or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to Buyer, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Seller or any of its Affiliates or Representatives as having been authorized by Buyer or any of its Affiliates (or any other Person); and

(c)        the representations and warranties made by Buyer in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any that are express or implied or as to merchantability or fitness for a particular purpose, and Buyer hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Seller or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1              Organization and Good Standing; Authority and Enforceability.

(a)        Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer has all necessary corporate or other organizational power and authority to carry on its business and to own and operate its assets.

(b)        Buyer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which Buyer is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer.

(c)        This Agreement and the other Transaction Agreements to which Buyer is a party has been (or, in the case of the Transaction Agreements, will be) duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes (or, in the case of the Transaction Agreements, will constitute) a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors and to general principles of equity.

5.2              Governmental Approvals. No Governmental Approvals are required on the part of Buyer in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable securities Laws, (b) filings or reports required or determined to be advisable under, and compliance with, Antitrust Laws or Investment Laws listed on Section 7.2(a) of the Seller Disclosure Schedule and (c) any such Governmental Approvals the failure to obtain or make would not have a Buyer Material Adverse Effect.

5.3              Conflicts. The execution and delivery by Buyer of this Agreement and the other Transaction Agreements to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions and the other transactions contemplated hereby and thereby do not (a) conflict with or violate the certificate of incorporation or bylaws (or other comparable organization documents) of Buyer; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer is entitled under, any Contract to which Buyer is a party or by which Buyer is bound or to which its assets are subject, or (c) assuming compliance with Section 5.2(b), violate any Law or Order applicable to Buyer or any of its properties or assets, except for any such conflict, breach, default, acceleration, creation, obligation or violation referred to in clauses (b) and (c) above that would not have a Buyer Material Adverse Effect.

5.4              Availability of Funds. Buyer has delivered to Seller true, correct and complete copies of (i) the Equity Commitment Letter to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (ii) an executed debt commitment letter, dated as of the date hereof, among Buyer and UBS AG, Stamford Branch, UBS Securities LLC, and Jefferies Finance LLC, and all contracts, fee letters, engagement letters and other arrangements associated therewith (provided, that provisions in the fee or engagement letter relating solely to fees, market flex provisions and other economic terms as to percentages, dollar amounts and leverage multiples to the extent applicable for periods after the Closing may be redacted (but any provisions affecting in any manner the conditionality (including any modifications thereof or imposition of any additional closing or funding conditions), enforceability, availability, termination or aggregate net principal amount of the Debt Financing (after giving effect to all fees and original issue discount) shall be presented in full and shall not be redacted)) (such commitment letter(s) and related term sheets, including all exhibits, schedules and annexes, and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, collectively referred to as the “Financing”). None of the Financing Letters has been amended or modified, and no provision thereof has been waived, and no such amendment, modification or waiver is contemplated or pending, and the respective obligations and commitments contained in such Financing Letter have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated. Buyer has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter and the Debt Commitment Letter that are payable on or prior to the date of this Agreement. The net proceeds contemplated to be provided on the Closing Date under the Equity Commitment Letter and the Debt Commitment Letter will in the aggregate be sufficient to enable Buyer to pay the Purchase Price and to satisfy its other obligations required to be satisfied as of the Closing and to pay all of its related fees and expenses and to pay any amounts payable by it hereunder on the Closing Date. The Financing Letters are in full force and effect as of the date of this Agreement. The Financing Letters constitute the legal, valid and binding obligations of the parties thereto (other than the Financing Sources) and, to the Knowledge of Buyer, the Financing Sources. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach under the Equity Commitment Letter by any of the parties thereto or under the Debt Commitment Letter on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto. As of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date will not be available to Buyer on the Closing Date. The Financing Letters delivered to Seller contain all of the conditions precedent to the obligations of the parties thereunder to fund the Financing contemplated by the Financing Letters to be funded on the Closing Date. There are no side letters or other agreements, contracts or arrangements to which Buyer or any of its Affiliates or any other Person (other than the Financing Sources) is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Letters.

5.5              Legal Proceedings. (a) There is no Action pending, or to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries, (b) there is no investigation pending, or, to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries and (c) neither Buyer nor any Subsidiary thereof is subject to any outstanding Order, in each case, as would reasonably be expected to (i) prevent or materially delay any of the transactions contemplated hereby or (ii) materially impair the ability of Buyer to perform its obligations under this Agreement.

5.6              Brokerage Fees. Buyer and its Affiliates have not incurred any liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transactions, except for such fees, commissions and expenses that will be paid by Buyer.

5.7              Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to Seller a duly executed Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

5.8              Non-Foreign Buyer. Buyer is not a “foreign person” (as defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, including any implementing regulations thereof) (the “DPA”). As of the date hereof (assuming for such purpose the Closing Date was the date hereof) Buyer does not, and as of the Closing Date Buyer will not, permit any foreign Person limited partner, to obtain through Buyer any of the following with respect to the Business: (i) control (as defined in the DPA) of the Business, including the power to determine, direct or decide any important matters for the Business; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of Buyer and its Affiliates (which shall not include financial information about the Business), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture the products of the Business, including processes, techniques, or methods; (iii) membership or observer rights on the board of directors or similar governing body in charge of the Business or the right to nominate an individual to a position on the board of directors or similar governing body in charge of the Business; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Business regarding (x) the use, development, acquisition or release of any “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Business, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA).

5.9              Absence of Certain Agreements. There are no agreements, arrangements or understandings (in each case, whether oral or written) between Buyer or any of its Affiliates, on the one hand, and Seller, the Subsidiaries of Seller or their respective Affiliates’ members, management or directors or officers, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement.

5.10          Exclusivity of Representations.

(a)         Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV:

(i)        neither Seller nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Business, the Acquired Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the Transactions, and the sale and transfer by Seller of all of the Acquired Assets is on an “As Is Where Is” basis on the Closing Date regardless of the condition of the Acquired Assets and whether Buyer has inspected and examined them. Except as may be specifically provided in this Agreement, Buyer acknowledges and agrees that Seller makes no representation or warranty with respect to the value, condition or use of the Acquired Assets, whether expressed or implied, including any implied warranty of merchantability or fitness for a particular purpose or use;

(ii)       no Person has been authorized by Seller, any of its Subsidiaries or any of its or their respective Affiliates or Representatives to make any representation or warranty relating to Seller, its Subsidiaries or any of their businesses or operations (including the Business, the Acquired Assets or the Assumed Liabilities) or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by Buyer or any of its Affiliates or Representatives as having been authorized by Seller, any of its Subsidiaries or any of its or their respective Affiliates or Representatives (or any other Person); and

(iii)      the representations and warranties made by Seller in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any that are express or implied or as to merchantability or fitness for a particular purpose, and Seller hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)        Buyer, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in ARTICLE IV, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i)        any representation or warranty, express or implied;

(ii)       any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the Transactions, in connection with presentations by Seller’s management or in any other forum or setting;

(iii)      the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

(c)        Notwithstanding anything to the contrary in this Section 5.10, nothing in this Section 5.10 or elsewhere in this Agreement shall preclude any claims for Fraud.

ARTICLE VI

INTERIM CONDUCT OF THE BUSINESS

6.1              Conduct of the Business. Except (i) as expressly required by this Agreement, (ii) for items necessary or desirable to effect the Restructuring, (iii) as set forth in Section 6.1 of the Seller Disclosure Schedule, (iv) as required by Law (including any COVID-19 Measures) or (v) as Buyer may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Closing and the valid termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), Seller will, and will cause its Subsidiaries to, use their respective commercially reasonable efforts to:

(a)        operate the Business in the ordinary course of business;

(b)        preserve and protect the Acquired Assets in good working order and condition, ordinary wear and tear excepted;

(c)        preserve intact the Business and its goodwill;

(d)        keep available the services of the executive officers who are Designated Employees; and

(e)        preserve the Business’s business relationships with Material Business Customers, Material Business Suppliers and Material Business Distributors.

6.2              Restrictions on the Business. Except (i) as expressly required by this Agreement, (ii) for items necessary or desirable to effect the Restructuring, (iii) as set forth in Section 6.2 of the Seller Disclosure Schedule, (iv) to the extent required by Law or (v) as Buyer may otherwise consent in writing (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Seller will not, and will ensure that its Subsidiaries do not, take any of the following actions, in the case of Section 6.2(a) through Section 6.2(w) and Section 6.2(y), with respect to the Business, the Acquired Assets or the Assumed Liabilities:

(a)        modify or amend any of the organizational documents of the Transferred Subsidiary in any manner that would be material and adverse to Buyer;

(b)        declare, or pay any distribution or make any distribution in respect of any equity interests or securities of the Transferred Subsidiary, other than (1) cash distributions declared and paid prior to 11:59 p.m. (local time) on the date immediately prior to the Closing Date and (2) actions taken in connection with the carve-out of the Business that would be Excluded Liabilities hereunder;

(c)        other than in the ordinary course of business, (i) sell, lease, license (other than non-exclusive licenses granted in the ordinary course), transfer or otherwise dispose of or encumber any Acquired Assets, or (ii) grant or otherwise create or consent to the creation of any Liens other than Permitted Liens affecting any Acquired Assets or any part thereof;

(d)        enter into any material financing or guarantee arrangement, agreement or undertaking with any customer of the Business or any financial institution, leasing company or similar business that permits recourse to Buyer that would constitute an Assumed Liability;

(e)         create, incur, assume or guarantee any Indebtedness, other than Indebtedness that will be repaid prior to the close of business on the Business Day immediately preceding the Closing Date or that would otherwise constitute an Excluded Liability;

(f)         other than as required by applicable Law or GAAP, make or change any Tax election, settle or compromise any Tax liability or claim, or enter into a closing agreement relating to any Tax, in each case that could affect the Business or Acquired Assets;

(g)        in respect of any Transferred Subsidiary, (A) make or change any Tax election or change any method of tax accounting, (B) settle or compromise any Tax Liability or claim, (C) file any amended Tax Return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations with respect to a Tax Liability, (F) surrender any right to claim a Tax refund, (G) prepare a Tax Return in a manner materially inconsistent with past practice except as required by applicable Law, or (H) incur any material Tax Liability other than in the ordinary course of business consistent with past practice;

(h)        change any of the material accounting or financial reporting principles, practices or methods used by the Business, except as may be required in order to comply with changes in GAAP or applicable Law;

(i)          abandon or permit to lapse any Transferred Intellectual Property Rights (other than Patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or any of its Subsidiaries, including a failure by Seller or any of its Subsidiaries to pay any required registration or maintenance fees));

(j)          make any changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business;

(k)        enter into, adopt or amend (other than immaterial amendments) any Employee Benefit Plan except (x) in the ordinary course of business, or (y) in connection with any adoption or amendment by Seller that applies to Seller and its Subsidiaries as a whole, or to one or more of Seller’s business units as a whole, or that otherwise does not seek to target the Business or the Designated Employees;

(l)          solely with respect to the Designated Employees, (i) accelerate, or permit the acceleration of, the vesting or exercisability of any options or other equity interests; (ii) make any discretionary cash payments; (iii) issue any equity compensation awards; (iv) make any changes to any existing employment or other agreements; (v) enter into any new employment agreements; (vi) enter into severance or retention plans or arrangements; (vii) implement any salary increase or bonus plan or any increase in other compensation, retirement, welfare, fringe benefit or vacation pay; or (viii) create any retention-related pools of cash, stock or other payments;

(m)        (i) terminate the employment of any Designated Employee other than for cause in the ordinary course of business, (ii) transfer or agree to transfer any Designated Employee from working within the Business, or (iii) transfer or agree to transfer any employee of Seller or its Subsidiaries outside of the U.S. to work wholly or mainly within the Business;

(n)         except as required by an applicable Contract, enter into, adopt, amend (other than immaterial amendments) or terminate any collective bargaining agreement or any other similar agreement with a labor organization that covers Designated Employees;

(o)        acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity that would constitute an Acquired Asset;

(p)        make or authorize any new capital expenditures or commitments, or increase any previous commitments for capital expenditures, outside the ordinary course of business, in excess of $250,000 individually or $2,000,000 in the aggregate;

(q)        (i) terminate, amend, renew, modify, grant a waiver under or enter into any Material Business Contract or any Contract which would be a Material Business Contract if entered into on or prior to the date hereof (except for any automatic termination, amendment or renewal pursuant to the terms hereof) other than the entry into, renewal of or amendment of any Material Business Contract in the ordinary course of business or (ii) waive, release or assign any material rights, claims or benefits under any Material Business Contract;

(r)         enter into any lease for Real Property;

(s)        settle or compromise any Action, or release, dismiss, or otherwise dispose of any material rights or Action, other than settlements or compromises of Actions that involve the payment of monetary damages in an amount not in excess of $400,000 individually or $4,000,000 in the aggregate by Seller or any of its Subsidiaries;

(t)         adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(u)        change the fiscal year of the Transferred Subsidiary;

(v)        (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case, other than in the ordinary course of business or as required to conform with GAAP;

(w)        acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity that would constitute a Acquired Asset, other than such transactions with purchase prices (which shall include any Liabilities assumed or incurred in such purchase, lease or acquisition that constitute Assumed Liabilities) not in excess of $1,000,000 in the aggregate;

(x)        amend, change, introduce or eliminate any Employee Benefit Plan with respect to sales commissions, sales incentives or other sales-based compensation or amend, change, introduce or eliminate any quotas, sales goals or minimum participation levels for any sales Employees (regardless of whether a Designated Employee, Automatic Transfer Employee or Employee of the Retained Business) or their supervisors; or

(y)        take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 6.2(a) through Section 6.2(x).

Notwithstanding the foregoing, (i) nothing in this Agreement, including Section 6.1 and this Section 6.2, will prohibit Seller or any of its Subsidiaries from, or otherwise require any consent of Buyer for, taking or not taking any COVID-19 Measures; provided that Seller will, to the extent reasonably practicable, use commercially reasonable efforts to consult with Buyer prior to taking any such action, (ii) nothing contained in this Agreement is intended to give Buyer, directly or indirectly, the right to control the Business or Seller’s or any of its respective Subsidiaries’ operations prior to the Closing, and (iii) Seller and its Subsidiaries (including the Transferred Subsidiaries) shall be permitted to take all actions reasonably necessary to accomplish the Restructuring described in Exhibit K. Prior to the Closing, Buyer and Seller will each exercise complete control and supervision of its and its Subsidiaries’ respective operations.

6.3              Procedures for Requesting Consent from Buyer.

(a)        If Seller desires to take an action that would be prohibited pursuant to Section 6.1 or Section 6.2 without the written consent of Buyer, then prior to taking such action Seller may request such written consent by sending an email to the following individuals specifying, in reasonable detail, the action proposed to be taken:

Marc Bala
Email address: [redated]

Edourd Didier
Email address: [redated]

with a copy to:

Steve L. Camahort
Email address: stevecamahort@paulhastings.com

(b)        Each of the individuals set forth above may grant consent on behalf of Buyer to the taking of any action that would otherwise be prohibited pursuant to Section 6.1 or Section 6.2 by email. For the avoidance of doubt, the failure by such individuals to respond to any request from Seller pursuant to this Section 6.3 will not operate as, or be deemed to operate as, any type of consent or waiver by Buyer.

ARTICLE VII
COVENANTS OF PARTIES

7.1              Reasonable Best Efforts. During the Pre-Closing Period, on the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller will use, and will cause each of their respective Subsidiaries and Affiliates to use, its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transactions and the other transactions contemplated by the other Transaction Agreements, including using reasonable best efforts to (a) cause the conditions set forth in Section 3.4 to be satisfied as soon as practicable after the date of this Agreement; (b) obtain all necessary or appropriate consents, waivers and approvals under any Transferred Permits in connection with this Agreement and the consummation of the Transactions and the other transactions contemplated by the other Transaction Agreements; (c) obtain all necessary actions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); and (d) obtain all material waivers, consents, approvals of all Persons (other than Governmental Authorities) necessary or reasonably desirable in connection with the consummation of the Transactions as soon as reasonably practicable or reasonably desirable and in any event prior to the Closing. Without limiting the generality of the foregoing, but subject to Section 7.2, Seller, on the one hand, and Buyer, on the other hand, shall each (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing, (ii) cooperate in all respects with each other in connection with any filing or submission, and in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Authority or a private party, (iii) keep the other Party reasonably informed of any communication received or given in connection with any proceeding by a Governmental Authority or a private party, in each case, regarding the transactions contemplated by this Agreement and (iv) to the extent permitted by Law, permit the other Party to review any substantive communication given by it, and consult with each other a reasonable amount of time in advance of any meeting, in connection with any proceeding by a Governmental Authority or a private party, with any other Person and, to the extent permitted by such other Person, give the other Party the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, no actions taken (or omitted to be taken) by Buyer or its Affiliates (including, for certainty, Magenta Buyer) as expressly required by the Magenta Agreement shall constitute, or be deemed to constitute, a breach or default by Buyer or its Affiliates of or under this Section 7.1.

7.2              Regulatory Filings.

(a)                        Without limiting the generality of Section 7.1, each of Buyer and Seller shall (i) no later than five (5) Business Days following the execution and delivery of this Agreement, file with the appropriate Governmental Authorities a Notification and Report Form relating to this Agreement and the Transactions and the other Transaction Agreements and the transactions contemplated thereby as required by the HSR Act (and the Parties agree to seek early termination of the waiting period under the HSR Act), as well as all comparable pre-merger notification filings, forms and submissions with any foreign Governmental Authority listed on Section 7.2(a) of the Seller Disclosure Schedule that may be required by the Antitrust Laws of any applicable foreign jurisdiction; (ii) promptly prepare and file notifications, filings, registrations and other materials required or necessary under any applicable Investment Law in the jurisdictions listed in Section 7.2(a) of the Seller Disclosure Schedule; and (iii) respond promptly to satisfy requests from Governmental Authorities in order to satisfy the requirements of the applicable Investment Law, including, as applicable, to obtain the consents of those Governmental Authorities listed in Section 7.2(a) of the Seller Disclosure Schedule. All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this Section 7.2 shall be paid entirely by Buyer. Each of Buyer and Seller will promptly (a) cooperate and coordinate with the other in the making of such filings; (b) supply the other with any information that may be required in order to effectuate such filings; and (c) respond promptly to any request for additional information by such Governmental Authorities.

(b)                       Each Party will promptly inform the other Party of any communication from any Governmental Authority regarding the Transactions or any of the transactions contemplated by any of the other Transaction Agreements and permit the other Party to review a reasonable amount of time in advance, to the extent permitted by Law, any proposed material communication by such Party to any Governmental Authority. No Party shall agree to participate in any substantive meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party a reasonable amount of time in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and applicable Laws, the Parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any applicable non-U.S. Antitrust Law. Subject to the Confidentiality Agreement and applicable Laws, the Parties shall provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, that material provided pursuant to this Section 7.2(b) (A) may be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns, or (3) to remove references concerning the valuation of the parties and (B) may be designated as “outside counsel only,” which materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. If either Party or its Affiliates receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions or the other transactions contemplated by any of the other Transaction Agreements, then such Party will use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request.

(c)                        In furtherance and not in limitation of the foregoing, Buyer agrees to, and agrees to cause its Affiliates and representatives to, take promptly any and all steps and actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as possible and in any event prior to the Termination Date, including, as applicable, (i) providing information to such Governmental Authorities and other Persons and (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of its and its Affiliates’ assets, properties and such of the Acquired Assets and Assumed Liabilities, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of it or its Affiliates, (C) the establishment or creation of relationships and contractual rights and obligations of it, its Affiliates, or the Transferred Subsidiary, (D) the termination of any relevant venture or other arrangement and (E) any other change or restructuring of Buyer, its Affiliate, or their respective Subsidiaries, in each case, as may be required to be taken in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other Order in any Action, which would otherwise have the effect of preventing the consummation of the transactions contemplated by this Agreement or that would make the consummation of the transactions contemplated by this Agreement unlawful; provided, that in no event shall Buyer or its Affiliates be obligated to, and Seller and its Affiliates shall not agree with a Governmental Authority without the prior written consent of Buyer (in its sole discretion) to, divest or hold separate, enter into any other arrangement with respect to or take any other action described in clauses (A) through (E), above, in respect of any material rights, relationships, obligations or assets of or any material portion of (i) any business of Buyer, (ii) the Business or (iii) any of Buyer’s Affiliates.

(d)                        Except as specifically required by this Agreement, Buyer will not (and will cause its Affiliates not to) (1) acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets, or (2) assign any of its rights hereunder to any co-investor or permit any co-investor to acquire a direct or indirect interest in Buyer, in each case, if entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority asserting jurisdiction over the transactions contemplated hereby entering an order prohibiting the consummation of the transactions contemplated hereby, (iii) increase the risk of not being able to remove any such order on appeal or otherwise, or (iv) delay or prevent the consummation of the transactions contemplated hereby.

(e)                        Notwithstanding anything to the contrary in this Section 7.2(e), no actions taken (or omitted to be taken) by Buyer or its Affiliates (including, for certainty, Magenta Buyer) as expressly required by the Magenta Agreement shall constitute, or be deemed to constitute, a breach or default by Buyer or its Affiliates of or under this Section 7.2(e).

7.3              Access to Information.

(a)                        During the Pre-Closing Period, Seller will afford Buyer and its Representatives with reasonable access, during Seller’s normal business hours and with reasonable advance notice, to all of the management-level employees, assets, properties, books and records, Contracts and Permits of Seller and its Subsidiaries to be transferred to Buyer pursuant to this Agreement that Buyer may reasonably request; provided, however, that such access (a) does not unreasonably disrupt the normal operations of the Business or Seller or any of its Subsidiaries; (b) is subject to Seller’s reasonable security measures and insurance requirements; and (c) does not include the right to perform any “invasive” testing; provided, further, that Seller will have no obligation to provide any Tax Returns or work papers of Seller that are an Excluded Asset. Notwithstanding anything to the contrary in this Section 7.3, Seller will not be obligated to provide Buyer with any such access if, after being advised as such by legal counsel, Seller in good faith concludes it would (i) cause significant competitive harm to Seller or any of its Subsidiaries; (ii) jeopardize any attorney-client or other legal privilege; or (iii) contravene any Law, fiduciary duty or the terms of any Contract; provided, that Seller shall provide Buyer with notice of the withholding of any information pursuant to the foregoing clauses (i), (ii), or (iii) and use its reasonable best efforts to identify and implement any alternative means to allow disclosure of such information or such access. All access and investigation pursuant to this Section 7.3 will be conducted at Buyer’s expense and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (i) all such access and information relating thereto will be governed by the terms and conditions of the Confidentiality Agreement, and (ii) without the prior written consent of Seller, Buyer will not contact any vendor, customer or employee of Seller or any of its Subsidiaries with respect to the Transactions.

(b)                       Buyer shall preserve and keep the records held by it relating to the Business prior to the Closing for a period of seven (7) years (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, as may be reasonably required by Seller in connection with any insurance claims by, Action or Tax audits against, governmental investigations of, or compliance with legal requirements by, Seller or its Affiliates or other reasonable purpose with respect to the period prior to the Closing. All access pursuant to this Section 7.3(b) shall be conducted at Seller’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of Buyer and its Affiliates.

(c)                        Seller shall, and shall cause its Affiliates to, preserve and keep the records held by them relating to the Business prior to the Closing for a period of seven (7) years (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, as may be reasonably required by Buyer in connection with any insurance claims by, Action or Tax audits against, governmental investigations of, or compliance with legal requirements by, Buyer or its Affiliates or other reasonable purpose with respect to the period prior to the Closing. All access pursuant to this Section 7.3(c) shall be conducted at Buyer’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of Seller and its Subsidiaries.

7.4              Confidentiality. Buyer and Seller acknowledge and agree that the Mutual Nondisclosure Agreement, dated as of March 18, 2021, by and between STG Partners, LLC and Seller (the “Confidentiality Agreement”) will continue in full force and effect in all respects until the earlier of the Closing and the valid termination of this Agreement in accordance with its terms. Thereafter, the Confidential Disclosure Agreement will govern the confidentiality of the information of each Party.

7.5            No Solicitation of Acquisition Proposals.

(a)                        No Solicitation. On the period commencing on the date hereof and continuing during the remainder of the Pre-Closing Period, Seller will (A) cease and cause to be terminated any discussions or negotiations with, and terminate any data room access (or other access to diligence) of, any Person and its Representatives that would otherwise be prohibited by this Section 7.5(a); (B) deliver a written notice within one (1) Business Day after the date of this Agreement to each Person with whom discussions and negotiations are continuing as of the date hereof to the effect that Seller is ending all discussions and negotiations with such Person with respect to any Acquisition Proposal effective on and from the date hereof; and (C) unless Seller has already so requested, request within one (1) Business Day after the date of this Agreement that each Person (other than Buyer and its Representatives) that has executed a confidentiality agreement in connection with its consideration of an Acquisition Transaction promptly return or destroy, in accordance with the terms of such confidentiality agreement, all non-public information furnished to such Person by or on behalf of Seller or its Subsidiaries prior to the date of this Agreement. During the period commencing with the date of this Agreement and continuing during the remainder of the Pre-Closing Period, Seller and its Subsidiaries, and their respective directors and executive officers, will not, and Seller will not authorize or direct any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Buyer or any of their respective designees) any non-public information relating to Seller or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Seller or any of its Subsidiaries (other than Buyer or any of their respective designees), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate, or engage in discussions or negotiations, with any Person with respect to an Acquisition Proposal or with respect to any inquiries from third Persons relating to the making of an Acquisition Proposal (other than only informing such Persons of the provisions contained in this Section 7.5); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction; or (vi) authorize or commit to do any of the foregoing.

(b)                        For the avoidance of doubt, Buyer acknowledges and agrees that nothing in this Agreement, including the provisions of this Section 7.5, prohibits, restricts or otherwise affects Seller’s ability to solicit and enter into any transaction for the Retained Business or that primarily involves an acquisition of Seller; provided, however, that, for greater certainty, no such acquisition of Seller would materially prevent or delay performance of Seller’s obligations under this Agreement.

7.6            No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Buyer, on the one hand, or Seller, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing, each of Buyer and Seller will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their respective businesses and operations.

7.7            Public Statements. Buyer and Seller will consult with each other before issuing any press release or public announcement with respect to this Agreement, the Transactions, the Transaction Agreements and the transactions contemplated thereby and will not issue any such press release or public announcement without the prior consent of the other Party, which will not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances) issue a press release, public announcement or filing as is required by Law or the rules and regulations of any applicable stock exchange; provided, further, that, notwithstanding the foregoing, Seller, Buyer and their respective Affiliates shall not be prohibited from disclosing any information concerning this Agreement or the Transaction Agreements or the Transactions (i) to their respective advisors, auditors or ratings agencies that are subject to customary confidentiality obligations, (ii) to their respective Affiliates who have a need to know, (iii) with respect to Buyer and its Affiliates, to the extent required in connection with its ordinary course business operations including fund raising, marketing, borrowing, debt financing, equity financing or reporting obligations, and (iv) to the Guarantors, the Debt Financing Sources, or any prospective lender of Buyer or its Affiliates. The Parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

7.8           Use of Names. Buyer’s right to use Trademarks other than the Transferred Trademarks after the Closing is solely as set forth in the IP License Agreement.

7.9           Bulk Sales. Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer Laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer (other than any obligations with respect to the application of the proceeds from the Transactions).

7.10          Payments; Misallocated Assets and Liabilities.

(a)                        After the Closing, Seller will, and will cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receives that relate to the Acquired Assets or the Business to which Buyer is entitled, and will hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

(b)                        After the Closing, Buyer will, as promptly as practicable, deliver to Seller (or any of any of its Subsidiaries, as applicable) any mail packages and other communications and payments received by Buyer that do not relate to the Acquired Assets or the Business and to which Seller or its Subsidiaries is entitled.

(c)                       Subject, in all instances, to Section 2.6, if, following Closing, Buyer or the Transferred Subsidiary owns any right, property, asset or Liability that constituted Excluded Assets or Excluded Liabilities as of the Closing Date, or that any right, property, asset or Liability that has been transferred by Seller or any Subsidiary (other than the Transferred Subsidiary) to Buyer or Transferred Subsidiary were Excluded Assets or Excluded Liabilities as of the Closing Date, then (i) any such right, property, asset or Liability shall be deemed to have been held in trust by Buyer or the Transferred Subsidiary, as applicable, following Closing for Seller, (ii) Buyer shall, or shall cause the Transferred Subsidiary to, promptly transfer, assign and convey such rights, property, assets or Liability to Seller (or any of its Affiliates as designated by Seller) without any consideration therefor, and (iii) subject to Section ARTICLE XII, Seller shall indemnify and hold Buyer and its applicable Affiliates harmless from and against all Losses incurred as a result of Buyer’s or any of its Affiliates’ post-Closing direct or indirect ownership, management or operation of any such Excluded Assets or Excluded Liabilities (only to the extent that such Liabilities relate to Excluded Assets and are (or would be) Excluded Liabilities hereunder). Subject, in all instances, to Section 2.6, if, following Closing, any Acquired Asset or Assumed Liability was not transferred to Buyer (or one of its Affiliates) as part of the consummation of the transactions contemplated by this Agreement, then (i) Seller shall, and shall cause its applicable Subsidiaries if applicable, promptly transfer, assign and convey such Acquired Asset or Assumed Liability, as applicable, to Buyer or any of its Affiliates as directed by Buyer without additional consideration therefor, and (ii) subject to ARTICLE XII, Buyer shall indemnify and hold Seller and its Affiliates harmless from and against all Losses incurred as a result of Seller’s or any of its Affiliates’ post-Closing direct or indirect ownership, management or operation of any such Acquired Assets or Assumed Liabilities (only to the extent that such Liabilities relate to the Business and are (or would be) Assumed Liabilities hereunder). Notwithstanding the foregoing and anything to the contrary in this Agreement, the Parties understand and agree that the Excluded Assets and Excluded Liabilities are not intended to, and shall not, be transferred to Buyer or any of its Affiliates (including, after the Closing, the Transferred Subsidiary) and Seller or its Subsidiaries (excluding, after the Closing, the Transferred Subsidiary), as applicable, shall retain such rights, properties, assets and Liabilities.

7.11          Product Warranties. Following the Closing, Buyer will be solely responsible for satisfying any product warranties with respect to any Business Products, including all Business Products sold prior to the Closing. Notwithstanding the foregoing, Seller will assist Buyer in fulfilling any obligations with respect to such product warranties in accordance with the terms of the Transition Services Agreement.

7.12          Purchase Orders. The Parties hereby agree that Seller will have the right and obligation to fulfill any Seller purchase orders (other than purchase orders exclusively relating to the Business) that are outstanding as of the Closing Date. Notwithstanding the foregoing, Seller will continue to assist Buyer in fulfilling any purchase orders exclusively relating to the Business that are outstanding after the Closing Date in accordance with the terms of the Transition Services Agreement.

7.13          Production of Witnesses. From and after the Closing, the Parties will, and will cause their respective Subsidiaries to, use commercially reasonable efforts to make available to each other, upon written request, its Representatives for fact finding, consultation and interviews and as witnesses to the extent that either Party may reasonably be required in connection with any Action in which such requesting Party may from time to time be involved relating to the Business. Seller, on the one hand, and Buyer, on the other hand, agree to reimburse each other for reasonable out-of-pocket expenses (other than officers’ or employees’ salaries) incurred by the other in connection with providing individuals and witnesses pursuant to this Section 7.13. Notwithstanding the foregoing, the provisions of this Section 7.13 will not apply to Actions brought between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand or to any claims for indemnification, which are addressed in ARTICLE XII.

7.14          Intercompany Arrangements. Except as set forth in Section 7.14 of the Seller Disclosure Schedule, and except for this Agreement and the Transaction Agreements, Seller will cause all intercompany and intracompany accounts or Contracts between the Business or the Transferred Subsidiary, on the one hand, and Seller and its Affiliates (other than the Business or the Transferred Subsidiary), on the other hand, to be cancelled without any consideration or further Liability to any party and without the need for any further documentation, immediately prior to the Closing.

7.15          Insurance.

(a)                        From and after the Closing Date, the Business will cease to be insured by Seller’s or any of its Affiliates’ insurance policies or by any of their self-insurance programs. For the avoidance of doubt, Seller will retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs and Seller will retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage.

(b)                       To the extent Seller has in force any policies of insurance insuring any material personal property, any proceeds of any insurance payable in respect of any damage to such Acquired Assets that occurs from and after the date of this Agreement and before the Closing will be received by each such Seller in trust for Buyer and, to the extent the damage to such Acquired Assets to which the proceeds pertain has not been repaired or restored prior to the Closing, such proceeds will be paid over to Buyer at the Closing or, if no proceeds have been received before the Closing, Seller will pay over any proceeds actually received in respect of such damage (net of reasonable expenses and deductibles) to Buyer after the Closing.

(c)                        For six months after the Closing Date, Buyer shall notify Seller of any events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences to the extent relating to the Business or the Transferred Subsidiary or the properties, assets, operations, employees, officers or directors of the Business or the Transferred Subsidiary that, in each case, occurred prior to the Closing Date (collectively, the “Pre-Closing Occurrences”) for which it would like Seller to submit a claim under Available Insurance Policies. Seller shall, and shall cause its applicable Affiliates to (i) use commercially reasonable efforts to ensure that applicable claim reporting and other applicable material Available Insurance Policies requirements are met, in each case with respect to Pre-Closing Occurrences to the extent covered by the Available Insurance Policies, and (ii) use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage under any applicable Available Insurance Policy and pay such benefit to Buyer; provided, however, that Seller shall not be liable for (x) any deductibles, retention, co-payments, increases in premiums or other out-of-pocket costs and expenses (including reasonable legal fees and expenses, if any) incurred by Seller and its Affiliates in seeking such insurance proceeds and (y) any Taxes imposed on Seller or its Affiliates in respect of the receipt or accrual of such insurance proceeds. Notwithstanding anything herein to the contrary, neither Seller nor any of its Affiliates shall have any liability hereunder with respect to any Pre-Closing Occurrence which was not notified to Seller within the six-month period set forth above. Notwithstanding anything in this Section 7.15(c) to the contrary, (i) nothing in this Section 7.15(c) shall limit, waive or abrogate in any manner any rights of Seller to insurance coverage for any matter and (ii) Seller shall retain the exclusive right to control the Available Insurance Policies, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of the Available Insurance Policies and to amend, modify or waive any rights under any Available Insurance Policies as long as such action is not taken for the primary purpose, or primary effect, of reducing the insurance coverage available, or increasing the deductible, retention or co-payment, for Liabilities or losses as to which any Transferred Subsidiary or the Business has made, or could in the future make, a claim for coverage, including Pre-Closing Occurrences.

7.16          Recordation of Transferred Intellectual Property Rights(a). Buyer and Seller acknowledge and agree that Buyer shall be responsible, at its sole cost and expense, for all applicable recordations and perfection of the assignment of the Transferred Intellectual Property Rights from the title owner of each such Transferred Intellectual Property Right to Buyer, respectively, and to use reasonable best efforts to complete any requisite recordation or perfection of the assignment of the Transferred Intellectual Property Rights within three (3) months following the Closing with respect to U.S. registrations and within six (6) months following the Closing for non-U.S. registrations. For up to three (3) months following the Closing with respect to U.S. registrations, and for up to six (6) months following the Closing with respect to non-U.S. registrations, Seller will provide reasonable assistance to Buyer, at Buyer’s sole cost and expense, to give effect to the assignment of the Transferred Intellectual Property Rights to Buyer as contemplated by this Section 7.16.

7.17          Indemnification of Directors, Managers and Officers.

(a)                        For a period of six (6) years after the Closing, Buyer will not, and will not permit the Transferred Subsidiary to, amend, repeal or modify any provision in the Transferred Subsidiary’s certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Buyer relating to the exculpation, indemnification or advancement of expenses of any Persons who at any time prior to or at the Closing are or were officers, directors or managers of the Transferred Subsidiary with respect to their service in such capacity (each, a “D&O Indemnified Person”) with respect to matters existing or occurring at or prior to the Closing (unless and to the extent required by Law), it being the intent of the Parties that all such D&O Indemnified Persons will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of such certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Buyer and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person.

(b)                        In addition to the other rights provided for in this Section 7.17 and not in limitation thereof, from and after the Closing, Buyer will cause the Transferred Subsidiary to, to the fullest extent required by the Transferred Subsidiary’s certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Buyer, (i) indemnify and hold harmless the D&O Indemnified Persons against all D&O Expenses and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director, manager or officer of the Transferred Subsidiary, or at the request of the Transferred Subsidiary of any other Person, and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement or the transactions contemplated by this Agreement) (a “D&O Indemnifiable Claim”) and (ii) advance, pay and/or reimburse all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor. For the purposes of this Section 7.17(b), “D&O Expenses” will, to the fullest extent required by the Transferred Subsidiary’s certificate or articles of incorporation, operating agreement, by-laws or other equivalent governing documents or indemnification or exculpation agreements made available to Buyer, include reasonable attorneys’ fees, expert fees, arbitrator and mediator fees, and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend to be a witness in or participate in, any D&O Indemnifiable Claim, but will exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses and not included here to avoid duplication).

(c)                        In the event that any of Buyer or the Transferred Subsidiary or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Buyer or the Transferred Subsidiary, as the case may be, will cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.17.

(d)                       Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 7.17 will not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 7.17 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person referred to in Section 7.17, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third party beneficiary of this Section 7.17, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. Each D&O Indemnified Person will be an express third party beneficiary of, and may enforce, any provisions of this Section 7.17, and Buyer or the Transferred Subsidiary, as applicable, will pay any costs or expenses incurred by the D&O Indemnified Persons in connection with enforcement of any provisions of this Section 7.17.

7.18          Certain Ancillary Agreements(a). The Transaction Agreements attached hereto as Exhibits are final forms (other than the Reseller and Market Cooperation Agreement) that will be executed and delivered at Closing as provided in ARTICLE III. Notwithstanding the foregoing, during the period between the date hereof and the Closing Date, the Parties agree to cooperate in good faith to review any schedules, exhibits and other addenda to the Transaction Agreements and the terms of the Reseller and Market Cooperation Agreement and consider any proposed changes with respect to such schedules, exhibits and other addenda, and such terms to the extent inconsistent with, or otherwise not set forth in, the Term Sheet comprising a part of Exhibit C, in good faith. To the extent that the Parties shall, in good faith, have mutually agreed to amend, modify or otherwise revise the Reseller and Market Cooperation Agreement or any of the foregoing exhibits, schedules or other addenda, the Reseller and Market Cooperation Agreement, exhibits, schedules and other addenda reflecting such amendments, modifications or other revisions shall be attached to the form of the Transaction Agreements, as applicable, to be executed and delivered pursuant to ARTICLE III.

7.19          Assumption of Regulatory Obligations(a). From and after the Closing Date, Buyer shall be solely responsible for obtaining and maintaining all Permits, waivers and approvals regarding the Business or Acquired Assets as well as all ongoing regulatory compliance relating thereto.

7.20          Financing.

(a)                        Buyer shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions in any related fee letter) described in the Financing Letters as promptly as possible and shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Financing Letters if such amendment, modification or waiver (A) reduces (or could have the effect of reducing) the aggregate amount of the Equity Financing or the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) unless (x) the Debt Financing or the Equity Financing, as applicable, is increased by a corresponding amount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 5.4 shall be true and correct, (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or (C) otherwise expands, amends or modifies any other provision of the Financing Letters in a manner that would reasonably be expected to (x) delay or prevent the Closing or delay, prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the funding of the Financing) or (y) adversely impact the ability of Buyer to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto (provided, that, subject to compliance with the other provisions of this Section 7.20, Buyer may amend the Debt Commitment Letter solely to add additional arrangers, bookrunners and agents). Buyer shall promptly deliver to Seller copies of any such amendment, modification or replacement. For purposes of this Agreement, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted or required, as the case may be, to be amended, modified or replaced by this Section 7.20(a) and references to “Financing Letters” shall include such documents as permitted, or required, as the case may be, to be amended, modified or replaced by this Section 7.20(a).

(b)                      Buyer shall use its reasonable best efforts to, as promptly as possible, (A) maintain in effect the Financing Letters, (B) negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (including the flex provisions) contained in the Debt Commitment Letter (or on terms not materially less favorable to Buyer than the terms and conditions (including flex provisions) in the Debt Commitment Letter), (C) satisfy on a timely basis all conditions to funding in the Debt Commitment Letter and such definitive agreements thereto and in the Equity Commitment Letter and consummate the Financing at or prior to the Closing, including using its reasonable best efforts to cause the lenders and the other persons committing to fund the Financing to fund such Financing at the Closing, (D) enforce its rights under the Financing Letters and (E) comply with its obligations under the Financing Letters. Buyer shall keep Seller informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing as reasonably requested by Seller and provide to Seller copies of the material definitive agreements for the Debt Financing and such other information and documentation as shall be reasonably requested by Seller for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, Buyer shall give Seller prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Buyer becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any (1) actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date Seller delivers to Buyer a written request, Buyer shall provide any information reasonably requested by Seller relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(c)                       In the event any portion of the Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions applicable thereto) contemplated in the Debt Commitment Letter for any reason whatsoever, Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain and provide Seller with a copy of, the new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (i) to Financing or Debt Financing shall include Alternative Financing, and (ii) to any Financing Letter or Debt Commitment Letter shall include the Alternative Financing Commitment Letter.

(d)                        If the Debt Commitment Letter is replaced, amended or modified, including as a result of obtaining Alternative Financing, or if Buyer substitutes other debt financing for all or any portion of the Debt Financing in accordance with this Section 7.20, Buyer shall comply with its obligations under this Agreement, including this Section 7.20, with respect to the Debt Commitment Letter as so replaced, amended or modified to the same extent that Buyer were obligated to comply prior to the date the Debt Commitment Letter was so replaced, amended or modified.

(e)                        Prior to the Closing Date, Seller and its Subsidiaries shall use their reasonable best efforts to provide to Buyer, and shall use their commercially reasonable efforts to cause their representatives, including legal and accounting representatives, to provide, in each case at Buyer’s sole expense, such cooperation reasonably requested by Buyer that is customary in connection with the arrangement of the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Business), including reasonable best efforts to (i) furnish to Buyer unaudited consolidated balance sheets and related statements of comprehensive income, stockholders’ equity and cash flows of the Business for each fiscal quarter ended after January 1, 2021 and at least 50 days before the Closing Date and other pertinent and customary information regarding the Business as may be reasonably requested by Buyer and that is customarily needed for financings of the type contemplated by the Debt Commitment Letter or for a high-yield bond offering, in each case to the extent the same is of the type and form customarily included in, and subject to other exceptions that are customary for, an offering memorandum for private placements of debt securities pursuant to Rule 144A promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of Seller customary “comfort” (including “negative assurance” comfort) with respect to the financial information of Seller and its Subsidiaries to be included in such offering memorandum and which, with respect to the interim financial statements, shall have been reviewed by the independent auditors of Seller as provided in ASC 270, provided, that Seller and its Subsidiaries shall only be obligated to deliver such financial statements and information to the extent they may be reasonably obtained from the books and records of Seller and its Subsidiaries without undue effort or expense and, notwithstanding the foregoing, such financial statements and information shall not include any Excluded Information, (ii) participate in a reasonable number of meetings and presentations with prospective lenders and investors, and sessions with the ratings agencies contemplated by the Debt Commitment Letter, in each case in connection with the Debt Financing and only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter; (iii) reasonably assist Buyer and the Financing Sources in their preparation of (A) any bank information memoranda, private placement memoranda, “road shows”, offering memoranda and similar documents required in connection with the Debt Financing or any customary high-yield bonds being issued in lieu of all or a portion of the Debt Financing, and related lender presentations and (B) materials for rating agency presentations; (iv) reasonably cooperate with the syndication and marketing efforts of Buyer and the Financing Sources with respect to the Debt Financing, in each case, only to the extent customarily needed for financings of the type contemplated by the Debt Commitment Letter or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing; (v) provide Buyer all documentation and other information with respect to Seller and its Subsidiaries as shall have been reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date that is required in connection with the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing by U.S. regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations; (vi) solely with respect to the financial information required to be delivered pursuant to Section 7.21 (and in no event prior to the delivery of such information in accordance with Section 7.21), request and facilitate its accountants to provide customary auditor consents for use of their unqualified audit reports with respect to such information in any materials relating to the Debt Financing or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing; (vii) furnish Buyer and the Debt Financing Sources, as promptly as practicable, with any replacements or restatements thereof, and supplements thereto, the information specified in items (i) through (vi) of this clause (e), if any such information would contain a material misstatement or omission; (viii) provide customary authorization letters to the Debt Financing Sources authorizing the distribution of Seller-provided information about the Seller and its Subsidiaries to prospective lenders or investors (including (y) a customary 10b-5 representation to the Debt Financing Sources with respect to the accuracy of any information about the Business contained in any customary disclosure and marketing materials related to the Debt Financing or any high-yield bond offering and, which, in each case, was provided by the Seller and/or its Subsidiaries and (z) a customary representation that the public-side versions of any customary disclosure and marketing materials related to the Debt Financing or any high-yield bond offering do not include material non-public information about the business); (ix) assist in the preparation of, and execute and deliver, definitive financing documents, including guarantee, pledge and collateral documents, and other certificates or documents as may be customary and reasonably requested by Buyer or the Debt Financing Sources and otherwise reasonably facilitating the pledging of collateral of the Business; (x) facilitate the providing of documents evidencing the release of Liens applicable to the Transferred Subsidiary or the Acquired Assets, in each case required to be released at Closing, including but not limited to, Liens arising pursuant to or securing the Credit Agreement (if requested by the Debt Financing Sources), guarantees and granting of security interests in and pledges of collateral and assisting in the negotiation and preparation, and execution and delivery at the Closing, of the definitive documents solely to the extent required by the Debt Commitment Letter as a condition to funding the Debt Financing; and (xi) solely with respect to the financial information required to be delivered pursuant to Section 7.21 (and in no event prior to the delivery of such information in accordance with Section 7.21), request and facilitate the Business’s independent auditors (or any successor auditor) to furnish to Buyer and the Debt Financing Sources, consistent with customary practice, (y) drafts of customary comfort letters (including negative assurance comfort) with respect to such financial information that such independent auditors of Seller are prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued in lieu of all or a portion of the Debt Financing solely with respect to financial information of the Business that is required to be delivered pursuant to Section 7.21 and (z) customary comfort letters with respect to such financial information upon the “pricing” and “closing” of any such high-yield bonds. Notwithstanding the foregoing, (A) such requested cooperation shall not (i) unreasonably disrupt the operations of the Business or Seller or its Subsidiaries or (ii) cause significant competitive harm to the Business or Seller or its Subsidiaries if the transactions contemplated by this Agreement are not consummated, (B) nothing in this Section 7.20 shall require cooperation to the extent that it would (x) cause any condition to the Closing set forth in Section 3.4 to not be satisfied or (y) cause any breach of this Agreement, (C) neither Seller nor its Subsidiaries shall be required to (1) pay any commitment fee or any other fees or amounts to the Financing Sources, (2) incur or assume any liability in connection with the financings contemplated by the Financing Letters, the Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing, (3) deliver or obtain opinions of internal or external counsel, (4) provide any description of all or any component of the Debt Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes” or any risk factors, (5) provide access to or disclose information where Seller determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any Law or Contract or (6) waive or amend any terms of this Agreement or any other Contract to which any of Seller or its Subsidiaries is a party, (D) none of the directors of Seller or its Subsidiaries acting in such capacity shall be required to execute, deliver or enter into or perform any agreement, document or instrument with respect to the Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing is obtained, in each case that is not contingent upon the Closing or that would be effective prior to the Closing (and no directors that are not continuing in such capacity after Closing shall be required to execute, deliver or enter into or perform any such agreement, document or instrument), (E) none of Seller, its Subsidiaries or their respective officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument (other than as expressly required pursuant to clauses (vi), (viii), and (xi) of this Section 7.20(e)) with respect to the Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing (and no officers or employees that are not continuing in such capacity after Closing shall be required to execute, deliver or enter into or perform any such agreement, document or instrument), and (F) none of the Seller or its Subsidiaries shall be required to provide any Excluded Information. To the extent that this Section 7.20(e) requires cooperation with respect to any of Buyer’s obligations under the Debt Commitment Letter or relating to the Debt Financing, Seller or its Subsidiaries shall be deemed to have complied with this Section 7.20(e) for purposes of Section 3.4 of this Agreement if Seller or its Subsidiaries have provided Buyer with the assistance required under this Section 7.20(e) with respect to the Debt Commitment Letter and the Debt Financing, in each case without giving effect to any Alternative Financing Commitment Letter or Alternative Financing. For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 7.20(e) represent the sole obligation of Seller and its Subsidiaries and their respective directors, officers or employees with respect to cooperation in connection with the arrangement of the Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations. All non-public information regarding Seller or its Subsidiaries provided to Buyer and its Representatives and Affiliates pursuant to this Section 7.20(e) shall be kept confidential in accordance with the Confidentiality Agreement; provided that Buyer and the Debt Financing Sources may disclose such information on a customary basis to (x) potential lenders and investors in connection with the marketing and syndication of the Debt Financing or Alternative Financing (or any high-yield bonds being issued in lieu of all or a portion of the Debt Financing) and (y) rating agencies in connection with confirming or obtaining ratings for Buyer, the Debt Financing (or any such high-yield issuance) or Alternative Financing, so long as, in each case, such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto or (ii) are otherwise subject to other customary confidentiality undertakings.

(f)                         Buyer shall promptly, upon written request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by Seller and its Subsidiaries in connection with the cooperation of Seller and its Subsidiaries contemplated by Section 7.20(e) and shall indemnify and hold harmless Seller and its Subsidiaries and their respective representatives and Affiliates from and against any and all losses, damages, claims, costs or expenses (including reasonable and documented attorney’s fees and expenses) suffered or incurred by any of them in connection with the arrangement of the Financing or any high-yield bonds issued in lieu of all or a portion of the Debt Financing and any information used in connection therewith (excluding any and all such losses, damages, claims, costs or expenses that result or arise from bad faith, gross negligence or will misconduct on the part of Seller or its Subsidiaries and their respective representatives and Affiliates).

(g)                        Buyer acknowledges and agrees that obtaining the Financing is not a condition to the Closing.

7.21          Carve-out Audit. Notwithstanding anything to the contrary set forth herein, Seller shall deliver to Buyer, (a) on or before July 15, 2021, carve-out audited financial statements for the Business for the fiscal years ended December 31, 2019 and December 31, 2020 and (b) unaudited consolidated balance sheets and related statements of comprehensive income, stockholders’ equity and cash flows for the Business for each subsequent fiscal quarter ended after January 1, 2021 and at least 50 days before the Closing Date.

7.22          Restructuring. To facilitate the Transactions contemplated hereby, during the Pre-Closing Period, each of Buyer and Seller will use, and will cause each of their respective Affiliates to use, its reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to effect the Restructuring. Each of Buyer and Seller shall keep the other reasonably informed with respect to the status of the Restructuring at regular intervals during the Pre-Closing Period, including by (a) providing the other party with copies of any Contracts effectuating any step of such Restructuring for review prior to execution of any such Contracts and (b) incorporating any reasonable comments that may be furnished by such party to any such Contracts.

7.23          Excluded Businesses. Buyer and Seller each acknowledge and agree that the transfer of the Business, including the transfer of the Acquired Assets, Designated Employees and assumption of the Assumed Liabilities, in each of the Local Transfer Jurisdictions (the Business in any such jurisdiction, an “Excluded Business”) shall not be effectuated by this Agreement, but instead shall be effectuated subject to and in accordance with the Local Transfer Agreement applicable to such jurisdiction and the following:

(a)                        From the Closing Date until the date (if any) on which any Excluded Business is transferred (each, a “Local Transfer Date”) pursuant to the applicable Local Transfer Agreement, Seller, with the reasonable cooperation of Buyer, shall operate the Excluded Business in the ordinary course of business in all material respects and subject to the limitations set forth in Sections 6.1 and 6.2, except that such covenants shall extend until the date any Excluded Business is transferred instead of the Closing Date, taking into account the transfers contemplated by this Agreement. In addition, prior to a Local Transfer Date, Seller shall, and shall cause each applicable Subsidiary, to the greatest extent permitted by applicable Law, to follow the directions and decisions of Buyer and its Affiliates as to the conduct of the applicable Excluded Business, including decisions with respect to remuneration of and hiring or firing of Employees of the Business in the Local Transfer Jurisdictions, acquisition or disposition of Acquired Assets, incurrence of Assumed Liabilities, amendments to, renewals or terminations of, or entry into of Transferred Contracts, relations with customers, vendors and suppliers, and settlement, conduct or initiation of Actions, in each case regardless of whether or not in the ordinary course of business.

(b)                        From the Closing Date until the applicable Local Transfer Date, Seller and Buyer shall cooperate in good faith to implement a mutually agreeable arrangement under which Buyer or any of its Subsidiaries, as applicable, would, in compliance with Law and applicable third party Contracts, obtain the benefits (including contractual rights) and assume the obligations and bear the economic burdens associated with such Excluded Businesses in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer or any of its Subsidiaries, as applicable, or under which the applicable transferors would enforce for the benefit of Buyer or any of its Subsidiaries, as applicable, any and all of their rights against a third party (including any Governmental Authority) associated with such Excluded Businesses.

(c)                        Notwithstanding anything to the contrary set forth in this Agreement, in the event of any conflict or inconsistency between the terms and provisions of this Agreement and those of any Local Transfer Agreement, the terms and conditions of this Agreement shall control.

ARTICLE VIII
EMPLOYEE MATTERS

8.1              Automatic Transfer Employees.

(a)                        Except as otherwise set forth in this Agreement, effective as of the Closing, all rights, powers and Liabilities of Seller and its Subsidiaries to or in respect of any Automatic Transfer Employee who is not a Local Transfer Employee (including the rights, powers and Liabilities under, in connection with or arising from a Contract of employment or employment relationship between an Automatic Transfer Employee and Seller or any of its Subsidiaries) in force and effect immediately prior to the Closing will remain with, or be transferred by operation of Law to, Buyer or its applicable Subsidiaries.

(b)                        Buyer will comply (or cause its Subsidiaries to comply) with all applicable provisions of the Transfer Regulations and other similar country-specific legal standards or applicable Laws in respect of all Automatic Transfer Employees.

8.2              Designated Employees.

(a)                        Prior to the Closing, Buyer will, or will cause one of its Subsidiaries to, offer employment to each Designated Employee other than any Automatic Transfer Employee or Leave Employee who is classified as an employee by Seller or one of its Subsidiaries in each case effective as of the Closing, pursuant to a written employment offer letter (each, an “Offer Letter”). Each Offer Letter will provide that the applicable Designated Employee will receive full credit for their prior service with Seller or any of its Subsidiaries for all purposes (other than accrual of benefits pursuant to a defined benefit pension plan). Those Designated Employees who accept employment from Buyer pursuant to the offers of employment made pursuant to this Section 8.2(a) and commence employment with Buyer as of the Closing (or such later date with respect to the Leave Employees), together with all Automatic Transfer Employees, are referred to herein collectively as “Transferred Employees.”

(b)        Prior to Closing, Buyer shall establish a cash retention pool up to $80,000,000 in the aggregate allocated to the Transferred Employees that is earned and payable on the 18-month anniversary of the Closing (the “Retention Date”), subject a Transferred Employee’s continued service with Buyer or an Affiliate through the Retention Date (the “Transferred Employee Retention Pool”). Buyer and Seller will work in reasonable good faith to determine the allocations under the Transferred Employee Retention Pool. Seller agrees to pay Buyer an amount equal to fifty percent (50%) of all such retention payments from the retention pool earned by and payable to the Transferred Employees as of the Retention Date (which for the avoidance of doubt, shall not exceed $40,000,000). Amounts payable under the previous sentence shall be paid within 30 days following the Retention Date. Buyer agrees to provide Seller with data to support each Transferred Employee that has earned his or her share of the Transferred Employee Retention Pool. Buyer may not accelerate any of the vesting requirements under the Transferred Employee Retention Pool.

(c)         During the period commencing at the Closing and ending on the first (1st) anniversary of the Closing Date, Buyer shall provide, or will cause one of its Subsidiaries to provide, each Transferred Employee with (for so long as such Transferred Employee remains employed by Buyer or the Transferred Subsidiary) (i) base salary or wage level, bonus, cash sales compensation (including commission) opportunity and severance, each of which is no less favorable to such Transferred Employee than the base salary or wage level, bonus opportunity, cash sales compensation (including commission) opportunity and severance, respectively, that such Transferred Employee is entitled or eligible to receive from Seller, or its respective ERISA Affiliates as of immediately prior to the Closing and (ii) other benefits and perquisites that are no less favorable, in the aggregate, to such Transferred Employee than the benefits and perquisites that such Transferred Employee was entitled to receive immediately prior to the Closing; provided, however, that Seller has provided Buyer with all appropriate data necessary to provide such benefits.

(d)        With respect to the coverage of the Transferred Employees under Buyer’s employee welfare benefits plans (including medical, dental, vision, prescription drug and employee assistance plans) (the “Buyer Welfare Plans”), Buyer will use commercially reasonable efforts to provide that (i) each such Transferred Employee’s credited service with Seller and its Subsidiaries will be credited against any waiting period applicable to eligibility for enrollment of new employees under the Buyer Welfare Plans; (ii) limitations on benefits due to pre-existing conditions under any type of welfare benefit will be waived for any Transferred Employee enrolled in a similar type of welfare benefit under the welfare benefit plans of Seller and its Subsidiaries immediately before the Closing Date; and (iii) any out-of-pocket annual maximums and deductibles taken into account under the welfare benefit plans of Seller and its Subsidiaries for any Transferred Employee in the calendar year that contains the Closing Date will be credited under the Buyer Welfare Plans to the same extent satisfied under any Seller welfare benefit plan; provided, however, that Seller has provided Buyer with all appropriate data necessary to reflect such credit under the Buyer Welfare Plans for the same calendar year.

(e)         Seller and Buyer agree that, pursuant to the “Alternative Procedures” provided in Section 5 of Revenue Procedure 2004-53, with respect to the filing and furnishing of Internal Revenue Service Forms W-2, W-3 and 941 for the full calendar year in which the Closing Date occurs, (i) Seller and Buyer will report on a “predecessor-successor” basis, as set forth therein; (ii) Seller will be relieved from furnishing Forms W-2 to any Transferred Employees; and (iii) Buyer will assume the obligations of Seller to furnish Forms W-2 to such Transferred Employees and Forms W-2 and W-3 with respect to Transferred Employees to the Social Security Administration; provided, however, that Seller will transfer to Buyer all Forms W-4 and W-5 with respect to the Transferred Employees, and such other data relating to Transferred Employees (including records of all (A) wages and bonuses paid and (B) Taxes withheld and paid) as are necessary for Buyer to assume and satisfy such obligations accurately and in accordance with applicable Law.

(f)          Following the Closing Date, Buyer is responsible for providing the notices and making available the health care continuation coverage as required by COBRA for all of the Transferred Employees and their respective covered dependents whose qualifying events (as defined in Code Section 4980B) occur after the Closing Date.

(g)        From and after the Closing Date (i) Buyer will assume all duties and Liabilities in connection with, and will honor, all vacation days, sick leave days, and paid time off days of the Transferred Employees that accrued prior to the Closing Date (provided that Seller or an applicable Subsidiary of Seller will pay out any vacation days and paid time off days upon Closing as required by applicable Law) and will not take any action that results in a forfeiture of any such time off in violation of any applicable state law; and (ii) Buyer’s vacation pay policy, sick leave policy and paid time off policy will apply to each Transferred Employee and will take into account service with Seller as provided in Section 8.2(a).

(h)        Buyer will use commercially reasonable efforts so that, effective as of the Closing Date, (i) the actual account balances (whether positive or negative) under Seller’s health and dependent care flexible spending account plans (the “FSAs”) of the Transferred Employees who are participants in Seller’s FSAs (the “Covered Employees”) will be transferred to one or more comparable plans of Buyer; (ii) the elections, contribution levels and coverage levels of the Covered Employees will apply under Buyer’s FSAs in the same manner as under Seller’s FSAs; provided, however, that Seller has provided all data necessary to Buyer to reflect such application; and (iii) the Covered Employees will be reimbursed from Buyer’s FSAs for claims (A) incurred at any time during the plan year of Seller’s FSAs in which the Closing Date occurs, and (B) submitted to Buyer’s FSAs from and after the Closing Date, substantially on the same basis, terms and conditions as under Seller’s FSAs. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Covered Employees’ balances under Seller’s FSAs is determined, Seller shall pay Buyer the net aggregate amount of such Seller FSA balances.

(i)          As soon as practicable following the Closing Date, Buyer will use commercially reasonable efforts to permit Transferred Employees who are participants in Seller’s applicable 401(k) plan and who are employed by Buyer following the Closing Date to rollover such account balances from such plan (including outstanding participant loans balances) into Buyer’s 401(k) plan, if any.

(j)         For all purposes under the employee benefit plans, employment practices and similar arrangements of Buyer providing compensation or benefits to any Transferred Employees after the Closing Date (other than any equity compensation program or any accrual formula under any “defined benefit” pension plan of Buyer), each Transferred Employee must be credited with all years of service for which such Transferred Employee was credited as of the Closing Date under any similar employee benefit plans, practices or arrangements of Seller and its Subsidiaries.

8.3         No Third Person Beneficiaries. The Parties acknowledge and agree that all provisions set forth in this ARTICLE VIII or any other provision of this Agreement are included for the sole benefit of the Parties and will not (a) create any right in any other Person, including any Designated Employees, any Transferred Employees, any participant in any Employee Benefit Plan or International Employee Plan or any beneficiary thereof, to continued employment, either before or after the Closing, with Seller or any of its Subsidiaries or Buyer; or (b) be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements; provided, however, that the Parties acknowledge and agree that the provisions in this ARTICLE VIII do not supersede the rights under the Transfer Regulations of any Automatic Transfer Employee.

ARTICLE IX
TAX MATTERS

9.1         Straddle Period for Taxes Attributable to the Acquired Assets. In the case of any real or personal property Taxes (or other similar Taxes) attributable to the Acquired Assets (other than the Transferred Subsidiaries) for which Taxes are reported on a Tax Return covering a period commencing on or before the Closing Date and ending after the Closing Date (such period, a “Straddle Period” and such Tax, a “Straddle Period Tax”), any such Straddle Period Taxes will be prorated between Buyer and Seller on a per diem basis. The Party required by Law to pay any such Straddle Period Tax (the “Paying Party”) will file the Tax Return related to such Straddle Period Tax within the time period prescribed by Law and will timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party will provide the other Party (the “Non-Paying Party”) with notice of payment details, within 10 days of receipt of such notice of payment, the Non-Paying Party will reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

9.2         Straddle Period of Transferred Subsidiaries. In the case of any Taxes of a Transferred Subsidiary that are payable with respect to a Straddle Period, the portion of any such Taxes that is allocable to the portion of such Straddle Period ending on the end of the Closing Date shall: (a) in the case of any Tax based upon or related to income, sales, payroll, or receipts, be determined on the basis of a deemed closing of the Tax year of the Transferred Subsidiary as of the end of the Closing Date, provided, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis (b) in the case of real, personal and intangible property Taxes and other similar periodic or ad valorem Taxes, be deemed to be equal to the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (c) in the case of any Tax imposed with respect to an interest in an entity treated as a CFC, partnership, or disregarded entity for purposes of the Code, be determined as if the taxable year of such CFC, partnership, or disregarded entity ended on the end of the Closing Dates.

9.3          Transfer Taxes. All direct or indirect sales (including bulk sales), use, transfer, stamp, value-added, goods and services, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement will be borne, with respect to an aggregate of up to $6,000,000 of Transfer Taxes, fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other, and any Transfer Taxes in excess of $6,000,000 in the aggregate shall be borne by Seller; provided, Buyer shall bear one hundred percent (100%) of any value-added or similar Taxes that are recoverable by Buyer after the Closing The Party required by applicable Law to file a Tax Return with respect to such Transfer Taxes will do so within the time period prescribed by applicable Law, and the Party not paying such Transfer Taxes will promptly reimburse the other Party for its portion of such Transfer Taxes upon receipt of written notice that such Transfer Taxes were paid. To the extent permitted by applicable Law, the Parties will cooperate in taking reasonable steps to minimize any Transfer Taxes.

9.4         Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed in a manner consistent with past practice (except as required by applicable Law) all Tax Returns of the Transferred Subsidiaries for all Pre-Closing Tax Periods that are filed after the Closing Date. Buyer shall provide any such Tax Return that is an income or other material Tax Return to Seller within a reasonable period before the due date for filing (which shall be at least thirty (30) days for any income Tax Return and fifteen (15) days for any other material Tax Return), and shall reflect in the Tax Return that is filed any reasonable revisions timely requested by Seller. Seller shall pay to Buyer an amount equal to all Seller Taxes shown as due on any Tax Return filed in accordance with this Section 9.4 at least 5 days before the date on which Buyer or any of the Transferred Subsidiaries would be required to pay such Taxes.

9.5         Cooperation. Buyer, Seller and their respective Affiliates shall cooperate, as and to the extent reasonably requested by the other party (and at the requesting party’s expense), in connection with the filing of Tax Returns pursuant to this Agreement and any action or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax audit, assessment or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.6         Post-Closing Tax Actions. From and after the Closing, Buyer and its Affiliates shall not, and shall not cause or permit the Transferred Subsidiaries to, (i) amend any Tax Return of the Transferred Subsidiaries with respect to any Pre-Closing Tax Period, or initiate any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Authority with respect to any Taxes or Tax Returns of the Transferred Subsidiaries for any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Transferred Subsidiaries that has effect for any Pre-Closing Tax Period, except as set forth in Section 9.7, or (iii) waive or extend the period applicable to any claim or assessment of Taxes or Tax Returns of the Transferred Subsidiaries for any Pre-Closing Tax Period, in each case without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.

9.7         Other Tax Matters.

(a)         Unless consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), neither Buyer nor any of its Affiliates (including, after the Closing, any Transferred Subsidiary) shall take any action in respect of Taxes or that could create a Tax liability outside the ordinary course of business and not contemplated by this Agreement on the Closing Date after the Closing with respect to any Transferred Subsidiary or the Business or the Acquired Assets.

(i)         Buyer shall make an election under Section 338(g) of the Code with respect to the acquisition of the Transferred Subsidiary pursuant to this Agreement; Seller and its Affiliates shall reasonably cooperate with Buyer in connection with making such election, including by executing any forms reasonably requested by Buyer or necessary to make such election.

(ii)       To the extent permitted by applicable Law, Buyer and its Affiliates (including, after the Closing, any Transferred Subsidiary) shall make available to Seller (at Seller’s expense) any documentation or certification in its possession that may reasonably be required to establish the eligibility of all or any portion of the Purchase Price as “foreign-derived deduction eligible income” within the meaning of Section 250(b)(4) of the Code.

9.8       Refunds. Except to the extent resulting from the carryback of any item of deduction, loss or credit from any taxable period beginning after the Closing Date, Seller shall be entitled to (A) any Tax refunds that are received by the Transferred Subsidiaries (or by Buyer or its Affiliates in respect of the Transferred Subsidiaries), and (B) any amounts credited against Tax in lieu of a refund to which the Transferred Subsidiaries (or Buyer or its Affiliates in respect of the Transferred Subsidiaries) become entitled, in each case, that relate to a Pre-Closing Tax Period and were paid by the Transferred Subsidiaries before the Closing or were paid by Seller pursuant to this Article IX or Article XI. Buyer shall pay over to Seller any such refund or the amount of such credit within five (5) days after receipt of such refund or the filing of the Tax Return applying such credit (net of any Taxes or costs incurred in obtaining such refund). Upon request of Seller, Buyer shall file any amended Tax Return and take all other commercially reasonable actions necessary to obtain any such Tax refund or claim any such Tax credit.

ARTICLE X
NON-SOLICITATION; NON-COMPETITION

10.1       Non-Solicitation.

(a)            Seller agrees that, for a period of twenty-four (24) months following the Closing Date, it will not, and will cause its Subsidiaries not to, directly, or indirectly through another Person, solicit, induce or attempt to induce any Transferred Employee to leave the employment of Buyer or any of its current or future Affiliates; provided, however, that nothing in this Section 10.1 will prevent Seller or its Subsidiaries from: (i) publishing a general solicitation of employment not targeted at the Transferred Employees; (ii) retaining a recruitment firm to make a general solicitation of employment so long as Seller has directed such recruitment firm not to target the Transferred Employees; or (iii) soliciting any Transferred Employee who has been terminated by Buyer or any of its respective current or future Affiliates or who has voluntarily or otherwise left his or her employment, in any case more than three (3) months prior to such solicitation.

(b)            Buyer agrees that, for a period of twenty-four (24) months following the Closing Date, it will not, and will cause its Subsidiaries not to, directly, or indirectly through another Person, solicit, induce or attempt to induce any employee of Seller who is not a Transferred Employee (the “Restricted Employees”) to leave the employment of Seller or any of its Subsidiaries; provided, however, that nothing in this Section 10.1 will prevent Buyer or its Subsidiaries from: (i) publishing a general solicitation of employment not targeted at the Restricted Employees; (ii) retaining a recruitment firm to make a general solicitation of employment so long as Buyer has directed such recruitment firm not to target the Restricted Employees; or (iii) soliciting any Restricted Employee who has been terminated by Seller or any of its respective current or future Affiliates or who has voluntarily or otherwise left his or her employment, in any case more than three (3) months prior to such solicitation.

10.2       Non-Competition.

(a)            “Seller Competitive Business Activity” means the development or sale of Seller and its Subsidiaries’ proprietary control products for network, endpoint, security incident event management (“SIEM”), and email; provided, however, Seller and its Subsidiaries shall be entitled to bundle third party control offerings delivered as part of a security as a service offering; provided, further, that Seller and its Subsidiaries shall also be entitled to develop and deploy their own internal solutions utilized in the delivery of security as a service offerings, but shall not be entitled to sell their own endpoint, email, SIEM or network offerings as a standalone control product.

(b)            Seller hereby agrees that, for a period of eighteen (18) months following the Closing Date, Seller shall not, and shall cause its Subsidiaries to not, directly or indirectly, through any Person, engage in a Seller Competitive Business Activity.

10.3          Change of Control. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Change of Control of either Party, each Party’s obligations pursuant to Section 10.1 and Section 10.2 shall immediately and automatically terminate; provided, however, termination of the obligations of the Parties pursuant to this Section 10.3 shall not affect the liability of any Party for any breach of Section 10.1 or Section 10.2 occurring prior to such expiration or termination. For purposes of this Section 10.3, “Change of Control” means, with respect to either of Buyer or Seller, any of the following: (i) any sale or transfer of all or substantially all of the assets of such party; (ii) any merger, consolidation or other business reorganization in which the holders of such party’s outstanding voting securities immediately prior to such transaction do not hold, immediately following such transaction, securities representing fifty percent (50%) or more of the combined voting power of the outstanding securities of the surviving entity; or (iii) the acquisition by any person (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, of beneficial ownership (within the meaning of Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act)) of securities representing fifty percent (50%) or more of the combined voting power of the then-outstanding securities of such party.

10.4       Severability. If, at the time of enforcement of the covenants contained in this ARTICLE X, a court must hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, then the Parties agree that the maximum duration, scope or area reasonable under such circumstances must be substituted for the stated duration, scope or area and that the court must be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law.

10.5       Remedies. The Parties acknowledge that a breach of this ARTICLE X could cause serious and potentially irreparable harm to the other Party. The Parties therefore acknowledge that a breach of this ARTICLE X may not be adequately compensated in an action for damages at law, and equitable relief may be necessary to protect the Parties from a violation of this ARTICLE X and from the harm which this ARTICLE X is intended to prevent. By reason thereof, the Parties acknowledge that each Party is entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this ARTICLE X without any requirement to post bond or prove insufficiency of monetary damages. The Parties acknowledge, however, that no specification in this Agreement of a particular legal or equitable remedy may be construed as a waiver of, or prohibition against, pursuing other legal or equitable remedies in the event of a breach of this ARTICLE X by a Party.

ARTICLE XI
PRE-CLOSING TERMINATION

11.1       Pre-Closing Termination. Subject to the terms of Section 11.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)            by mutual written agreement of Buyer and Seller;

(b)            by either Buyer or Seller, if the Closing has not occurred on or before 11:59 p.m., Pacific time, on the date that is nine (9) months after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) will not be available to any Party whose action or failure to act has been a principal cause of, or resulted in, the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)            by either Buyer or Seller, if:

(i)        a Governmental Authority has enacted, issued or promulgated a Law that has the effect of rendering the Transactions illegal; or

(ii)      a Governmental Authority has issued an Order prohibiting the Transactions that has become final and nonappealable;

provided, however, that the right to terminate this Agreement under this Section 11.1(c) will not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in the occurrence of, such restraint;

(d)            by Buyer (but only if Buyer is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(b) would not be satisfied at the Closing and such breach has not been cured within thirty (30) Business Days after written notice thereof to Seller;

(e)            by Seller (but only if Seller is not then in material breach of this Agreement), if there has been a breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement such that, if not cured on or prior to the Closing, the conditions set forth in Section 3.4(c) would not be satisfied at the Closing and such breach has not been cured within thirty (30) Business Days after written notice thereof to Buyer; or

(f)             by Seller if (i) all the conditions set forth in Section 3.4(a) and Section 3.4(b) have been satisfied or waived by the applicable Party (other than those conditions which by their terms are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing), (ii) Seller has irrevocably confirmed by written notice to Buyer that it is ready, willing and able to consummate the transactions contemplated by this Agreement and (iii) Buyer does not complete the Closing within two (2) Business Days after the day the Closing is required to occur pursuant to Section 3.2.

11.2          Manner and Notice of Termination; Effect of Termination.

(a)             Manner of Termination. The Party terminating this Agreement pursuant to Section 11.1 (other than pursuant to Section 11.1(a)) must deliver prompt written notice thereof to the other Party setting forth in reasonable detail the provision of Section 11.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination.

(b)            Effect of Termination. Any valid termination of this Agreement pursuant to Section 11.1 will be effective immediately upon the mutual written agreement of Buyer and Seller or the delivery of written notice by the terminating Party to the other Party. Following the termination of this Agreement pursuant to Section 11.1, this Agreement will be of no further force or effect without liability of any Party (or any equity holder, controlling person, partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Party, as applicable, except, and subject in all respects to this Section 11.2, that Section 7.7, this Section 11.2, and ARTICLE XIII will each survive the termination of this Agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, nothing in this Agreement will relieve (i) any Party from any liability for any Fraud or any willful breach of this Agreement prior to such termination; and (ii) Seller or (subject in all respects to this Section 11.2, Section 13.6 and Section 13.13) Buyer from any liability for its Fraud prior to the valid termination of this Agreement (which liability, in the case of each of (i) and (ii), the Parties acknowledge and agree (A) will not be limited to reimbursement of expenses or out-of-pocket costs; and (B) in the case of any damages sought by the non-breaching Party, will include the benefit of the bargain lost by the non-breaching Party, taking into consideration relevant matters, including opportunity costs and the time value of money). No valid termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the valid termination of this Agreement in accordance with their respective terms.

(c)            If this Agreement is terminated pursuant to Section 11.1, all filings, applications and other submissions made pursuant to Section 7.2 hereof shall, to the extent practicable, be withdrawn from the Governmental Authority, agency or other Person to which made.

(d)            If this Agreement is validly terminated by Seller pursuant to Section 11.1(f), then Buyer will pay to Seller, an amount equal to $67,500,000 (the “Termination Fee”). In the event the Termination Fee is payable, Buyer will pay, or cause to be paid, the Termination Fee to Seller (to an account designated in writing by Seller), in immediately available funds within two (2) Business Days after the date that this Agreement is terminated in accordance with Section 11.2 in the manner specified in the first sentence of this Section 11.2(d). Each of the Parties acknowledges and agrees that the agreements contained in this Section 11.2(d) and Section 11.2(e) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Party would not enter into this Agreement. Accordingly, if Buyer fails to promptly pay the Termination Fee in full when due and, in order to obtain such payment and Seller commences an action that results in a judgment against Buyer or the Guarantors for the Termination Fee or any portion thereof, Buyer shall reimburse Seller for all of its reasonable and documented fees, costs and expenses (including reasonable and documented attorneys’ fees) incurred in connection with such action up to a maximum amount of $1,500,000, together with interest on the Termination Fee or portion thereof at a rate equal to 2% plus the prime rate as published in the Wall Street Journal, Eastern Edition on the date the Termination Fee was originally required to be made through the date of payment, and the right to enforce such payment shall be enforceable by a court of competent jurisdiction.

(e)            Notwithstanding anything to the contrary contained herein or otherwise, if the Termination Fee is payable pursuant to Section 11.2(d), Seller’s receipt of the Termination Fee pursuant to Section 11.2(d) and the right to collect the fees, costs and expenses and interest in accordance with, and subject to the limitations of, Section 11.2(d) (including the right to enforce the Guarantee with respect to the foregoing) shall be the sole and exclusive remedy of Seller and any of its and its Subsidiaries’ respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents (collectively, “Seller Related Parties”) against Buyer, the Guarantors, the Financing Sources and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of Buyer, the Guarantor, the Financing Sources or any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that (x) the foregoing shall not impair Seller’s right to specific performance pursuant to Section 13.6(b), (y) the Parties shall remain obligated for, and Seller shall be entitled to remedies with respect to, breaches of the Confidentiality Agreement and (z) Buyer shall remain liable hereunder, and the Guarantors shall remain liable under the Guarantee, for any obligations of Buyer to pay the Termination Fee and any fees, costs, expenses and interest pursuant to Section 11.2(d) and for the expense reimbursement and indemnification obligations of Buyer contained in Section 7.20(f). Notwithstanding the foregoing, while Seller may pursue both the payment of the Termination Fee pursuant to Section 11.2(d) and, prior to the termination of this Agreement, a grant of specific performance pursuant to Section 13.6(b), under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and any money damages, including all or any portion of the Termination Fee, and notwithstanding anything in this Agreement to the contrary, under no circumstances shall Buyer, the Guarantors, the Financing Sources and any of their respective former, current or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents be liable for any monetary damages (inclusive of payment) to any Seller Related Party, other than (I) the right to receive the Termination Fee and the fees, costs and expenses and interest in accordance with, and subject to the limitations of, Section 11.2(d), and for the expense reimbursement and indemnification obligations of Buyer contained in Section 7.20(f) and (II) in connection with the Confidentiality Agreement.

ARTICLE XII
NON-SURVIVAL; INDEMNIFICATION

12.1       Non-Survival of Certain Representations, Warranties, Covenants and Other Agreements. If the Transactions are consummated, the Parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties in this Agreement and any certificate or schedule delivered pursuant hereto, and any covenant or agreement in this Agreement (other than the covenants and agreements set forth in Sections 6.1 and 6.2) required to be performed prior to the Closing, will terminate and be of no further force and effect effective as of the Closing and will not survive the Closing for any purpose hereunder, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof (including with respect to any breach or alleged breach thereof) regardless of whether such liability or claim arose or accrued before, at or after the Closing, (b) the covenants and agreements set forth in Sections 6.1 and 6.2 shall survive until the date that is six (6) months after the Closing Date, and (c) the covenants and agreements in this Agreement expressly required to be performed at or after the Closing will survive the Closing in accordance with their respective terms until the Party required to perform under such covenant or agreement has completed the performance required thereby. Notwithstanding anything to the contrary set forth in this Agreement (including this ARTICLE XII), no Party to this Agreement will be precluded from bringing a claim for Fraud against any Person based on such Person’s Fraud; provided, however, that no Person will be liable for a claim based on the Fraud of any other Person except to the extent required by applicable Law.

12.2       Indemnification.

(a)            Subject to the limitations set forth in this ARTICLE XII, from and after the Closing, Seller will indemnify and hold harmless Buyer and its directors, officers and employees (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses actually paid or incurred by any Buyer Indemnified Party that arise out of or result from:

(i)           any Excluded Assets or Excluded Liabilities; and

(ii)          any breach or failure to perform of any covenant or other agreement of Seller under this Agreement.

(b)            Subject to the limitations set forth in this ARTICLE XII, from and after the Closing, Buyer will indemnify and hold harmless Seller and each of its Subsidiaries and their respective directors, officers and employees (collectively, the “Seller Indemnified Parties”) from and against any and all Losses actually paid or incurred by any Seller Indemnified Party that arise out of or result from:

(i)           any Acquired Assets or Assumed Liabilities; and

(ii)          any breach or failure to perform of any covenant or other agreement of Buyer under this Agreement.

12.3       Limitations on Indemnification.

(a)            No Indemnified Party will be entitled to indemnification pursuant to this ARTICLE XII unless a valid Notice of Claim is duly delivered by such Indemnified Party to the Indemnifying Party.

(b)            In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this ARTICLE XII, such Indemnified Party will be entitled to recover a particular dollar of Losses associated with such matter only once under this ARTICLE XII.

(c)            Buyer will not be entitled to indemnification pursuant to this ARTICLE XII for any covenant, agreement or condition waived by Buyer on or prior to the Closing.

 12.4      Indemnification Procedure for Third Person Claims.

(a)            In the event that an Indemnified Party receives a claim or demand from a third Person for which such Indemnified Party may be entitled to indemnification from an Indemnifying Party pursuant to the indemnification provisions set forth in this ARTICLE XII (a “Third Person Claim”), the Indemnified Party will, as soon as reasonably practicable following the receipt of such claim or demand, notify the Indemnifying Party in writing (a “Notice of Claim”) of such Third Person Claim. A Notice of Claim delivered pursuant to this Section 12.4 will describe in reasonable detail the facts and circumstances with respect to the subject matter of such Third Person Claim and, to the extent then known, an estimate of the Losses incurred or suffered as a result thereof. Notwithstanding anything in this Section 12.4, the failure to provide prompt written notice, so long as such written notice is given within the applicable period during which such matter survives hereunder in accordance with Section 12.1, shall not release the Indemnifying Party from any of its obligations under this ARTICLE XII, except to the extent that the Indemnifying Party suffers actual loss or prejudice as a result of such failure or delay.

(b)            The Indemnifying Party will have thirty (30) days from the date on which the Indemnifying Party receives the Notice of Claim to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Person Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Person Defense”); provided, that the Indemnifying Party will not be entitled to assume the defense or prosecution of any Third Person Claim if (I) the Indemnified Party shall have been advised in writing by counsel that, based on the defenses and positions reasonably expected to be asserted with respect to such Third Person Claim as of the timing of such advice, a conflict of interest between the Indemnified Party and the Indemnifying Party exists or would reasonably be expected to exist or arise with respect to such Third Person Claim, (II) injunctive relief or specific performance is sought that would materially and adversely affect the Business, if granted, (III) such Third Person Claim involves criminal or regulatory enforcement Action, or (IV) the Third Person Claim is brought by a material customer of the Business. If the Indemnifying Party assumes the Third Person Defense in accordance with this Agreement, then (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense (unless the Indemnified Party reasonably shall have concluded (upon advice of its counsel) that (x) there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties that are not available to the Indemnifying Party, or (y) with respect to such claims, the Indemnified Parties and the Indemnifying Party may have different, conflicting, or adverse legal positions or interests, in which case the Indemnifying Party shall bear the reasonable fees, costs and expenses of one such separate counsel) and participate in the defense of the Third Person Claim, but the Indemnifying Party will control the investigation, defense and settlement thereof; (ii) the Indemnified Party may not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim without the prior written consent of the Indemnifying Party; and (iii) the Indemnifying Party may not consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless (w) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities by all relevant parties to such Third Person Claim; (x) the damages payable under the settlement are limited only to monetary payments which are paid in full by the Indemnifying Party; (y) such Third Person Claim does not involve any non-monetary relief of any kind (including any injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party; and (z) the settlement of such Third Person Claim would not have a material impact on the Business after the Closing (in the case of Seller being the Indemnifying Party) or the business of Seller (other than the Business) after the Closing (in the case of Buyer being the Indemnifying Party). For the avoidance of doubt, the Indemnifying Party shall have no obligation or right to obtain or agree to any settlement, compromise, discharge or release with respect to any portion of a Third Person Claim that is not fully indemnifiable by the Indemnifying Party hereunder. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third Person Claims. Whether or not the Indemnifying Party has assumed a Third Person Defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(c)            If the Indemnifying Party does not assume a Third Person Defense within thirty (30) days of receipt of the Notice of Claim, then the Indemnified Party will be entitled to assume the Third Person Defense, at its sole cost and expense (or, if the Indemnified Party pays or incurs a Loss with respect to the matter in question for which the Indemnified Party is entitled to indemnification pursuant to Section 12.2, at the expense of the Indemnifying Party) upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party will have the right to participate in the Third Person Defense at its sole cost and expense, but the Indemnified Party will control the investigation, defense and settlement thereof and (ii) the Indemnifying Party may at any time thereafter assume the Third Person Defense, in which event the Indemnifying Party must bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of the Third Person Defense.

(d)           The Parties will, and will cause their Subsidiaries to, provide reasonable cooperation with each other in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which an Indemnified Party is seeking indemnification pursuant to this ARTICLE XII that an Indemnifying Party has elected to control, including by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Business; provided that either Party may restrict the provision of such access or information to the extent that (x) applicable Law requires such Party to restrict or prohibit the provision of such information (provided that such Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law), (y) providing such information would breach any obligation of confidentiality to which a Party may be subject (provided that such Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement); or (z) providing disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that such Party shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).

12.5     Indemnification Procedures for Non-Third Person Claims. In the event that an Indemnified Party determines that it may be entitled to indemnification pursuant to this ARTICLE XII for an item or matter that is not the subject of a Third Person Claim, then the Indemnified Party will, as soon as reasonably practicable, deliver a Notice of Claim to the Indemnifying Party. The Notice of Claim delivered pursuant to this Section 12.5 will describe in reasonable detail the facts and circumstances with respect to the subject matter of such Third Person Claim and, to the extent then known, an estimate of the Losses incurred or suffered as a result thereof. Notwithstanding anything in this Section 12.5, the failure to provide prompt written notice, so long as such written notice is given within the applicable period during which such matter survives hereunder in accordance with Section 12.1, shall not release the Indemnifying Party from any of its obligations under this ARTICLE XII, except to the extent that the Indemnifying Party suffers actual loss or prejudice as a result of such failure or delay. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters, including by providing the other Party with reasonable access to books, records, employees and officers (including as witnesses) of the Business.

12.6       Calculation of Indemnity Payments.

(a)            The amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this ARTICLE XII will be reduced by any and all amounts recovered by the Indemnified Party under applicable insurance policies (in each case, calculated net of reasonable expenses incurred in procuring such recovery and any increase in premiums or retroactive premium adjustments or chargebacks paid by or on behalf of such Indemnified Party as a result of the insurance claim related to such Loss). If an Indemnified Party receives any amounts under applicable insurance policies or from any other Person subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party will promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by the Indemnified Party in collecting such amount.

(b)            Under no circumstances will any Indemnified Party be entitled to indemnification pursuant to this ARTICLE XII for any punitive damages, except to the extent awarded against an Indemnified Party in connection with a Third Person Claim.

12.7       Exclusive Remedy. Except (a) in the event of any claim based on Fraud and (b) for specific performance, injunctive relief and other equitable remedies, from and after the Closing the sole and exclusive remedy of each Indemnified Party with respect to any and all matters arising out of, relating to or connected with this Agreement and the Transactions will be the indemnification provisions set forth in this ARTICLE XII. In furtherance of the foregoing, each Party (on behalf of itself and its Subsidiaries, Affiliates and Representatives) hereby waives, from and after the Closing, any and all rights, claims and causes of action that it may have against the other Party or any of its Subsidiaries, Affiliates or Representatives arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this ARTICLE XII).

12.8       Characterization of Indemnification Payments. Except as otherwise required by applicable law, the Parties will treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

ARTICLE XIII

MISCELLANEOUS

13.1       Notices. All notices, requests, demands and other communications hereunder must be in writing and will be deemed to have been given (i) on the date of delivery when delivered personally; (ii) the next Business Day if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise); (iii) five (5) Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (iv) upon receipt if sent by email on a Business Day during the recipient’s normal business hours (or on the next Business Day if sent by email after the close of normal business hours or on a non-Business Day):

(a)            if to Buyer, to:

Polaris Buyer LLC

c/o STG Partners, LLC

1300 El Camino Real, Suite 300

Menlo Park, CA 94025
Attention: Stephen Henkenmeier, Managing Director & CFO
Email: [redacted]

with a copy (which will not constitute notice) to:

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Attn: Steve L. Camahort

Email: stevecamahort@paulhastings.com

(b)           if to Seller, to:

FireEye, Inc.

601 McCarthy Blvd.

Milpitas, California 95035

Attn: General Counsel

Email: [redacted]

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attn: Melissa Hollatz

Email: MHollatz@wsgr.com

Either Party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

13.2         Amendments and Waivers. Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement will operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies. The failure of any of the Parties to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties of any breach hereunder will not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement will preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Notwithstanding the foregoing, no amendment or waiver shall be made to this Agreement or the Exhibits, Seller Disclosure Schedule, or Schedules to this Agreement that would adversely affect the rights of any of the Debt Financing Sources as set forth in this Section 13.2 (Amendments and Waivers), Section 13.7 (No Third Person Beneficiaries), Section 13.9 (Governing Law), Section 13.10 (Consent to Jurisdiction), Section 13.11 (Waiver of Jury Trial) and Section 13.13 (No other Recourse; Release) without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter.

13.3          Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party will bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party and any such assignment or transfer will be null and void; provided, however, that Seller may assign this Agreement, without Buyer’s consent, in connection with any sale of all or substantially all of its remaining assets, whether by way of merger, acquisition of stock or assets, operation of the law, or otherwise; provided, further, that Buyer shall be permitted, without the consent of Seller, to (a) at or after the Closing, collaterally assign its rights under this Agreement for purposes of creating a security interest and (b) assign this Agreement to its Subsidiaries or any Affiliates of STG Partners, LLC so long as Buyer remains liable hereunder; provided, further, that no such assignment shall relieve Buyer of any of its obligations under this Agreement, unless such assignment is to Magenta Buyer after the closing of its acquisition of the “Enterprise” business of McAfee Corp. Any attempt to assign this Agreement without such consent shall be void and of no effect.

13.4          Severability. In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected, it being intended that the rights and privileges of each Party will be enforceable to the fullest extent permitted by applicable Law. Any such invalidity, illegality and unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party).

13.5         Expenses. Except as otherwise provided herein, each of Seller and Buyer will pay all of its own fees, costs and expenses (including fees, costs and expenses of its Representatives) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.

13.6          Remedies.

(a)                      Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by applicable Law on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)                        Specific Performance.

(i)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, but subject to Section 13.6(b)(iii), the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by Buyer or Seller of any of their respective covenants or obligations set forth in this Agreement, Buyer or Seller, as applicable, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other Party, and to specific performance by the other Party of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties (as applicable) under this Agreement, without proof of actual harm or the inadequacy of a legal remedy and without bond or other security being required. The pursuit of specific enforcement or other equitable remedies by any Party will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such Party may be entitled at any time, subject to the limitations on remedies set forth in this Agreement.

(ii)   Notwithstanding anything herein to the contrary, the Parties hereby further acknowledge and agree that, prior to the Closing, Seller shall be entitled to specific performance to cause Buyer to draw down the full proceeds of the Equity Financing and to cause Buyer to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 3.2, on the terms and subject to the conditions in this Agreement, if and only if, (i) all conditions in Section 3.4(a) and Section 3.4(b) (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, (ii) the Debt Financing (or, if Alternative Financing is being used in accordance with Section 7.20(c) the financing to be made available pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, (iii) Buyer has failed to consummate the Closing at the time when it would be required under Section 3.2, and (iv) Seller has confirmed in writing to Buyer that if specific performance were granted and the Financing were funded, then the Closing would occur in accordance with Section 3.2.

(iii)    The Parties agree that, while Seller is entitled to seek both specific performance to effect the Closing (subject to the terms of this Section 13.6(b)) and the Termination Fee (subject to the terms of Section 11.2), (A) in no event shall Seller be entitled to receive both such grant of specific performance and the Termination Fee or any other monetary damages and (B) under no circumstances shall Buyer or any of its Affiliates have any liability to Seller or any of its Affiliates for monetary damages in excess of the Termination Fee (plus any costs and expenses of enforcement payable by Buyer pursuant to 11.2(d) and any amounts payable in accordance with Section 7.20(f), or in connection with the Confidentiality Agreement).

13.7         No Third Person Beneficiaries. Except as specifically set forth or referred to herein, including the rights of D&O Indemnified Persons pursuant to Section 7.17, nothing expressed or implied in this Agreement will be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties and their permitted successors or assigns; provided, however, that the Debt Financing Sources shall be express third party beneficiaries under Section 13.2 (Amendments and Waivers), this Section 13.7 (No Third Person Beneficiaries), Section 13.9 (Governing Law), Section 13.10 (Consent to Jurisdiction), Section 13.11 (Waiver of Jury Trial) and Section 13.13 (No other Recourse; Release).

13.8          Entire Agreement. This Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties have been expressed herein or therein. This Agreement, including the Seller Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein, supersede any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they relate in any way to the subject matter hereof or thereof.

13.9         Governing Law. This Agreement will be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such State. Notwithstanding anything herein to the contrary, the parties hereto agree that any claim, controversy or dispute of any kind or nature (whether based upon contract, tort or otherwise) asserted against a Debt Financing Source or its Affiliates, members, managers, partners, officers, directors, employees, agents or other representatives that is in any way related to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York (except as expressly specified otherwise in the Debt Commitment Letter, the commitment relating to any alternative financing being used in accordance with this Agreement or in any definitive document related to such financing to which such Debt Financing Source is a party).

13.10       Consent to Jurisdiction. Without limiting the other provisions of this Section 13.10, the Parties agree that any Action by or against any Party or with respect to or arising out of this Agreement must be brought in the state or federal courts located within New Castle County, Delaware. By execution and delivery of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process in any such Action by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable pursuant to this Agreement. Any such service of process will be effective upon delivery. Nothing herein will affect the right to serve process in any other manner permitted by applicable Law. The Parties hereby waive any right to stay or dismiss any such Action brought before such courts on the basis (a) of any claim that it is not personally subject to the jurisdiction of such courts for any reason or that it or any of its property is immune from the above-described legal process; (b) that such Action is brought in an inconvenient forum; (c) that venue for such Action is improper or that this Agreement may not be enforced in or by such courts; or (d) of any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party is entitled pursuant to any final judgment of any court having jurisdiction. The Parties agree that a judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

13.11      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.12      Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the Parties on separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of an Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to the lack of authenticity.

13.13       No Other Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the transactions contemplated by this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). Without limiting claims in respect of Fraud, no Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative or assignee of any of the foregoing and the Debt Financing Sources (collectively, the “Non-Recourse Party”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of, or by reason of this Agreement or the transactions contemplated by this Agreement or the negotiation, execution, performance, or breach of this Agreement (other than as set forth in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Debt Commitment Letter and the Guarantee, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impute or extend the Liability of a Contracting Party to any Non-Recourse Party, whether based on statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Non-Recourse Party with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Furthermore, notwithstanding anything to the contrary contained herein, Seller (i) waives any claims or rights against the Debt Financing Sources in connection with the Debt Financing or in any way relating to this Agreement, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether at law, in equity, in contract, in tort or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Debt Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Debt Financing Source by or on behalf of Seller or any of its Affiliates in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Debt Financing Source shall have any liability for any claims or damages to Seller in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby. Notwithstanding the foregoing, nothing in this Section 13.13 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Debt Financing Source’s obligations to Buyer under the Debt Commitment Letter.

13.14      Due Diligence Review. Buyer acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and (b) that (x) other than as set forth in ARTICLE IV and in the certificates delivered pursuant to Section 3.4(b), no representation or warranty has been or is being made by Seller or any other Person as to the accuracy or completeness of any of the information provided or made available to Buyer, or any of its representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, Buyer is familiar with such uncertainties, and, except as expressly set forth in ARTICLE IV, Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its agents or representatives (collectively, the “Estimates”), and Buyer has not relied on any Estimates and expressly disclaims any reliance on the Estimates.

13.15      Provision Regarding Legal Representation.

(a)                        Each Party, on behalf of its directors, members, partners, officers, employees and Affiliates, acknowledges that (i) Seller and its Subsidiaries (individually and collectively, the “Seller Group”) have retained Wilson Sonsini to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and related agreements, and the consummation of the Transactions contemplated by this Agreement, (ii) Wilson Sonsini has not acted as counsel for any other Person in connection with the transactions contemplated by this Agreement, and (iii) no Person other than the Seller Group has the status of a Wilson Sonsini client for conflict of interest or any other purpose as a result thereof. Buyer, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, (1) waives and will not assert, and will cause each of its Subsidiaries to waive and not assert, any conflict of interest relating to Wilson Sonsini’s representation after the Closing of any member of the Seller Group in any matter involving the Transactions contemplated by this Agreement (including any litigation, arbitration, mediation, or other proceeding), and (2) consents to, and will cause each of its Subsidiaries to consent to, any such representation, even though in each case (x) the interests of such member of the Seller Group may be directly adverse to Buyer or (y) Wilson Sonsini has represented Seller in a substantially related matter.

(b)                       Buyer agrees that, after the Closing, neither Buyer nor any of its Subsidiaries will have any right to access or control any of Wilson Sonsini’s records relating to or affecting the transactions contemplated by this Agreement that are covered by attorney-client privilege, attorney work-product protection or expectation of client confidence, which will be the property of (and be controlled by) Seller. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after the Closing, the Transferred Subsidiary) not to, permit any Attorney-Client Communication remaining in the records of the Transferred Subsidiary after the Closing to be used against Seller and its Affiliates in any Action, except in the event that any such document, communication or information is used against Buyer by Seller or its Affiliates in any Action.

(c)                       Buyer agrees, on its own behalf and on behalf of its Subsidiaries (including, after the Closing, the Transferred Subsidiary), that from and after the Closing (a) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller Group and will not pass to or be claimed by Buyer or the Transferred Subsidiary, and (b) Seller will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after the Closing, the Transferred Subsidiary) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not a member of the Seller Group; or (y) without Seller’s prior written consent, take any action which could be reasonably expected to cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not a member of the Seller Group. Furthermore, Buyer agrees, on its own behalf and on behalf of each of its Subsidiaries (including, after the Closing, the Transferred Subsidiary), that in the event of a dispute between any member of the Seller Group on the one hand and the Transferred Subsidiary on the other arising out of or relating to any matter in which Wilson Sonsini jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to such member of the Seller Group any information or documents developed or shared during the course of Wilson Sonsini’s joint representation prior to the Closing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date written above.

POLARIS BUYER LLC

By:	/s/ William Chisolm
Name: William Chisolm
Title: President

FIREEYE, INC.

By:	/s/ Alexa King
Name: Alexa King
Title: EVP, Corporate & Legal Affairs & General Counsel